SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement ☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

SPACELABS MEDICAL, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

      ☒ Fee paid previously with preliminary materials.

      ☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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THE COMPANIES
Spacelabs Medical, Inc.
Instrumentarium Corporation
Boxer Acquisition Corp.
THE SPECIAL MEETING
The Proposal
Record Date and Voting
Required Vote
Proxies; Revocation
Adjournments
THE MERGER
Background of the Merger
Spacelabs’ Reasons for the Merger; Recommendation of the Spacelabs Board of Directors
Opinion of Spacelabs’ Financial Advisor
Material United States Federal Income Tax Consequences
Governmental and Regulatory Approvals
Interests of Certain Persons in the Merger
General
Interests in Common Stock, Stock Options and Restricted Stock
Change of Control Agreements
Merger Financing; Source and Amount of Funds
Appraisal Rights
THE MERGER AGREEMENT
Structure and Effective Time
Merger Consideration
Payment Procedures
Treatment of Spacelabs Stock Options
Directors and Officers
Representations and Warranties
Covenants; Conduct of the Business of Spacelabs Prior to the Merger
No Solicitation
Employee Benefits
Agreement to Cooperate
Indemnification and Insurance
The Spacelabs Board Recommendation
Conditions to the Merger
Important Definitions
Termination
Termination Fee
Expenses
The Rights Agreement
Stock Ownership of Management and Certain Stockholders of Spacelabs
Market Price of Spacelabs Common Stock and Dividend Information
CERTAIN LEGAL PROCEEDINGS
FUTURE STOCKHOLDER PROPOSALS
FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
Appendix A Agreement and Plan of Reorganization, dated as of March 22, 2002, and Agreement and Plan of Merger, dated as of March 22, 2002
Appendix B Opinion of Gerard Klauer Mattison & Co., Inc.
Appendix C Section 262 of the Delaware General Corporation Law

June 11, 2002

To Our Stockholders:

      You are cordially invited to attend a special meeting of Spacelabs Medical, Inc. stockholders to be held at 1:00 p.m. on July 3, 2002, at 1201 3rd Avenue, Suite 4800, Seattle, Washington, 98101-3099.

      At the special meeting you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of March 22, 2002, which is related to the Agreement and Plan of Reorganization, dated as of March 22, 2002, each by and among Spacelabs, Instrumentarium Corporation and its indirect, wholly owned subsidiary, Boxer Acquisition Corp. If the merger contemplated by the merger agreement is completed, Spacelabs will become a subsidiary of Instrumentarium, and you will no longer be a stockholder of Spacelabs. Each of your shares of Spacelabs common stock will be converted into the right to receive $14.25 in cash. The merger consideration of $14.25 represents a 29% premium over $11.05, the closing price of our stock one month prior to the public announcement of our retention of Gerard Klauer Mattison & Co., Inc. to assist us in pursuing strategic alternatives, a 21% premium over $11.80, the one-year average closing price of our stock prior to the signing of the merger agreement, a 4% discount to $14.86, the average closing sale price of our common stock for the one month period (February 21, 2002 to March 21, 2002) prior to the announcement of the merger, and an 8% discount to $15.45, the closing price of our common stock the day before the announcement of the merger.

      It is possible that the merger price will be reduced if the cost of cashing out certain stock options exceeds an agreed amount. The board of directors believes that the likelihood of any such reduction is extremely remote because such reduction would only take place if the average of the high and low trading prices of Spacelabs’ common stock on a single day between the date of this proxy statement and the date of the stockholders’ meeting exceeds $16.87 (i.e., in excess of 18% over the merger consideration). In the unlikely event that Spacelabs’ common stock trades at levels that would trigger a reduction in the merger price, Spacelabs has determined to afford the stockholders the opportunity to reconsider their vote on the transaction.

      Based on the number of shares of common stock and the number of options to purchase common stock outstanding as of May 30, 2002, the aggregate cash consideration to be paid by Instrumentarium in the merger is approximately $140 million.

      The receipt of cash in exchange for your shares of common stock in the merger will constitute a taxable transaction for United States federal income tax purposes. Please read this proxy statement carefully regarding the United States federal income tax consequences of the merger.

      This proxy statement gives you detailed information about the special meeting, the merger agreement and the merger and includes the merger agreement as Appendix A. We encourage you to read the proxy statement and the merger agreement carefully. In particular, please note that, if the merger agreement is terminated under specified circumstances, Spacelabs may be required to pay Instrumentarium a termination fee of $5.6 million.

      Our board of directors carefully considered and evaluated the merger. In connection with its evaluation of the merger, the board engaged Gerard Klauer Mattison to act as its financial advisor. Gerard Klauer Mattison has rendered its opinion stating that, as of the date of the opinion and based upon and subject to the assumptions, limitations and qualifications set forth in the opinion, the merger consideration of $14.25 in cash per share of common stock is fair from a financial point of view to our stockholders. The written opinion of Gerard Klauer Mattison is attached as Appendix B to this proxy statement, and you should read it carefully.

      Your board of directors unanimously has determined that the merger is in the best interests of Spacelabs and its stockholders. Accordingly, your board unanimously has approved the merger agreement and the merger, declared them advisable, and recommends that you vote FOR the approval of the merger agreement and the merger at the special meeting.

      The accompanying notice of special meeting and proxy statement explain the proposed merger and provide specific information concerning the special meeting. We encourage you to read these materials carefully.

      We cannot complete the merger unless holders of a majority of all of the outstanding shares of Spacelabs common stock vote to approve and adopt the merger agreement and the merger.

      Whether or not you plan to be present at the special meeting, please sign and return your proxy as soon as possible in the enclosed prepaid self-addressed envelope so that your vote will be recorded. You can also vote your shares of Spacelabs common stock through the Internet or by telephone by following the instructions on the enclosed proxy card. Please do not send your stock certificates at this time.

Sincerely,

Phillip M. Nudelman, Ph.D.
Chairman of the Board

      This proxy statement is dated June 11, 2002, and is first being mailed to stockholders on June 13, 2002.

IMPORTANT

A proxy statement and proxy card are enclosed. All stockholders are urged to follow the instructions attached to the proxy card and vote via Internet or telephone, or complete, sign, date and mail the proxy card promptly. The enclosed envelope for return of the proxy card requires no postage. Any stockholder attending the meeting may personally vote on all matters that are considered, in which event the signed proxy will be revoked.

IT IS IMPORTANT THAT YOUR STOCK BE VOTED.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 3, 2002

Date:      July 3, 2002

Time:      1:00 P.M.

Place:     1201 3rd Avenue, Suite 4800, Seattle, Washington, 98101-3099

To the stockholders of Spacelabs Medical, Inc.:

      We are pleased to notify you of and invite you to a special meeting of stockholders. At the meeting, you will be asked:

•	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of March 22, 2002, by and among Spacelabs, Instrumentarium Corporation, a Finnish corporation, and Boxer Acquisition Corp., a Delaware corporation and an indirect, wholly owned subsidiary of Instrumentarium, pursuant to which Boxer will be merged with and into Spacelabs, and each share of Spacelabs common stock, par value $.01, outstanding immediately prior to the merger (other than shares held by Spacelabs, Instrumentarium or their respective subsidiaries, which will be cancelled) will be converted into the right to receive $14.25 in cash (subject to adjustment as set forth in the merger agreement); and

•	To consider any other matters that are properly brought before the special meeting or any adjournments or postponements of the special meeting.

      Only the stockholders of record at the close of business on May 30, 2002 may vote at the special meeting.

      We urge you to read the accompanying proxy statement carefully as it sets forth details of the proposed merger and other important information related to the merger.

      Under Delaware law, holders of our common stock who do not vote in favor of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on the merger agreement and they comply with the other Delaware law procedures explained in the accompanying proxy statement. A copy of Section 262 of the Delaware General Corporation Law is attached as Appendix C to the proxy statement.

      Your vote is very important. Whether or not you plan to attend the special meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid self-addressed envelope. You may also submit a proxy by telephone or Internet by following the instructions on the enclosed proxy card. If you attend the special meeting, you may revoke your proxy and vote in person if you wish to do so.

By Order of the Board of Directors,

Clay F. West
Assistant Secretary

Dated: June 11, 2002

Redmond, Washington

      IMPORTANT: TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE VOTE IN ONE OF THESE WAYS:

•	USE THE TOLL-FREE NUMBER shown on your proxy card;

•	VISIT THE WEB SITE noted on your proxy card to vote via the Internet;

•	MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the prepaid self-addressed envelope; OR

•	VOTE IN PERSON by appearing at the special meeting and submitting a ballot at the meeting.

SPACELABS MEDICAL, INC.

15220 N.E. 40th Street
Redmond, Washington 98073

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 3, 2002

SUMMARY TERM SHEET FOR THE MERGER

      This summary term sheet highlights selected information from this proxy statement regarding the merger and the merger agreement and may not contain all of the information that is important to you as a Spacelabs stockholder. Accordingly, we encourage you to carefully read this entire document and the documents to which we have referred you.

The Proposed Transaction

      The Proposal (Page 10). You are being asked to consider and vote upon a proposal to adopt the agreement and plan of merger, which is related to the agreement and plan of reorganization, or, collectively, the “merger agreement,” that provides for Spacelabs to be acquired by Instrumentarium. In the merger, Boxer Acquisition Corp., an indirect, wholly owned subsidiary of Instrumentarium, will merge with and into Spacelabs with Spacelabs continuing as the surviving corporation. As a result of the merger, Spacelabs will cease to be an independent publicly traded company and will become a wholly owned subsidiary of Instrumentarium.

      What You Will Receive (Page 31). Upon completion of the merger, you will be entitled to receive $14.25 in cash, without interest, for each of your shares of Spacelabs common stock, unless you properly dissent from the merger. The merger consideration of $14.25 represents a 29% premium over $11.05, the closing price of our stock one month prior to the public announcement of our retention of Gerard Klauer Mattison & Co., Inc. to assist us in pursuing strategic alternatives, a 21% premium over $11.80, the one-year average closing price of our stock prior to the signing of the merger agreement, a 4% discount to $14.86, the average closing sale price of our common stock for the one month period (February 21, 2002 to March 21, 2002) prior to the announcement of the merger, and an 8% discount to $15.45, the closing price of our common stock the day before the announcement of the merger. If the merger occurs, you will no longer be a stockholder of Spacelabs.

      It is possible that the merger price will be reduced if the cost of cashing out certain stock options exceeds an agreed amount. The board of directors believes that the likelihood of any such reduction is extremely remote because such reduction would only take place if the average of the high and low trading prices of Spacelabs’ common stock on a single day between the date of this proxy statement and the date of the stockholders’ meeting exceeds $16.87 (i.e., in excess of 18% over the merger consideration). In the unlikely event that Spacelabs’ common stock trades at levels that would trigger a reduction in the merger price, Spacelabs has determined to afford the stockholders the opportunity to reconsider their vote on the transaction.

The Parties

      Spacelabs (Page 10). Spacelabs Medical, Inc. is a leading provider of integrated healthcare information systems and instrumentation with a strategic focus on wireless, telemedicine and Internet solutions for healthcare. The company’s products are in use in approximately 90 countries throughout the world. Spacelabs provides a full range of patient monitoring products and information systems for use in all areas of the hospital. The company’s cardiology products, including electrocardiograms, ambulatory blood pressure and Holter monitors, are widely used in physician offices and hospitals. Spacelabs’ total sales in 2001 were $242 million.

      Instrumentarium (Page 10). Instrumentarium Corporation, headquartered in Helsinki, Finland, is a leading international medical technology company, operating in Anesthesia and Critical Care (Datex-Ohmeda and Deio), Medical Equipment and Optical Retail. In 2001 Instrumentarium had sales of EUR 1025 million ($920 million) and employed approximately 5,300 people worldwide. As of March 21, 2002, Instrumentarium had a market capitalization of more than EUR 1.4 billion, or in excess of $1.2 billion. Instrumentarium is listed on the Helsinki Exchanges (INS1V.HE) with ADRs listed on the Nasdaq (INMRY).

      Boxer (Page 10). Boxer Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Instrumentarium, was incorporated by Instrumentarium solely for the purpose of merging into Spacelabs.

Mailing of Proxy Statement

      This Proxy Statement is being first sent to you on June 13, 2002.

Spacelabs’ Recommendation to Stockholders (Page 16)

      After careful consideration, the Spacelabs board of directors unanimously:

•	determined that the merger agreement and the merger are fair to, and in the best interests of, the Spacelabs stockholders; and

•	declared the merger agreement to be advisable.

      Our board of directors, by unanimous vote, approved the merger and the merger agreement and recommends that you vote “FOR” the proposal to adopt the merger agreement at the special meeting.

      In the course of determining that the merger and the merger agreement are in the best interests of the Spacelabs stockholders, the board of directors consulted with management, as well as its financial and legal advisors, and considered a number of factors in making its determination. To review our reasons for the merger in greater detail, please see pages 16 through 18.

Opinion of Gerard Klauer Mattison & Co., Inc. (Page 18 and Appendix B)

      In connection with the merger, our board of directors considered the opinion of Spacelabs’ financial advisor, Gerard Klauer Mattison & Co., Inc. Gerard Klauer Mattison delivered its written opinion to the board on March 21, 2002. The opinion stated that, as of March 21, 2002, the $14.25 per share in cash to be received by the holders of our common stock in the merger is fair from a financial point of view to those holders. The full text of this opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Gerard Klauer Mattison in connection with its opinion, is attached as Appendix B to this proxy statement.

      Gerard Klauer Mattison provided its advisory services and its opinion for the information and assistance of the Spacelabs board in connection with the board’s consideration of the merger. Gerard Klauer Mattison’s opinion is not a recommendation as to how any Spacelabs stockholder should vote at the special meeting. The opinion is attached as Appendix B to this proxy statement, and you are urged to read the opinion in its entirety.

      Gerard Klauer Mattison will be paid a fee of approximately $1.4 million upon completion of the merger.

The Special Meeting

      Date, Time And Place (Page 10). The special meeting will be held at 1:00 p.m. on July 3, 2002, at 1201 3rd Avenue, Suite 4800, Seattle, Washington, 98101-3099. At the special meeting, you will be asked to vote on the adoption of the merger agreement. A copy of the merger agreement is attached as Appendix A to this proxy statement.

      Required Vote (Page 11). Approval and adoption of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Spacelabs common stock.

      Who May Vote (Page 10). You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Spacelabs common stock at the close of business on May 30, 2002, the record date for the special meeting. On the record date, there were 9,773,868 shares of Spacelabs common stock outstanding and entitled to be voted at the special meeting.

      Procedure For Voting (Page 11). You may vote in any of four ways:

1. by completing and returning the enclosed proxy card by mail;

2. by appointing a proxy through the Internet to vote your shares, as outlined on the enclosed proxy card;

3. by appointing a proxy by telephone to vote your shares, as outlined on the enclosed proxy card; or

4. by appearing and voting in person by ballot at the special meeting.

      You may revoke your proxy at any time before it is voted at the special meeting by:

1. filing with the Secretary of Spacelabs a written, later-dated notice of revocation;

2. submitting a later-dated proxy relating to the same shares to the Secretary of Spacelabs by mail, telephone or Internet; or

3. attending the special meeting and voting in person by ballot.

The Merger

      The Structure (Page 30). Upon the terms and conditions of the merger agreement, Boxer Acquisition Corp., an indirect, wholly owned subsidiary of Instrumentarium, will merge with and into Spacelabs, with Spacelabs as the surviving corporation. Spacelabs will become a wholly owned subsidiary of Instrumentarium. You will have no equity interest in Spacelabs or Instrumentarium after the merger. Each of your shares of Spacelabs common stock will be cancelled and converted automatically into the right to receive $14.25 in cash (subject to possible adjustment as set forth in the merger agreement).

      Material United States Federal Income Tax Consequences (Page 24). The merger will be a taxable transaction to you for United States federal income tax purposes, and you will generally recognize gain or loss in the merger in an amount determined by the difference between the amount of cash you receive and your tax basis in the shares of Spacelabs common stock. Because determining the tax consequences of the merger can be complicated, you should consult your own tax advisor in order to understand fully how the merger will affect you.

      Regulatory Matters (Page 25). Under United States federal antitrust law, the merger may not be completed until we and Instrumentarium have made filings with the United States Federal Trade Commission and the United States Department of Justice, and the applicable waiting periods have expired or been terminated. We and Instrumentarium filed the requisite notification reports with the Federal Trade Commission and the Department of Justice on April 5, 2002. The applicable waiting period expired on May 6, 2002.

      The merger has also been notified to antitrust authorities in Brazil and Germany. The merger was notified to the Brazilian antitrust authorities on April 12, 2002. Under the provisions of Brazilian law, review of the merger does not include a bar on closing, so that the merger may be completed even before a decision has been rendered. However, conditions could be imposed on the merger by the Brazilian antitrust authorities when they render their decision on the compatibility of the merger with Brazilian antitrust law. Under German competition law, reportable transactions are prohibited from being brought into effect before the Federal Cartel Office (“FCO”) has delivered its clearance to the transaction. The initial investigation period for the FCO to assess a concentration is one month from receipt of a complete notification. If the FCO finds competition concerns, it may open a Phase II investigation and give notice to the parties within the initial one month period. In this case, the FCO must reach its final decision within a time period of four months from receipt of the complete notification. The notification was filed with the FCO on April 19, 2002 and clearance was received on May 21, 2002.

      We expect to receive all necessary regulatory approvals, and close the transaction, early in the third quarter of 2002. However, we cannot offer assurances that the merger will receive the necessary regulatory approvals or as to the timing for the grant or denial of these approvals.

      Appraisal Rights (Page 29 And Appendix C). Stockholders who do not wish to accept the $14.25 per share cash consideration payable pursuant to the merger may seek, under Delaware law, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more or less than or the same as the merger consideration of $14.25 in cash per share. This “right of appraisal” is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, among other things:

•	you must not vote in favor of, or consent in writing to, the merger;

•	you must make a written demand for appraisal in compliance with Delaware law BEFORE the vote on the merger agreement; and

•	you must hold your shares of record continuously from the time of making a written demand for appraisal until the effective time of the merger.

      Merely voting against the merger agreement will not preserve your right of appraisal under Delaware law. Also, because a submitted proxy not marked “against” or “abstain” will be voted for the adoption of the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. If you hold shares in the name of a broker or other nominee, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fail to follow all of the steps required by the statute, you will lose your right of appraisal.

      Appendix C to this proxy statement contains the Delaware statute relating to your right of appraisal.

      Merger Financing (Page 29). The merger is not conditioned upon Instrumentarium obtaining financing. Instrumentarium expects to fund the transaction with current cash balances and existing credit facilities.

The Merger Agreement (Page 30 and Appendix A)

      Closing Of The Merger (Page 35). Before we can complete the merger, a number of conditions must be satisfied or waived by the applicable party. The most important of these include:

•	approval and adoption of the merger agreement and the merger by holders of a majority of the outstanding shares of Spacelabs common stock;

•	the parties have received all regulatory approvals (required or mutually deemed necessary), all notice and waiting periods required have passed (including the expiration or early termination of applicable waiting periods under United States federal antitrust laws) and all conditions contained in any such approvals required to be satisfied prior to the completion of the merger have been satisfied;

•	absence of any legal prohibitions or restraints against the merger;

•	each party’s material compliance with its obligations under the merger agreement; and

•	accuracy, as qualified by materiality, of each party’s representations and warranties under the merger agreement.

      We expect to complete the merger as promptly as practicable after all of the conditions to the merger have been satisfied or waived.

      Termination Of The Merger Agreement (Page 36). The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger (notwithstanding any approval of the merger agreement by the Spacelabs stockholders) by:

•	the mutual written consent of Spacelabs, Instrumentarium and Boxer;

•	either party, if there has been a breach (which has not been cured within the time period allowed) by the other party of any representation, warranty, covenant, or agreement contained in the merger agreement, or if any representation or warranty shall become untrue, where such breach, if it had occurred before the effective date, but after execution of the merger agreement, would constitute a valid condition allowing the terminating party to refuse to close;

•	either party, if any governmental entity issues an order, decree or ruling, restraining, or otherwise preventing or prohibiting the merger;

•	either party, if the merger agreement fails to be adopted and approved by the requisite stockholder vote or if the special meeting held to vote on the merger is adjourned until a date later than August 31, 2002;

•	either party, if the closing date does not occur by the close of business on August 31, 2002, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the agreement to perform or observe its covenants and agreements in the merger agreement;

•	Spacelabs, in order to enter into an agreement for a competing takeover proposal which our board of directors deems to be superior to the Instrumentarium proposal if, after receiving notice of such proposal, Instrumentarium fails to match the terms of such proposal; and

•	Instrumentarium, if our board of directors has withdrawn its approval or recommendation to our stockholders of the merger or the merger agreement or fails to reaffirm such recommendation if required to do so under the terms of the merger agreement or if we violate our covenant in the merger agreement not to engage in discussions with other parties concerning takeover proposals.

      Expenses And Termination Fee If Merger Is Not Completed (Page 37).

      Whether or not the merger is consummated, the expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring those expenses. However, in the event of the termination of the merger agreement, Spacelabs will be required to pay certain additional fees and reimburse expenses of Instrumentarium under the circumstances outlined below:

•	If Instrumentarium or Spacelabs terminates the merger agreement because the Spacelabs stockholders do not approve the merger agreement, or if the special meeting held to vote on the merger is adjourned until a date after August 31, 2002, in each case irrespective of the presence of a competing takeover proposal, Spacelabs will reimburse Instrumentarium’s expenses.

•	If Instrumentarium or Spacelabs terminates the merger agreement because Spacelabs stockholders do not approve the merger agreement and (a) prior to the failure of approval of the stockholders, a competing takeover proposal has been publicly announced relating to Spacelabs, and (b) Spacelabs either consummates a transaction with such competing bidder within twelve months of the date of termination or enters into an agreement with respect to such competing bidder within such twelve month period (which transaction is eventually consummated within eighteen months from the termination date), then Spacelabs will pay Instrumentarium a termination fee of $5,600,000.

•	Spacelabs will pay Instrumentarium the termination fee of $5,600,000 and will reimburse Instrumentarium’s expenses, if Instrumentarium terminates the merger agreement for one of the reasons listed below:

•	Spacelabs’ board of directors withdraws, modifies or changes its recommendation of the merger or resolves to do so;

•	the board of directors recommends a competing takeover proposal or resolves to do so or enters into a letter of intent to accept any competing takeover proposal;

•	Spacelabs does not include the board of directors’ recommendation in favor of the merger in the proxy statement;

•	the board of directors does not reaffirm its recommendation for the merger agreement within five days of a request made by Instrumentarium;

•	our stockholders’ meeting is not called by June 30, 2002;

•	Spacelabs has intentionally breached its “no-shop” obligation; or

•	a tender or exchange offer for 25% or more of Spacelabs’ outstanding capital stock is commenced and the board of directors fails to recommend against the acceptance of such tender offer.

      The amount of the termination fee was fixed at $5,600,000 after an arms’-length negotiation between Spacelabs, Instrumentarium and their respective legal counsel and financial advisors. Based on advice of our legal counsel and our financial advisor, the board of directors concluded that a termination fee of this amount was within the range that would be customarily expected for a transaction of this nature and value. In addition, the board of directors concluded that agreeing to a termination fee in this amount was necessary to induce Instrumentarium to agree to the merger, but that in this case a termination fee was relatively unlikely to have the effect of preventing stockholders from receiving the benefits of a higher offer from another third party because of the extensive process that had been undertaken to search for prospective purchasers.

Certain Legal Proceedings

      A purported class action lawsuit was filed on March 29, 2002 in the Superior Court of the State of Washington, King County, against Spacelabs, Spacelabs’ chief executive officer and its directors. The complaint alleges, among other things, that the merger, as announced on March 22, 2002, is unfair to Spacelabs’ stockholders, that the consideration to be paid in the merger is grossly inadequate and unfair to Spacelabs’ stockholders and that the directors of Spacelabs breached their fiduciary duties owed to Spacelabs’ stockholders. The lawsuit seeks, among other things: an injunction enjoining the merger; in the event that the merger is consummated, rescission of the merger; and an imposition of a constructive trust in favor of the plaintiff, upon any benefits received by the defendants as a result of their conduct. The plaintiff also seeks costs and disbursements of the action, including reasonable attorneys’ fees and expenses. Spacelabs filed its answer on April 29, 2002. Spacelabs believes that the allegations contained in the complaint are without merit and intends to continue to defend them vigorously.

      At this time neither Spacelabs nor (in Spacelabs’ view) Instrumentarium has the right to terminate the merger agreement based on the pending stockholders’ litigation. However, it is not possible to state definitively whether the pending stockholder suit would permit either party to terminate the merger agreement at a later time. Prosecution of the stockholder litigation is proceeding. Based on the relief that has been requested, it is possible that, if the plaintiffs were successful in obtaining certain judicial rulings, one or both parties would be entitled to terminate the merger agreement. Spacelabs believes that the probability of such an outcome to the litigation is remote.

Interests of Certain Persons in the Merger (Page 26)

      When our board of directors considered the merger and the merger agreement, the board was aware that certain of our officers and directors have interests and arrangements that may be different from, or in addition to, your interests as Spacelabs stockholders. These interests and arrangements include:

•	Under the terms of the 1992 and 1993 stock option plans, for a 90-day period following a change of control, each holder of an outstanding option to purchase our common stock is entitled to surrender his stock option to Spacelabs and receive from Spacelabs for each share of common stock to which such option holder would otherwise be entitled an amount of cash equal to the difference between (a) the greater of (i) $14.25 and (ii) the average of the high and low sale prices of our common stock as reported on Nasdaq on any day during the 90-day period ending on the date of the change of control (or, in the case of the 1992 stock option plan, the date that the holder surrenders his stock option after the closing) and (b) the exercise price of such stock option. Approval by our stockholders of the merger will constitute a change of control under the 1992 and 1993 stock option plans. As of June 10, 2002, the highest average of the high and low sale prices of our common stock as reported on Nasdaq to date on any day during the 90-day period immediately prior to the date of the stockholders’ meeting, is $14.34. Options under the 1992 and 1993 plans are held by, among others, our senior executives and Mr. Lombardi, who is a director. None of the other members of the board of directors hold these types of options.

•	As of June 10, 2002, based upon a price of $14.34 (the highest average of the high and low sales price for Spacelabs common stock as reported on Nasdaq to date during the 90-day period immediately prior to the date of the stockholders’ meeting), the amount required to be paid to holders of options granted under the 1992 and 1993 stock option plans (assuming they all then surrendered their in-the-money options under the 1992 and 1993 option plans) would have been $169,865.

•	Further, under the terms of the merger agreement, each holder of an in-the-money option (options with an exercise price of less than $14.25 per share), including those granted under the 1992 and 1993 stock option plans, may choose, in lieu of surrendering his options as described above, to exchange each such in-the-money option for payment of an amount equal to the difference between $14.25 and the exercise price of such option, if such holder consents to the cancellation of all of their in-the-money and out-of-the-money options.

•	Stock options granted to non-employee members of the board of directors pursuant to the Stock Option and Deferral Plan for Non-Employee Directors were fully exercisable on the date on which they were granted and these stock options do not have the repurchase features of the 1992 and 1993 stock option plans described above. Options granted to directors under the non-employee director plan that have an exercise price of less than $14.25 will be exchanged for payment of an amount equal to the difference between $14.25 and the exercise price for such option, if such directors consent to the cancellation of all of their in-the-money and out-of-the-money options.

•	One of our executive officers, James A. Richman, has a change of control agreement under which he may become entitled to specific benefits in the event of termination of his employment under certain circumstances following the change of control. Approval by our stockholders of the merger will constitute a change of control for purposes of such change of control agreement.

•	Our former Chief Executive Officer, Carl A. Lombardi, who is also a director, had a change of control agreement under which he may have become entitled to specific benefits in the event of termination of his employment under certain circumstances following the change of control. Approval by our stockholders of the merger would have constituted a change of control for purposes of such change of control agreement.

•	Under the merger agreement, Spacelabs will indemnify directors and officers of Spacelabs and its subsidiaries after the merger. Instrumentarium will also maintain in effect policies of directors’ and officers’ liability insurance. See “The Merger Agreement — Indemnification and Insurance.”

Contact Information

      If you have any questions regarding the merger or any other matters discussed in this proxy statement, please contact:

Clay F. West, Esq.
Assistant Secretary
Spacelabs Medical, Inc.
15220 N.E. 40th Street
Redmond, Washington 98073
(425) 882-3700 (Telephone)

THE COMPANIES

Spacelabs Medical, Inc.

      Spacelabs Medical is a leading provider of integrated healthcare information systems and instrumentation with a strategic focus on wireless, telemedicine and Internet solutions for healthcare. The company’s products are in use in approximately 90 countries throughout the world. Spacelabs provides a full range of patient monitoring products and information systems for use in all areas of the hospital. The company’s cardiology products, including electrocardiograms, ambulatory blood pressure and Holter monitors, are widely used in physician offices and hospitals. Spacelabs’ total sales in 2001 were $242 million.

Instrumentarium Corporation

      Instrumentarium Corporation is a leading international medical technology company, operating in Anesthesia and Critical Care (Datex-Ohmeda and Deio), Medical Equipment and Optical Retail. In 2001 Instrumentarium had sales of EUR 1025 million ($920 million) and employed approximately 5,300 people worldwide. As of March 21, 2002, Instrumentarium had a market capitalization of more than EUR 1.4 billion, or in excess of $1.2 billion. Instrumentarium is listed on the Helsinki Exchanges (INS1V.HE) with American Depository Receipts listed on the Nasdaq (INMRY). The mailing address of Instrumentarium’s principal executive office is Kuortaneenkatu 2, Helsinki, P.O. Box 100, FIN-00031 INSTRUMENTARIUM.

Boxer Acquisition Corp.

      Boxer Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Instrumentarium, was incorporated by Instrumentarium solely for the purpose of merging into Spacelabs. The mailing address of Boxer’s principal executive offices is c/o Instrumentarium, Kuortaneenkatu 2, Helsinki, P.O. Box 100, FIN-00031 INSTRUMENTARIUM.

THE SPECIAL MEETING

The Proposal

      This proxy statement is being furnished to Spacelabs stockholders in connection with the solicitation of proxies by the Spacelabs board of directors for use at a special meeting to be held on July 3, 2002, at 1:00 p.m., Pacific time, at 1201 3rd Avenue, Suite 4800, Seattle, Washington, 98101-3099. The purpose of the special meeting is for you to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of March 22, 2002, which is related to the Agreement and Plan of Reorganization, dated as of March 22, 2002 (collectively, the “merger agreement”), each by and among Spacelabs, Instrumentarium and Boxer, which provides for the merger of Boxer with and into Spacelabs. Copies of these agreements are attached as Appendix A to this proxy statement. This proxy statement and the enclosed form of proxy are first being mailed to Spacelabs stockholders on or about June 13, 2002.

Record Date and Voting

      The holders of record of Spacelabs common stock as of the close of business on the record date, which was May 30, 2002, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 9,773,868 shares of Spacelabs common stock outstanding.

      The holders of a majority of the shares of Spacelabs common stock which were outstanding on May 30, 2002, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of Spacelabs common stock held in treasury by Spacelabs or by any of its subsidiaries are not considered to be outstanding for purposes of determining a quorum. In addition, under applicable NASDAQ rules, brokers, who hold shares of Spacelabs common stock in street name for customers, who are the beneficial owners of such shares, are prohibited from giving a proxy to vote shares held for such customers in favor of the approval of the merger without specific instructions to that effect from such customers. Accordingly, the failure of such customers to provide instructions with respect to their shares of Spacelabs common stock to their broker will have the effect of the shares not being voted and will not be counted as a vote for or against the merger, although because the required vote is based on the number of shares of Spacelabs common stock outstanding rather than the number of votes cast, an uncounted broker non-vote has the same effect as a vote against the merger. Such “broker non-votes,” if any, will be counted as present for determining the presence or absence of a quorum for the transaction of business. In accordance with Delaware law, abstentions and properly executed broker non-votes will be counted as shares present and entitled to vote for the purposes of determining a quorum.

Required Vote

      Each share of Spacelabs common stock which is outstanding on the record date entitles the holder to one vote at the special meeting. Completion of the merger requires the adoption and approval of the merger agreement and the merger by the affirmative vote of the holders of a majority of the outstanding shares of Spacelabs common stock. Because the vote is based on the number of shares of Spacelabs common stock outstanding rather than on the number of votes cast, failure to vote your shares is effectively a vote against the merger. In addition, although treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists, abstentions and properly executed broker non-votes will have the same effect as votes against approval and adoption of the merger proposal. You may vote your shares of Spacelabs common stock in any of four ways:

1. by completing and returning the enclosed proxy card by mail;

2. by appointing a proxy through the Internet to vote your shares, as outlined on the enclosed proxy card;

3. by appointing a proxy by telephone to vote your shares, as outlined on the enclosed proxy card; or

4. by appearing and voting in person by ballot at the special meeting.

Proxies; Revocation

      If you vote your shares of Spacelabs common stock by signing a proxy, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares of Spacelabs common stock will be voted FOR the approval and adoption of the merger agreement and the merger. If you vote your shares of Spacelabs common stock through the Internet or by telephone, your shares will be voted at the special meeting as instructed.

      You may revoke your proxy at any time before the proxy is voted at the special meeting. A proxy may be revoked prior to the vote at the special meeting in any of three ways:

1. by submitting a written revocation dated after the date of the proxy that is being revoked to the Secretary of Spacelabs at 15220 N.E. 40th Street, Redmond, Washington 98073;

2. by submitting a later-dated proxy relating to the same shares to the Secretary of Spacelabs by mail, telephone or Internet; or

3. by attending the special meeting and voting in person by ballot.

      Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy. If you do not hold your shares of Spacelabs common stock in your own name, you may revoke or change a previously given proxy by following the instructions provided by the bank, broker or other party, that is the registered owner of the shares.

      Under the terms of the merger agreement, Spacelabs will pay the costs associated with printing and filing this proxy statement. Spacelabs will also pay the costs of soliciting proxies for the special meeting. Our officers, directors and employees may solicit proxies by telephone, mail, the Internet or in person. However, they will not receive additional compensation for soliciting proxies. We will also request that individuals and entities holding shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services. We have retained Georgeson Shareholder Communications, Inc. to assist us in the solicitation of proxies using the means referred to above, and will pay fees of up to $12,500, plus reimbursement of out-of-pocket expenses.

Adjournments

      The board of directors of Spacelabs is not aware of any business to be acted upon at the special meeting other than the merger. If other matters are duly brought before the special meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act on these matters according to their best judgment. The persons named as proxies by a stockholder may propose and vote for one or more adjournments or postponements of the special meeting to permit additional solicitation of proxies in favor of the merger, but no proxy voted against the merger will be voted in favor of any such adjournment or postponement.

THE MERGER

Background of the Merger

      Spacelabs Medical was founded in 1958 to collaborate with NASA in developing technology to monitor the vital signs of astronauts in space. By the mid-1960s, Spacelabs was developing vital signs monitoring systems for use in hospitals, and in 1968, it introduced its first system for monitoring patients in intensive care units. In June 1992, Spacelabs was spun-off by Westmark International and became a separate, publicly traded company.

      Since its spin-off in 1992, Spacelabs has continually sought to maximize stockholder value, through achieving growth of the company by offering superior products to its customers. During the 1990s, Spacelabs pursued a two-part strategy for growth:

•	The first strategy was to capitalize on its large installed base of customers as a target market for a broad and expanding line of integrated information solutions. Through significant investment in the system architecture of its product lines, Spacelabs attempted to position itself to capitalize on the convergence of technologies that is occurring in the healthcare industry. Spacelabs’ goal has been to provide information solutions, based on the integration of clinical information systems and medical instrumentation technologies, that allow clinical information to be collected at any point of care, from home to hospital, and to be accessible anywhere it is needed.

•	The second strategy was to expand into related markets to provide new incremental revenue sources and strengthen Spacelabs’ position in its current markets. For example, in an attempt to broaden our product lines through the acquisitions of other companies, on August 21, 1997, we acquired Burdick, Inc., in an effort to compete in the cardiology services market.

      However, despite the many successes that Spacelabs has had since 1992, we continue to face an increasing need for capital and our ability to execute our business plan and grow has been impeded by increasing competitive pressures in our markets and adversely affected by the dynamic environment of the healthcare industry.

      The worldwide markets for patient monitoring and diagnostic cardiology are intensely competitive. During the mid and late 1990s, competition in these markets intensified significantly as large multinational companies such as Royal Philips Electronics and G.E. Medical Systems, a division of The General Electric Company, made acquisitions and increased their market share in these and related markets. Companies such as Philips and G.E. Medical have far greater financial, marketing, service, technical, and research and development resources than Spacelabs.

      More importantly, while Spacelabs concentrates on providing quality products in the patient monitoring and cardiology markets, larger multinational companies with which we compete also offer products in many additional related markets in which our customers have needs. These larger competitors use their broader product lines to increase their overall corporate relationships with customers. As customers, such as hospitals, have attempted to gain efficiencies in the procurement process by limiting the number of vendors with which they conduct business, the company has found it increasingly difficult to compete with larger corporations with broader product lines and greater leverage in managing their corporate accounts.

      In addition, we believe that certain initiatives in healthcare reform during the last decade affected the evolution of our product markets and our operating environment and adversely affected our ability to grow. Several of our competitors have been better suited to respond to these changes due to their greater size, diversity of product lines and resources available to them. For example, in 1996, the US Congress passed the Health Insurance Portability and Accountability Act (“HIPAA”), which authorized the Department of Health and Human Services (“HHS”) to promulgate regulations and standards relating to administrative and financial healthcare transactions, unique health identifiers, security, electronic signatures and other related matters. HHS has issued and intends to issue in the future, a number of proposed regulations that have the potential to adversely affect our business in a number of ways. For example, our customers’ implementation of the processes necessary to comply with HIPAA may be very expensive and would mean competition for the pool of capital that is used to purchase our core products. Product design requirements may emerge that would place additional pressure on our product development resources. In addition, customers may prefer to purchase from vendors that have much larger, integrated systems solutions that, because of their integration, may minimize the resources necessary to manage security. Compliance with HIPAA could also result in the need to implement burdensome administrative policies and procedures to ensure the security of sensitive patient information to which our employees may have access in the course of doing business.

      Healthcare providers on both inpatient and outpatient bases use Spacelabs’ products. Providers seek reimbursement from third-party payors in the United States, principally Medicare, Medicaid and private health insurance plans. Such reimbursement for diagnostic tests is subject to the regulations and policies of government agencies and other third-party payors. Worldwide, third-party payors and governmental agencies are under increasing pressure to contain medical costs. Limits on reimbursement or other cost-containment measures imposed by third-party payors or foreign health authorities may adversely affect the financial condition and ability of hospitals and others to purchase products, such as Spacelabs’ principal products, by reducing funds available for capital expenditures. In particular, in the United States, the Balanced Budget Act of 1997 reduced overall US government expenditures for Medicare payments and as a result is applying negative pressure on healthcare providers’ profitability and, thereby, their willingness to invest in new products such as those supplied by the company.

      The regulatory environment in which we operate may on occasion lead to possible economic benefits for us. For example, on October 17, 2001, the Centers for Medicare and Medicaid Services announced that it approved reimbursement coverage for ambulatory blood pressure monitoring for the diagnosis of white coat hypertension, a condition in which people experience elevated blood pressure in the doctor’s office but not in their daily lives. Although this regulatory development may provide an economic benefit to Spacelabs in the future, it may also benefit our competitors and does not necessarily reduce the competitive advantages that they already have.

      In light of the intensely competitive nature of the medical device and services industry, consolidation among our competitors, and our economic dependence on an evolving regulatory framework, the board of directors concluded in early 2000 that it would be prudent and in the best interests of the company to explore systematically all of the strategic alternatives available to the company to determine the best approach to maximize shareholder value. Among the alternatives considered were:

•	Continuing to pursue our current business strategy;

•	Making a significant acquisition of a smaller or similarly-sized company to broaden our product lines;

•	Selling or spinning off certain of the company’s non-core businesses to focus on our strongest product lines; and

•	Selling our entire company.

      As part of that review, Spacelabs retained UBS Warburg to assist us in pursuing various strategic alternatives. During the last three quarters of 2000, our efforts focused upon enhancing shareholder value by either selling, spinning off or making a partial public offering of our Lifeclinic subsidiary. We also explored the possible sale of other non-core business units, including our Burdick subsidiary. In connection with these efforts, we contacted over thirty potential acquirors. Despite our extensive outreach to these potential buyers and diligent efforts to move forward with a possible transaction, the changes in financial market conditions in the second half of 2000, especially with respect to their effect on the market values of companies pursuing Internet strategies, led us to abandon these efforts.

      In November of 2000, we received an unsolicited proposal from Cardiac Science Inc. to acquire all of the outstanding shares of Spacelabs for a price of $15.00 per share. Because of Cardiac Science’s relatively small annual revenues and market capitalization, we were concerned about the ability of Cardiac Science to finance a cash offer. Accordingly, we requested UBS Warburg, as part of its engagement, to contact Cardiac Science to gain verification of its ability to finance an all cash offer. Cardiac Science did not provide information satisfactory to the board to demonstrate its ability to finance the offer. In January 2001, Cardiac Science announced that it was withdrawing its offer to purchase all of the outstanding shares of Spacelabs and simultaneously announced an offer to purchase another company. Therefore, formal negotiations were never held regarding this proposal and no further contacts occurred between Cardiac Science and Spacelabs regarding this proposal after January 2001.

      Having been unsuccessful in our attempts to sell our non-core business units in 2000, we focused our efforts on the sale of the whole company. During the first half of 2001, over forty parties were contacted in our search for potential strategic partners. Over the course of 2001, we engaged in discussions and due diligence processes with numerous companies. Our efforts led to advanced merger discussions with two large multinational corporations that had expressed an interest in acquiring all of the stock of Spacelabs. However, in neither case were the parties able to conclude an agreement on the terms of a transaction — in one case because Spacelabs discontinued discussions because of the inability to agree on transaction structure and price and in the other case because the other party discontinued discussions.

      On May 21, 2001, the board of directors also established a special committee, the Strategic Planning Committee, to evaluate our strategic alternatives. The formation of the Strategic Planning Committee was required by a Settlement Agreement, dated as of March 22, 2001, with Herbert A. Denton and certain individuals affiliated with him. On November 21, 2000, an entity affiliated with Mr. Denton furnished us with an advance notice submission of its intention to nominate, and solicit proxies in support of, four candidates for election to the board of directors at our 2001 annual shareholders’ meeting. Under the terms of the Settlement Agreement, we selected Messrs. Stephen A. Drury and David A. Hilton from the four nominees included in the advance notice submission to stand for election to our board of directors at the 2001 annual shareholders’ meeting.

      Under the terms of the Settlement Agreement, Mr. Denton’s group agreed to certain standstill provisions for a period that ended on March 22, 2002. The standstill provisions provided, among other things, that Mr. Denton’s group, and their affiliates and associates, would not acquire in excess of three percent of our voting securities. The Settlement Agreement required us to, among other things, establish a Strategic Planning Committee to review with our management and financial advisor the progress of our process for evaluating and pursuing strategic alternatives for maximizing stockholder value. The terms of the Settlement Agreement expired on March 22, 2002. As of March 21, 2002, the Strategic Planning Committee was composed of the following directors: Carl A. Lombardi, Phillip M. Nudelman, Ph.D., and Peter H. van Oppen.

      Our engagement with UBS Warburg ended in late summer 2001, and we decided to engage a new financial advisor in our continued exploration for strategic alternatives to maximize shareholder value. Consequently, on August 2, 2001, the board met with Gerard Klauer Mattison to have preliminary discussions regarding the strategic alternatives available to the company and valuation considerations related to such strategic alternatives. In the early fall of 2001, the board identified potential strategic partners and formulated a strategy for implementing the strategic review process. In November 2001, we engaged Gerard Klauer

Mattison to act as our financial advisor in connection with the possible sale of Spacelabs or one or more of our subsidiaries.

      On November 20, 2001, Gerard Klauer Mattison met with the Strategic Planning Committee to discuss Gerard Klauer Mattison’s proposed action plan and to outline a process to identify, contact and engage in discussions with prospective purchasers of Spacelabs. Over the next two months, our management and Gerard Klauer Mattison prepared confidential information memoranda on our business and our Burdick and Lifeclinic subsidiaries. On December 13, 2001, the company publicly announced the retention of Gerard Klauer Mattison to explore the strategic alternatives available to the company and also announced that Carl Lombardi, our chief executive officer, would be retiring in May of 2002.

      In late December 2001, after consultation with Spacelabs’ management, Gerard Klauer Mattison contacted sixteen entities that, based on their experience and industry knowledge, they considered the most likely prospective purchasers of Spacelabs. In addition, six prospective purchasers contacted Spacelabs or Gerard Klauer Mattison to inquire about participation in the sale process. Gerard Klauer Mattison disseminated confidential information packages to all nineteen of those prospective purchasers that executed confidentiality agreements with the company.

      In January of 2002, based on initial non-binding indications of interest, Gerard Klauer Mattison and our management invited prospective purchasers to participate in due diligence with our management, including management presentations and access to our legal, financial and other business documents. The prospective purchasers were provided with instructions for participating in the due diligence process and for submitting proposals to acquire Spacelabs. Ten prospective purchasers received management presentations and conducted due diligence from January 17, 2002 to February 12, 2002. No prospective purchaser desiring to participate in this phase of the process was excluded.

      The ten prospective purchasers that received such management presentations were invited to submit on February 15, 2002 non-binding proposals to acquire all of the company. The company provided each bidder with a form of acquisition agreement and requested that each bidder include a mark-up of the agreement. Of the ten prospective purchasers, five submitted acquisition proposals. These proposals included three all-cash proposals and one stock-for-stock proposal for the acquisition of the entire company, and one cash proposal for selected assets of the company.

      On February 21, 2002, the board met with Gerard Klauer Mattison to discuss the acquisition proposals that had been received. The board discussed at length and in great detail all of the strategic alternatives available to the company. The board also reviewed all of the acquisition proposals and decided on the next steps in the strategic review process. Instrumentarium and another party, who submitted the two proposals for the purchase of the entire company offering the highest per share all cash prices, were invited to begin the second phase of the due diligence process, to have further discussions with our management and to begin the simultaneous negotiations on the terms of their respective acquisition agreements. The board of directors of Spacelabs determined to pursue the two highest all-cash proposals to acquire the entire company rather than the proposal to acquire part of the company because of the board’s conclusions that:

•	the sale of Spacelabs’ core business would provide less value to the Spacelabs stockholders than all of the proposals for cash consideration for the entire company;

•	there was a significant probability that Spacelabs would not be a viable stand alone public company if it sold off its core businesses;

•	a transaction in which Spacelabs received cash for assets and subsequently distributed cash to shareholders would be tax inefficient relative to a transaction in which an acquiror paid cash directly to Spacelabs stockholders; and

•	Spacelabs stockholders would realize greater value sooner by a sale of the entire company compared to a piecemeal sale of the company in multiple transactions.

The board concluded that the one proposal for stock consideration would have afforded less value than all of the proposals for cash consideration and was not in the best interests of the Spacelabs stockholders.

      Both of the prospective purchasers were provided with instructions on participating in the second phase of due diligence and for submitting final proposals to acquire Spacelabs, which we requested to be submitted on March 18, 2002. From late February to the middle of March, the interested parties conducted on-site due diligence which included access to our corporate information in the data room, site visits to our facilities, management interviews and discussions with our auditors KPMG, LLP. Both of the interested parties submitted final proposals on March 18, 2002. Instrumentarium made an offer to purchase 100% of the stock of Spacelabs for cash. The other party’s final proposal changed to an offer to purchase certain parts of the company rather than the entire company, and its proposal appeared to be subject to further due diligence and possible financing contingencies. The board determined to pursue Instrumentarium’s proposal for cash consideration to acquire the entire company rather than the other party’s final proposal to acquire part of the company because the board concluded that the sale of Spacelabs’ core businesses to such party would provide less per share consideration to Spacelabs stockholders (including the value of stockholders’ remaining Spacelabs stock after giving effect to the sale of its core business) than Instrumentarium’s proposal for cash consideration for the entire company.

      During the period between March 18, 2002, and the Spacelabs board meeting on March 21, 2002, Spacelabs, Instrumentarium and their respective financial advisors and legal counsel negotiated certain terms of the transaction and the merger agreement. Most significantly, as a result of these negotiations the per-share price offered by Instrumentarium was increased from $13.75 to $14.25. In addition, the merger agreement was revised in a number of areas, the most significant being to make our operating covenants more flexible in certain respects, to add provisions to address our need to enter into a new lease with respect to our Redmond facilities, and to increase the amount Instrumentarium may be required to expend to maintain directors’ and officers’ liability insurance policies. These agreement changes were sought by Spacelabs to increase the economic benefits of the proposed transaction to the Spacelabs stockholders, to expressly permit Spacelabs to address the critical time-sensitive need to plan for the relocation of its Redmond facilities during the pendency of the transaction, to enable Spacelabs to operate its business in the ordinary course during the pendency of the transaction free from unusual contractual restrictions, and to maintain directors’ and officers’ liability insurance for Spacelabs’ directors and officers following the merger.

      On March 20, 2002 and March 21, 2002, the board of directors met to consider the proposals. At the conclusion of their meetings, the board of directors selected Instrumentarium for the reasons set forth below, and on March 22, 2002, the companies announced the signing of the merger agreement.

Spacelabs’ Reasons for the Merger; Recommendation of the Spacelabs Board of Directors

      The board of directors, at meetings held on March 20, 2002 and March 21, 2002, unanimously determined that the merger and the merger agreement with Instrumentarium are in the best interests of the Spacelabs stockholders. Accordingly, the Spacelabs board unanimously recommends that you vote FOR approval and adoption of the merger and the merger agreement at the special meeting. In the course of determining that the merger and the merger agreement are in the best interests of the Spacelabs stockholders, the board consulted with management, as well as its financial and legal advisors, and considered a number of factors in making its determination, including:

(1) the board’s familiarity with, and information provided by management as to, the business, financial condition, results of operations, current business strategy and prospects, of Spacelabs, the nature of the markets in which we operate and our position in such markets;

(2) management’s review of the risks associated with achieving growth targets and maximizing shareholder value through implementation of strategic alternatives for growth rather than by acquisition of existing assets or companies;

(3) the board’s review of the competitive nature of the company’s business, the increased consolidation in the company’s industry, and the dynamic nature of the healthcare industry (see “— Background of the Merger”);

(4) the potential benefits of not pursuing any strategic alternatives, including, but not limited to, the strong brand name of the company in the market, the excellent reputation of Spacelabs products, and the potentially beneficial impact of prospective favorable regulatory actions on the company;

(5) the scope and outcome of the various processes conducted by the company beginning in 2000 to identify parties having a potential interest and ability to acquire Spacelabs or certain of its assets and to develop the definitive acquisition proposals described above (see “— Background of the Merger”);

(6) that the merger consideration is all cash, providing relative certainty of value to Spacelabs stockholders in the context of recent volatility in the market price of Spacelabs shares; in that regard, the board took note of the general equity market decline since the events of September 11, 2001;

(7) the merger consideration of $14.25 represents a 29% premium over $11.05, the closing price of our stock on November 12, 2001, one month prior to the public announcement of our retention of Gerard Klauer Mattison to assist us in pursuing strategic alternatives, a 21% premium over $11.80, the one-year average closing price of our stock prior to the signing of the merger agreement, a 4% discount to $14.86, the average closing sale price of our common stock for the one month period (February 21, 2002 to March 21, 2002) prior to the announcement of the merger, and an 8% discount to $15.45, the closing price of our common stock the day before the announcement of the merger. The board believed that the increased trading prices of Spacelabs common stock in the period before the announcement of the merger were based largely on takeover speculation and did not represent values that could be achieved in the sale of the entire company;

(8) the presentation and written opinion of Gerard Klauer Mattison that, as of the date of that opinion, and based upon and subject to the matters stated in the opinion, the cash consideration to be received pursuant to the merger by the Spacelabs stockholders was fair from a financial point of view to those stockholders. The presentation of Gerard Klauer Mattison involved various valuation analyses of Spacelabs that are described under “— Opinion of Spacelabs Financial Advisor” and the full text of their opinion, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. We encourage stockholders to read the opinion in its entirety;

(9) the board’s conclusion that the merger with Instrumentarium offered the highest value to shareholders on that date compared to the other proposal received, and that the other proposal would have required significant additional negotiations to reach an acceptable agreement (with no assurance that one could be reached at all);

(10) the possible adjustment of the merger consideration in the event that the aggregate amount payable to the holders of certain options granted under our 1992 and 1993 stock option plans exceeds $850,000, and the fact that as of March 21, 2002, the aggregate amount payable under such plans with respect to such options would have been only $369,669;

(11) the terms and conditions of the merger agreement, including that the merger agreement proposed by Instrumentarium did not include a financing condition and our management’s conclusion, based on consultation with its financial advisor and information provided by Instrumentarium, that Instrumentarium was reasonably capable of financing the transaction with its existing cash and cash equivalents and existing credit facilities in order to consummate the merger;

(12) the possibility that, under certain circumstances specified in the merger agreement, Spacelabs could conduct negotiations with a third party and terminate the merger agreement if a takeover proposal for a business combination or acquisition of Spacelabs were to be made by such third party. The board recognized that the termination fee payable upon such termination might discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, Spacelabs (see “The Merger Agreement — Termination Fee”);

(13) that gains arising from an all-cash transaction would be taxable to Spacelabs stockholders for United States federal income tax purposes;

(14) that, following consummation of the merger, the current Spacelabs stockholders, unless they reinvest their proceeds from the merger in Instrumentarium securities, would no longer be able to participate, directly or indirectly, in any increases or decreases in the value of our businesses and properties; and

(15) the fact that appraisal rights would be available under Delaware law with respect to the merger.

      In addition, the board was aware of the interests of certain of our officers and directors described under “— Interests of Certain Persons in the Merger.”

      The foregoing discussion addresses the material information and factors considered by the board in its consideration of the merger, including factors that support the merger as well as those that may weigh against it. For example, numbers 1-3, 5-10, 12, and 15, above, are factors that the board believed supported its determination to approve the merger. Numbers 4, 10, 13, and 14, above, are factors that the board believed required careful consideration, but in the board’s judgement did not weigh against approval of the merger given its substantial benefits. In view of the variety of factors and the quality and amount of information considered, the board did not find it practicable to and did not make specific assessments of, quantify or otherwise assign relative weights, to the specific factors considered in reaching its determination. The determination to approve the merger was made after consideration of all of the factors in the aggregate. Individual members of the board may have given different weight to different factors.

Opinion of Spacelabs’ Financial Advisor

      Spacelabs retained Gerard Klauer Mattison & Co., Inc. as its financial advisor to assist its management and its board of directors in considering valuation, financial and other matters relating to the merger. Gerard Klauer Mattison also conducted the auction process on behalf of Spacelabs that led to the execution of the merger agreement.

      The Spacelabs board of directors retained Gerard Klauer Mattison based upon Gerard Klauer Mattison’s qualifications, experience and expertise in investment banking. As part of Gerard Klauer Mattison’s investment banking business, it is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, divestitures, restructurings, recapitalizations, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

      At the Spacelabs’ board of directors meeting held on March 21, 2002, Gerard Klauer Mattison rendered its written opinion that, as of March 21, 2002 and based upon and subject to the various assumptions made, procedures followed, matters considered and limits of review as set forth in its opinion, the consideration to be received by holders of Spacelabs common stock in the merger was fair, from a financial point of view, to those stockholders.

      The full text of the written opinion of Gerard Klauer Mattison, dated March 21, 2002, is attached as Appendix B to this document. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Gerard Klauer Mattison in rendering its opinion. We urge you to read the entire opinion carefully. Gerard Klauer Mattison’s opinion is directed to the Spacelabs board of directors and addresses only the fairness of the consideration, from a financial point of view, to holders of Spacelabs common stock as of the date of the opinion. Gerard Klauer Mattison’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any holder of Spacelabs common stock as to any matter relating to the merger. This summary is qualified in its entirety by reference to the full text of Gerard Klauer Mattison’s opinion.

      In connection with rendering its opinion, Gerard Klauer Mattison:

•	reviewed Spacelabs’ publicly available financial information;

•	reviewed financial and operating information furnished by Spacelabs;

•	reviewed financial projections prepared by Spacelabs’ management;

•	conducted discussions with Spacelabs’ senior management and representatives concerning its operations, financial condition and prospects;

•	reviewed historical market prices and trading activity for Spacelabs’ shares and for those of similar companies;

•	compared Spacelabs’ financial performance with that of similar companies;

•	compared the proposed financial terms of the merger with financial terms of other relevant mergers and acquisitions;

•	reviewed a draft of the merger agreement;

•	performed discounted cash flow analyses; and

•	reviewed other financial studies and performed other analyses and investigations that it deemed appropriate, including assessing general economic, market and monetary conditions.

      In its review and analysis and in formulating its opinion, Gerard Klauer Mattison relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information publicly available or provided to it. With respect to the financial forecasts, projections and other information provided to it, Gerard Klauer Mattison assumed that those financial forecasts, projections and other information were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments at the time of Spacelabs’ senior management of the future competitive, operating and regulatory environments and the related financial performance of Spacelabs, including the assumption that future financial performance would improve and more closely follow the historical trends implied by Spacelabs’ financial performance in fiscal years prior to 2000, rather than those implied by the two most recent fiscal years during which the financial performance of the business worsened. Gerard Klauer Mattison expresses no opinion as to those financial forecasts, projections and other information or the assumptions on which they were based.

      Gerard Klauer Mattison has not made nor been provided with an independent evaluation or appraisal of the assets or liabilities of Spacelabs. Gerard Klauer Mattison has not reviewed the books and records of Spacelabs nor made a physical inspection of its properties or assets. Gerard Klauer Mattison assumed that the executed version of the merger agreement would not differ in any material respect from the last draft it reviewed and that the merger would be consummated in accordance with the terms of the merger agreement, without modification or waiver of any material terms.

      Gerard Klauer Mattison noted that, under the terms of the merger agreement, the consideration payable to the holders of Spacelabs common stock may be reduced to fund the buy-out of some of Spacelabs’ employee options, and the amount of that reduction would be based on the trading price of Spacelabs common stock prior to the closing of the merger. Prior to announcement of the merger, Spacelabs common stock did not trade at a level which would necessitate any reduction in the amount of consideration payable to Spacelabs stockholders. Based on its expectations of trading prices of Spacelabs common stock after the announcement of the merger and before closing of the merger, Gerard Klauer Mattison assumed that, for purposes of its opinion, any such reduction, if it were to occur, would not be material.

      In arriving at its opinion, Gerard Klauer Mattison did not ascribe a specific range of values to Spacelabs, but rather made its determination as to fairness, from a financial point of view, of the consideration to be received by the holders of Spacelabs common stock in the merger on the basis of the financial and comparative analyses summarized below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant method of financial and comparative analysis and the application of these methods to the particular circumstances. Consequently, a fairness opinion is not readily susceptible to summary description. Gerard Klauer Mattison believes that its analyses must be considered as a whole and that considering any portions of those analyses and factors without considering all of them could create a misleading or incomplete view of the process underlying its opinion.

      The following is a summary of the material financial analyses performed by Gerard Klauer Mattison in connection with the preparation of its opinion letter, dated as of March 21, 2002. Some of these summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Gerard Klauer Mattison, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth below in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Gerard Klauer Mattison’s financial analyses.

Implied Transaction Value

      Gerard Klauer Mattison calculated an enterprise value for Spacelabs of $119.4 million, based on the amount of consideration payable to the holders of Spacelabs common stock in this transaction. The enterprise value was obtained by multiplying the per share consideration amount of $14.25 by the total number of Spacelabs shares outstanding on a fully diluted basis, and then adding the amount of Spacelabs debt as of December 31, 2001 of $0.2 million and subtracting the amount of its cash and cash equivalents as of December 31, 2001 of $19.9 million. Gerard Klauer Mattison then calculated implied valuation multiples by dividing this enterprise value by Spacelabs’ revenue, earnings before interest, taxes, depreciation and amortization (“EBITDA”), and earnings before interest and taxes (“EBIT”), in each case for both fiscal year 2001 and projected fiscal year 2002. The following table presents those multiples:

Enterprise Value/

	Revenue	EBITDA(1)	EBIT

2001 Actual	0.49x	11.3x	Not meaningful(3)
2002 Projected(2)	0.46x	6.8x	17.3x

(1)	EBITDA is adjusted for the add-back of non-recurring charges.

(2)	Based on Spacelabs’ management estimates.

(3)	2001 Actual EBIT was a negative number so the implied valuation multiple in this instance is not meaningful.

      These implied valuation multiples were then utilized in the financial analyses described below.

Selected Comparable Public Companies Analysis

      Gerard Klauer Mattison compared selected financial information of Spacelabs with publicly available information of selected comparable companies. These companies were selected because, like Spacelabs, they are primarily involved in the medical instrumentation and patient monitoring businesses and have market capitalizations of less than $1 billion. Specifically, the comparable companies considered by Gerard Klauer Mattison included:

•	Cantel Medical Corp.

•	Cardiac Science Inc.

•	Criticare Systems Inc.

•	Datascope Corp.

•	Invivo Corp.

•	Novametrix Medical Systems Inc.

•	Viasys Healthcare Inc.

•	Zoll Medical Corp.

      For each of the selected comparable companies, Gerard Klauer Mattison calculated and analyzed enterprise value multiples of financial criteria such as revenue and EBITDA and equity value multiples of earnings. The following table presents the implied enterprise and equity value multiples of Spacelabs compared to the selected comparable companies:

			Selected Comparable Companies

			Reference Range

	Spacelabs(1)		Low	High	Mean Multiple

Latest Twelve Months Revenues	0.5x		0.8x	2.0x	1.5x
2002 Projected Revenues	0.5x	(3)	0.7x	1.7x	1.3x
Latest Twelve Months EBITDA	11.3x	(2)	7.0x	17.0x	11.1x
2002 Projected EBITDA	6.8x	(2)(3)	6.0x	11.2x	9.2x
2002 Projected Price/ Earnings	48.3x	(3)(4)	14.7x	25.9x	19.8x
2003 Projected Price/ Earnings	11.9x	(3)	11.2x	19.7x	15.1x

(1)	Based on $14.25 per share purchase price.

(2)	EBITDA is adjusted for the add-back of non-recurring charges.

(3)	Based on Spacelabs’ management estimates.

(4)	Calculated by dividing the $14.25 per share purchase price by 2002 projected earnings per share, based on the number of shares outstanding in 2002 on a projected weighted average basis.

      Gerard Klauer Mattison noted that the consideration of $14.25 per share under the merger agreement is lower than the range of implied considerations determined by the revenue multiples, within the range of implied considerations determined by the EBITDA multiples, and within or greater than the range of implied considerations determined by the price per earnings multiples. Gerard Klauer Mattison’s opinion was based on a range of analyses, each of which were given different weight based on Gerard Klauer Mattison’s judgment. The fact that the consideration of $14.25 per share is lower than the range of implied considerations in one instance did not alter Gerard Klauer Mattison’s overall opinion as to the fairness, from a financial point of view, of the consideration to holders of Spacelabs common stock.

      No company included in the peer group is identical to Spacelabs. In selecting and evaluating the comparable companies, Gerard Klauer Mattison made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters. Because of the inherent differences between the business, operations, financial condition and prospects of Spacelabs and those of the selected comparable companies, Gerard Klauer Mattison believed it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis. Accordingly, Gerard Klauer Mattison also looked at trends in certain historical financial metrics and ratios and compared differences in annual trends of these metrics between Spacelabs and the selected comparable companies. This analysis did not lead to specific conclusions regarding the implied consideration, but rather were part of Gerard Klauer Mattison’s evaluation of the relevancy of the analysis of the comparable companies with regard to the particular circumstances of the merger.

Precedent Transaction Valuation Analysis

      The precedent transaction valuation analysis provides a benchmark based on the consideration paid in selected comparable transactions. For this analysis, Gerard Klauer Mattison compared financial statistics from publicly available information for selected transactions to the relevant financial statistics for the acquisition of Spacelabs by Instrumentarium. These transactions were selected because they, like this transaction, involve companies in the medical instrumentation and patient monitoring businesses. The following table presents the selected transactions utilized in Gerard Klauer Mattison’s analysis:

Target	Acquiror	Closing Date

Raytel Medical	SHL Telemedicine	June 5, 2002
Novametrix Medical Systems	Respironics	April 15, 2002
Kretztechnic	GE Medical Systems	October 10, 2001
Marconi (Medical Systems Business)	Philips Electronics	October 19, 2001
Data Critical Corp.	GE Medical Systems	July 3, 2001
Minntech Corp.	Cantel Medical Corp.	September 7, 2001
Smith & Nephew (Ear, Nose and Throat Business)	Gyrus Group	June 5, 2001
SurVivaLink Corp.	Cardiac Science	September 27, 2001
Agilent (Healthcare Solutions Group)	Philips Electronics	August 1, 2001
ADAC Laboratories	Philips Electronics	December 19, 2000
Acuson	Siemens	November 10, 2000
Trex Medical (Imaging Business)	Hologic	September 19, 2000
Mallinckrodt	Tyco International	October 1, 2000
Lunar	GE Medical Systems	August 9, 2000
Protocol Systems	Welch Allyn	August 14, 2000
Fox Paine & Management	Maxxim Medical	November 12, 1999
OEC Medical Systems	GE Medical Systems	November 30, 1999
Biochem International	Smiths Group	January 22, 1999
Graphics Control	Tyco International	November 2, 1998
Marquette Medical Systems	GE Medical Systems	November 20, 1998
Imation Corp.	Eastman Kodak	December 1, 1998
ATL Ultrasound	Philips Electronics	September 29, 1998
Hudson Respiratory Care	Freeman, Spogli & Co.	April 7, 1998
Diasonics Ultrasound (Elbit Medical)	GE Medical Systems	April 9, 1998

      For this analysis, Gerard Klauer Mattison reviewed publicly available information to determine the purchase prices and multiples paid in the comparable transactions. The following table summarizes the range of implied considerations based on calculations of multiples of the latest twelve months’ revenues, EBITDA and current fiscal year forward net income and of premiums for the selected comparable transactions and the proposed merger:

			Selected Comparable Transactions

			Reference Range
							Mean
	Spacelabs(1)		Low		High		Multiple/Premium

Latest Twelve Months’ Revenues	0.5	x	0.4	x	4.2	x	1.7	x
Latest Twelve Months’ EBITDA(2)	11.3	x	2.1	x	21.1	x	11.9	x
Current Fiscal Year Forward Net Income(3)	47.9	x(5)	5.1	x	26.5	x	16.9	x
One Month Premium(4)	29%		5%		87%		40%

(1)	Based on $14.25 per share purchase price.

(2)	EBITDA is adjusted for the add-back of non-recurring charges.

(3)	Based on Spacelabs’ management estimates.

(4)	Spacelabs’ premium is based on closing price of Spacelabs’ common stock one month prior to announcement of exploration of strategic alternatives on December 13, 2001; comparable companies’ premiums are based on closing price of common stock one month prior to announcement of transactions.

(5)	Calculated by dividing the implied equity value of Spacelabs by 2002 projected net income of Spacelabs. The implied equity value of Spacelabs was obtained by multiplying the $14.25 per share purchase price by the current number of Spacelabs’ diluted shares outstanding.

      Gerard Klauer Mattison noted that the consideration of $14.25 per share under the merger agreement is within or exceeds the ranges of implied consideration determined by the above multiples and premiums.

      No transaction included in the comparable transactions analysis is identical to the acquisition of Spacelabs by Instrumentarium. Gerard Klauer Mattison made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of Spacelabs, such as the impact of competition on the business of Spacelabs, industry growth and the absence of any material adverse changes in the financial condition and prospects of Spacelabs, the medical instrumentation industry or the financial markets in general.

Discounted Cash Flow Analysis

      The discounted cash flow analysis provides a net present value of the projected after-tax unlevered free cash flows of Spacelabs for the fiscal years 2002 through 2006, discounted back to March 19, 2002. Gerard Klauer Mattison calculated the present value of the projected future equity value of Spacelabs using internal financial planning data prepared by Spacelabs’ management and estimates based on historical growth rates and margins. Gerard Klauer Mattison applied a range of discount rates of 17.0% to 23.0% and a range of exit multiples of 6.0x to 8.0x of projected 2006 EBITDA. The discount rates and multiples were based on the medical instrumentation industry cost of capital and trading ranges, respectively. This analysis calculated implied equity values ranging from $10.66 to $16.16 per share, and yielded the following results:

	Net Present Value (Implied Equity Value Per Share)

	Assumed Exit Multiple of Projected 2006 EBITDA

	6.0x	6.5x	7.0x	7.5x	8.0x

Discount Rates
17%	$12.81	$13.64	$14.48	$15.32	$16.16
20%	11.66	12.40	13.14	13.89	14.63
23%	10.66	11.32	11.98	12.64	13.30

      Gerard Klauer Mattison noted that the consideration of $14.25 per share under the merger agreement is within the range of implied considerations from the equity values resulting from its discounted cash flow analysis.

      The preparation of a fairness opinion is a complex process and, consequently, a fairness opinion is not easily summarized. Gerard Klauer Mattison believes that selecting any portion of its analyses, without considering all of its analyses, would create an incomplete view of the process underlying its opinion. In addition, Gerard Klauer Mattison may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of considerations resulting from any particular analysis described above should not be taken to be Gerard Klauer Mattison’s view of the actual value of Spacelabs. In performing its analyses, Gerard Klauer Mattison made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these matters are beyond the control of Spacelabs and any estimates contained in Gerard Klauer Mattison’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

      Gerard Klauer Mattison conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the consideration to be received by holders of Spacelabs common stock in the merger and its delivery of the fairness opinion to the Spacelabs board of directors. These analyses do not purport to be appraisals or to reflect the prices at which Spacelabs might actually be sold.

      The type and amount of consideration payable in the merger were determined through arm’s-length negotiations between Spacelabs and Instrumentarium and were approved by the Spacelabs board of directors. Gerard Klauer Mattison provided advice to Spacelabs during these negotiations. Gerard Klauer Mattison did not, however, recommend any specific consideration to Spacelabs or that any specific amount of consideration constituted the only appropriate consideration.

      In connection with Gerard Klauer Mattison’s engagement, Spacelabs requested that Gerard Klauer Mattison evaluate the fairness, from a financial point of view, to the holders of Spacelabs common stock of the consideration provided for in the merger. Under the terms of an engagement letter, dated October 19, 2001, between Spacelabs and Gerard Klauer Mattison, Spacelabs agreed to pay Gerard Klauer Mattison a fee of $250,000 for rendering its fairness opinion, which fee was earned and payable upon date of delivery of the opinion. This fee will be credited against the financial advisory fees described below. Under the terms of the engagement letter, Spacelabs also agreed to pay Gerard Klauer Mattison a financial advisory fee in the event of a sale transaction in an amount equal to one percent of the aggregate purchase price (approximately $1.4 million). In addition to the above described compensation, Spacelabs agreed to reimburse Gerard Klauer Mattison for all of its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Gerard Klauer Mattison and its affiliates and their respective directors, officers, agents and employees against liabilities and expenses, including liabilities under the federal securities laws, related to or arising out of Gerard Klauer Mattison’s engagement.

Material United States Federal Income Tax Consequences

General

      The following is a summary of the material United States federal income tax consequences of the merger to Spacelabs stockholders. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable current and proposed United States Treasury Regulations, judicial authority, and administrative rulings and practice. These authorities are all subject to change, possibly on a retroactive basis, at any time, and, therefore, the following statements and conclusions could be altered or modified. It is assumed that the shares of Spacelabs common stock are held as capital assets by a United States person (i.e., a citizen or resident of the United States or a domestic corporation). This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular Spacelabs stockholder in light of that Spacelabs stockholder’s personal investment circumstances, or Spacelabs stockholders subject to special treatment under the United States federal income tax laws, such as a life insurance company, tax-exempt organization, financial institution, United States expatriate, foreign corporation and nonresident alien individual. In addition, this discussion does not address the aspects of United States federal income taxation that may be relevant to a Spacelabs stockholder who holds shares of Spacelabs common stock as part of a hedging, “straddle,” conversion or other integrated transaction, or to a Spacelabs stockholder who holds shares of Spacelabs common stock in an individual retirement account, 401(k) plan or similar tax-favored account or to a Spacelabs stockholder who acquired shares of Spacelabs common stock through the exercise of employee stock options or other compensation arrangements. In addition, the discussion does not address any aspect of foreign, state or local taxation or estate and gift taxation that may be applicable to a Spacelabs stockholder.

Consequences of the Merger to Spacelabs Stockholders

      The receipt of the merger consideration in the merger will be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, a holder of Spacelabs common stock will recognize gain or loss equal to the difference between the amount of cash received and the stockholder’s adjusted tax basis in the shares of Spacelabs common stock converted in the merger. Gain or loss will be calculated separately for each identifiable block of shares converted in the merger (i.e., shares acquired at the same cost in a single transaction). The gain or loss will be capital gain or loss, and will be long-term capital gain or loss if, at the effective time of the merger, the shares of Spacelabs common stock so converted were held for more than one year. In the case of noncorporate stockholders, including individuals, long-term capital gain is currently eligible for reduced rates of United States federal income tax. There are limitations on the deductibility of capital losses.

Backup Withholding

      Under the United States federal income tax backup withholding rules, unless an exemption applies, backup withholding at a rate of 30% will apply to the payment of merger consideration unless the Spacelabs stockholder or other payee provides a taxpayer identification number, or “TIN” (social security number, in the case of an individual, or employer identification number, in the case of other stockholders), and certifies under penalties of perjury that its TIN is correct, the stockholder is not subject to backup withholding and the stockholder is a United States person. Each Spacelabs stockholder and, if applicable, each other payee, should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the exchange agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the exchange agent. The exemptions provide that certain persons (including, among others, corporations and certain foreign individuals) are generally not subject to backup withholding. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a signed statement (such as a Certificate of Foreign Status on Internal Revenue Service Form W-8BEN) attesting to his or her exempt status. Any amounts withheld will be allowed as a credit against the stockholder’s United States federal income tax liability for that year.

      You Should Consult Your Own Tax Advisors To Determine The United States Federal, State And Local And Foreign Tax Consequences Of The Merger To You In View Of Your Own Particular Circumstances.

Governmental and Regulatory Approvals

      As of the date of this proxy statement, we believe that we have received the necessary regulatory approvals and clearances for the merger that are described below. Under the merger agreement, we and Instrumentarium have agreed to use commercially reasonable efforts to, among other things, take any action or obtain any clearance or approval required by any governmental authority or applicable law, subject to the limitations described under “The Merger Agreement — Agreement To Cooperate.”

      Transactions such as the merger are reviewed by the United States Department of Justice and the United States Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or “HSR Act,” and the rules and regulations promulgated thereunder applicable to the merger, the merger may not be completed until applicable waiting period requirements have expired or been terminated. We and Instrumentarium filed the requisite notification reports with the Department of Justice and Federal Trade Commission on April 5, 2002. The waiting period under the HSR Act expired on May 6, 2002.

      The Department of Justice and the Federal Trade Commission frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the Department of Justice or the Federal Trade Commission could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of Instrumentarium or Spacelabs or their subsidiaries. Private parties and state attorneys general may also bring an action under the antitrust laws under certain circumstances.

      The merger has also been notified to antitrust authorities in Brazil and Germany. The merger was notified to the Brazilian antitrust authorities on April 12, 2002. Under the provisions of Brazilian law, review of the merger does not include a bar on closing, so that the merger may be completed even before a decision has been rendered. However, conditions could be imposed on the merger by the Brazilian antitrust authorities when they render their decision on the compatibility of the merger with Brazilian antitrust law. Under German competition law, reportable transactions are prohibited from being brought into effect before the Federal Cartel Office (“FCO”) has delivered its clearance to the transaction. The initial investigation period for the FCO to assess a concentration is one month from receipt of a complete notification. If the FCO finds competition concerns, it may open a Phase II investigation and give notice to the parties within the initial one month period. In this case, the FCO must reach its final decision within a time period of four months from receipt of the complete notification. The notification was filed with the FCO on April 19, 2002 and clearance was received on May 21, 2002.

Interests of Certain Persons in the Merger

General

      Some of our executive officers and directors have interests in the merger that are or may be considered different from, or in addition to, the interests of our stockholders generally. These interests arise out of either change of control agreements with the company, or ownership of stock options and restricted stock of the company, and are more fully described below.

      Our board of directors was aware of and considered these interests when it approved the merger agreement and the merger. We summarize below the material interests of our directors and executive officers in the merger.

Interests in Common Stock, Stock Options and Restricted Stock

      As of the record date, our executive officers and directors beneficially owned an aggregate of 313,403 shares of Spacelabs common stock, entitling them to exercise approximately 3.2% of the voting power of Spacelabs common stock entitled to vote at the special meeting.

      As of June 1, 2002, Carl A. Lombardi, former Chairman of the Board, Chief Executive Officer and President; Roy Hays, Vice President, Product Development; Dennis Larsen, Vice President, Business Development; T. Randy Miskimon, Senior Vice President, International; James A. Richman, Acting Chief Executive Officer, Vice President and Corporate Controller; and James E. Roop, Vice President, U.S. Monitoring Sales, held options to acquire 23,437; 29,875; 17,500; 25,000; 27,500; and 21,500 shares of Spacelabs common stock, respectively, that were not yet exercisable, and 1,875; 250; 1,000; 750; 1,250; and 1,250 shares of restricted stock, respectively. Based on a price of $14.34 per share, which is the highest average of the high and low sale price of Spacelabs common stock to date on any day during the 90-day period immediately prior to the date of the stockholders’ meeting, the amount payable to each officer under these options is $0 (i.e., all of these options are out-of-the-money options). Based on the merger consideration of $14.25 per share, the amount payable to each officer under these shares of restricted stock is $26,700; $3,560; $14,240; $10,680; $17,800; and $17,800, respectively.

      All officers as a group held options to acquire 144,812 shares of Spacelabs common stock that are not yet exercisable and 6,375 shares of restricted stock. The total amount payable under these options and restricted stock is $0 and $90,780, respectively. All of these options and shares of restricted stock were granted under the 1992 and 1993 plans. Upon approval by our stockholders of the merger, all restricted stock and options granted to officers and employees of the company, including those described above, pursuant to the 1992 and 1993 stock option plans will become fully exercisable and unrestricted. Stock options granted to non-employee members of the board of directors pursuant to the Stock Option and Deferral Plan for Non-Employee Directors were fully exercisable on the date on which they were granted to such directors.

      In addition, under the terms of the 1992 and 1993 stock option plans, for a 90-day period following a change of control, each holder of an outstanding option granted under the plans to purchase our common stock is entitled to surrender his stock option and receive for each stock option surrendered an amount of cash equal to the difference between (a) the greater of (i) $14.25 and (ii) the average of the high and low sale prices of our common stock as reported on Nasdaq on any day during the 90-day period ending on the date of the change of control (or, in the case of the 1992 stock option plan, the date that the holder surrenders his option) and (b) the exercise price of such stock option. Approval by our stockholders of the merger will constitute a change of control under the 1992 and 1993 stock option plans. Options under the 1992 and 1993 plans are held by, among others, our senior executives, and Mr. Lombardi, who is a director.

      As of June 10, 2002, based upon a price of $14.34 (the highest average of the high and low sales price for Spacelabs common stock as reported on Nasdaq to date during the 90-day period immediately prior to the date of the stockholders meeting), the amount required to be paid to holders of options granted under the 1992 and 1993 stock option plans (assuming they all then surrendered their in-the-money options under the 1992 and 1993 option plans) would have been $169,865.

      Further, under the terms of the merger agreement, each holder of an in-the-money option (options with an exercise price of less than $14.25 per share), including those granted under the 1992 and 1993 stock option plans, may choose, in lieu of surrendering his options as described above, to exchange each such in-the-money options for payment of an amount equal to the difference between $14.25 and the exercise price of such option, if such holder consents to the cancellation of all of their in-the-money and out-of-the-money options.

      Stock options and stock units granted to non-employee members of the board of directors (which included all the directors other than Mr. Lombardi) pursuant to the Stock Option and Deferral Plan for Non-Employee Directors were fully vested and non-forfeitable on the date on which they were granted and do not have the repurchase features of the 1992 and 1993 stock option plans described above. Options granted to directors under the non-employee director plan that have an exercise price of less than $14.25 will be exchanged for payment of an amount equal to the difference between $14.25 and the exercise price for such option, if such directors consent to the cancellation of all of their in-the-money and out-of-the-money options. Each stock unit granted to directors under the non-employee director plan will be exchanged for payment of $14.25 per unit.

      If the merger had been completed on June 1, 2002, the aggregate amount that would have been received by our executives and directors in connection with the cash settlement of their in-the-money stock options (see “The Merger Agreement — Treatment of Spacelabs Stock Options”), would have been approximately: $0 for all executives as a group and $108,195 for all non-employee directors of Spacelabs as a group. The following non-employee directors, Messrs. Drury, Dudley, Feigenbaum, Hilton, Nara, Nudelman and van Oppen, would have received $19,760; $13,735; $13,735; $19,760; $13,735; $13,735; and $13,735, respectively, in connection with the cash settlement of their respective in-the-money stock options.

      If the merger had been completed on June 1, 2002, the aggregate value of the stock on which the restrictions would have been lifted would have been $90,780 for all executives as a group and $0 for all non-employee directors of Spacelabs as a group. The value of the stock on which the restrictions would have been lifted for the following executives, Messrs. Hays, Larsen, Lombardi, Miskimon, Richman and Roop, would have been $3,560; $14,240; $26,700; $10,680; $17,800; and $17,800, respectively.

Change of Control Agreements

      We have previously entered into change of control agreements with Messrs. Lombardi and Richman that provide for severance benefits in the event their employment is terminated either by the executives for “good reason” (as defined in the change of control agreements) or by us without “cause” (as defined in the change of control agreements) during the three year period following a change of control, which we refer to as the “employment period.” The approval by our stockholders of the merger will constitute a change of control under these agreements. These executives will be deemed to have good reason under their change of control agreements to terminate their employment during the six-month period immediately following the first anniversary of the change of control.

      Under the change of control agreement dated July 24, 1998, if, following a change of control, Mr. Lombardi’s employment had been terminated by us without cause or by him for good reason, he would have been entitled to the following benefits:

•	a cash lump-sum severance payment equal to the sum of:

•	three times his annual base salary;

•	three times the greater of (i) the annual bonus paid or payable to him for the most recent fiscal year during the employment period and (ii) the average annual bonus paid or payable to him for three years prior to the change of control;

•	a pro rata share of the greater of (i) the annual bonus paid or payable for the most recent fiscal year during the employment period, and (ii) the average annual bonus paid or payable for the three years prior to the change of control;

•	a separate supplemental retirement benefit in an amount equal to the difference between the (i) actuarial equivalent of the benefits payable to him under the retirement plans had he remained employed through the end of the employment period and (ii) the actuarial equivalent of the benefits actually paid or payable to him under such retirement plans;

•	welfare and fringe benefit continuation, in accordance with such plans as if his employment had not terminated, for Mr. Lombardi and his family members for a period ending on the last day of the employment period (or such later date as any welfare or fringe benefit plan shall provide); provided, however, that if he is re-employed and becomes eligible to receive welfare benefits under another employer-provided plan, the welfare benefits provided under the agreement shall be secondary (for purposes of determining eligibility for retiree benefits under such plans, he shall be deemed to have retired at the end of the employment period); and

•	any other amounts or benefits required to be paid or provided to him under any other plan, policy or program of the company.

      Mr. Lombardi would have also been entitled to a gross-up payment in the event that the payments were determined to be “parachute payments” and subject to an excise tax, such that, after payment of all taxes and the excise tax, he would have retained an amount equal to the excise tax.

      In addition, in the event of his termination, Mr. Lombardi would have also been entitled to his annual base salary through the date of termination (to the extent unpaid), his deferred compensation and his accrued vacation pay (to the extent unpaid).

      We entered into a letter agreement dated December 5, 2001 with Mr. Lombardi which provided that he would retire no later than May 31, 2002 (unless he agreed otherwise) and that, upon his retirement in accordance with the letter agreement prior to a change of control, or a termination under his change of control agreement following a change of control, he would receive severance benefits as if he had been terminated by us without cause (as described above). The estimated cash severance payment to Mr. Lombardi, based on currently available information, will be approximately $2,060,000. Pursuant to the December 5, 2002 letter agreement, effective May 31, 2002, Mr. Lombardi retired from his positions as Chairman of the board of directors and as Chief Executive Officer of Spacelabs. Mr. Lombardi remains a director of Spacelabs.

      We have also entered into a change of control agreement with Mr. Richman which is substantially similar to the 1998 change of control agreement for Mr. Lombardi except that the change of control agreement with Mr. Richman provides for a lump sum payable in an amount equal to two times his annual base salary and bonus (as described above). If the merger were completed on the date hereof, and Mr. Richman’s employment was terminated by us without cause or by him for good reason, the estimated cash severance pay, based on currently available information, would be approximately $504,000.

      Effective upon Mr. Lombardi’s retirement, the board of directors has elected Phillip M. Nudelman, Ph.D. to serve as Chairman of the board of directors and James A. Richman to serve as Acting Chief Executive Officer of Spacelabs. Dr. Nudelman has been a director of Spacelabs since 1992. Mr. Richman has served as Vice President and Acting Chief Financial Officer since 1995 and Corporate Controller of Spacelabs since 1992.

Indemnification and Insurance

      Instrumentarium, Spacelabs and Boxer have agreed that, to the fullest extent permitted under applicable law, after the merger becomes effective, Spacelabs will indemnify and hold harmless each present and former director and officer of Spacelabs or any of our subsidiaries against any costs or expenses (including advancing reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred prior to or after the effective time of the merger or the other transactions contemplated by the merger agreement or arising out of or pertaining to the transactions contemplated by the merger agreement. Persons eligible for indemnification are referred to in this document as the “indemnified parties.” Instrumentarium has agreed to guarantee the above-described indemnification obligations of Spacelabs.

      Instrumentarium has agreed that, for a period of up to six years after the effective time of the merger, it will use its commercially reasonable efforts to cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Spacelabs and our subsidiaries (provided, that Instrumentarium may substitute third-party policies of at least the same coverage and amounts containing terms and conditions that are not materially less favorable than such policies) with respect to matters arising on or before the effective time of the merger. However, after the effective time, the surviving corporation will not be required to pay aggregate premiums in excess of $1,920,000 for such coverage. If the surviving corporation is not able to obtain or maintain such insurance coverage for the entire six-year period for such amount, the surviving corporation is obligated to maintain such coverage for as much of such six-year period as it can for such amount.

Merger Financing; Source and Amount of Funds

      The merger is not conditioned upon Instrumentarium obtaining financing. The total amount of funds necessary to pay the merger consideration, including amounts associated with Spacelabs options, and to pay fees and expenses related to the merger will be approximately $145,000,000. Instrumentarium expects to fund the cash requirements for the transaction primarily from a combination of existing cash balances and additional borrowings under existing credit facilities.

Appraisal Rights

      Delaware law entitles the holders of record of shares of Spacelabs common stock that follow the procedures specified in Section 262 of the DGCL to have their shares appraised by the Delaware Court of Chancery and to receive the “fair value” of these shares as of the completion of the merger as determined by the court instead of the merger consideration. In order to exercise these rights, you must demand and perfect your rights in accordance with Section 262. The following is a summary of the material provisions of Section 262 and is qualified in its entirety by reference to Section 262, a complete copy of which is attached as Appendix C to this proxy statement. You should carefully review Section 262 as well as the information discussed below to determine your rights to appraisal.

      If you elect to exercise the right to an appraisal under Section 262, you must do all of the following:

•	file with Spacelabs at its main office in Redmond, Washington, a written demand for appraisal of shares of Spacelabs common stock held before the vote is taken on the merger agreement and the merger at our special meeting, which demand must identify the Spacelabs stockholder and expressly request an appraisal. This written demand for appraisal must be in addition to and separate from any proxy or vote against the merger agreement because voting against or abstaining from voting or failing to vote on the merger agreement will not constitute a demand for appraisal within the meaning of Section 262;

•	not vote in favor of, or consent in writing to, the merger agreement. Failing to vote or abstaining from voting will satisfy this requirement, but a vote in favor of the merger agreement, by proxy or in person, or the return of a signed proxy card that does not specify a vote against approval and adoption of the merger agreement, or that does not specify that you abstain from voting on the merger, will constitute a waiver of your right of appraisal and will nullify any previously filed written demand for appraisal; and

•	continuously hold shares of Spacelabs common stock through the completion of the merger.

      All written demands for appraisal should be addressed to Spacelabs Medical, Inc., 15220 N.E. 40th Street, Redmond, Washington 98073, Attention: Mr. Clay F. West, Assistant Secretary, before the vote is taken on the merger agreement at the special meeting, and should be executed by, or on behalf of, the holder of record of the relevant shares of Spacelabs common stock. This demand must reasonably inform Spacelabs of the identity of the stockholder and that the stockholder is thereby demanding appraisal of the stockholder’s shares of Spacelabs common stock.

      Within ten days after the completion of the merger, the surviving corporation of the merger will give written notice of the completion of the merger to each Spacelabs stockholder that has satisfied the requirements of Section 262 and has not voted for or consented to the proposal to approve and adopt the merger agreement and the merger. We refer to such a stockholder as a “dissenting stockholder.” Within 120 days after the completion of the merger, the surviving corporation or any dissenting stockholder may file a petition in the Delaware court demanding a determination of the fair value of the shares of Spacelabs common stock that are held by all dissenting stockholders. We advise any dissenting stockholder desiring to file this petition to file on a timely basis unless the dissenting stockholder receives notice that a petition has already been filed by the surviving corporation or another dissenting stockholder.

      If a petition for appraisal is timely filed, the court will determine which stockholders are entitled to appraisal rights. The court then will determine the fair value of the shares of Spacelabs common stock held by the dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with a fair rate of interest, if any, to be paid on the amount determined to be fair value. In determining the fair value, the court will take into account all relevant factors. The court may determine the fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise be entitled to receive under the merger agreement. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceeding may be determined by the court and charged against the parties as the court determines to be equitable under the circumstances. Upon the application of any stockholder, the court may determine the amount of interest, if any, to be paid upon the value of the shares of Spacelabs common stock of stockholders entitled to such interest. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Spacelabs common stock entitled to appraisal.

      From and after the completion of the merger, no dissenting stockholder will have any rights of a Spacelabs stockholder with respect to that dissenting stockholder’s shares for any purpose, except to receive payment of its fair value and to receive payment of dividends or other distributions on that dissenting stockholder’s shares of Spacelabs common stock, if any, payable to Spacelabs stockholders of record as of a date prior to the completion of the merger. If a dissenting stockholder delivers to the surviving corporation a written withdrawal of the demand for an appraisal within 60 days after the completion of the merger or, if no petition for appraisal is filed within 120 days after the completion of the merger, then the right of that dissenting stockholder to an appraisal will cease and the dissenting stockholder will be entitled to receive only the merger consideration.

THE MERGER AGREEMENT

      The following is a summary of the material terms of the Agreement and Plan of Reorganization and the Agreement and Plan of Merger, collectively the “merger agreement.” The summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Appendix A to this proxy statement and is incorporated herein by reference. We encourage you to read the merger agreement because it, and not this summary, is the legal document that governs the merger.

Structure and Effective Time

      The merger agreement provides for the merger of Boxer with and into Spacelabs upon the terms and subject to the conditions of the merger agreement. Spacelabs will survive the merger and continue to exist after the merger as a wholly owned subsidiary of Instrumentarium.

      The closing of the merger will occur on the first business day after the satisfaction or waiver of all conditions in the merger agreement (except for those conditions to be satisfied or waived at the closing). The merger will become effective at the time the certificate of merger is filed with the Delaware Secretary of State. The parties will file the certificate of merger as soon as practicable on the closing date.

      We cannot assure you when, or if, all the conditions to completion of the merger will be satisfied or waived. See “— Conditions to the Merger.” We intend to complete the merger as promptly as practicable subject to receipt of Spacelabs stockholder approval and all requisite regulatory approvals. See “The Merger — Governmental and Regulatory Approvals,” “— Agreement To Cooperate” and “— Conditions to the Merger.”

Merger Consideration

      The merger agreement provides that each share of Spacelabs common stock outstanding immediately prior to the effective time of the merger will be cancelled and converted at the effective time of the merger into the right to receive $14.25 in cash, without interest, from Instrumentarium. We refer to this amount throughout this document as the “merger consideration.” In the event the aggregate amount payable to the holders of options granted under certain change of control option cash-out provisions under the company’s 1992 and 1993 stock option plans exceeds $850,000 (the “option value excess”), then the per share merger consideration payable by Instrumentarium shall be reduced by an amount equal to (i) the option value excess divided by (ii) the number of shares of company common stock outstanding at the effective time of the merger. As of June 10, 2002, based upon a price of $14.34 (the highest average of the high and low sales price for Spacelabs common stock as reported on Nasdaq to date during the 90-day period immediately prior to the date of the stockholders’ meeting), the amount required to be paid to holders of options granted under the 1992 and 1993 stock option plans under such change of control cash-out provisions (assuming they all then surrendered their options under the 1992 and 1993 option plans) would have been $169,865 and no reduction in the $14.25 per share merger consideration would have been required. If, between the date of this proxy statement and the effective time of the merger, our common stock does not trade above $16.87 (i.e., in excess of 18% over the merger consideration), then there will be no reduction in the $14.25 per share merger consideration. Therefore, the board of directors believes that the likelihood of any such reduction is extremely remote. In the unlikely event that Spacelabs’ common stock trades at levels that would trigger a reduction in the merger price, Spacelabs has determined to afford the stockholders the opportunity to reconsider their vote on the transaction.

      Upon the effectiveness of the merger, each holder of a certificate representing shares of Spacelabs common stock will have no further rights with respect to these shares, other than the right to receive the merger consideration applicable to those shares.

      Shares of Spacelabs common stock that are outstanding immediately prior to the merger and held by any dissenting stockholder who properly perfects his or her appraisal rights will not be converted into the right to receive $14.25 in cash, but rather the dissenting stockholder will be entitled to payment of the fair value of his or her dissenting shares in accordance with and subject to Section 262 of the DGCL. See “The Merger — Appraisal Rights.”

Payment Procedures

      Instrumentarium will select a bank to act as paying agent. The paying agent will make payment of the merger consideration in exchange for certificates representing the outstanding shares of Spacelabs common stock. Instrumentarium will deposit sufficient cash with the paying agent on or prior to the effective time in order to permit the payment of the merger consideration. As promptly as practicable after the effective time, the paying agent will send to our stockholders a letter of transmittal and instructions explaining how to send their stock certificates to the paying agent. The paying agent will mail checks for the appropriate merger consideration (without interest), minus any withholding taxes required by law, to our stockholders promptly following the paying agent’s receipt and processing of Spacelabs stock certificates and properly completed transmittal documents.

      Please do not send your stock certificate at this time.

Treatment of Spacelabs Stock Options

      The merger agreement provides that, if a holder of an in-the-money company stock option (i.e., company stock options with an exercise price less than $14.25) agrees to the cancellation of all of his or her stock options, both those that are in-the-money and those that are not, each outstanding, unexercised stock option to purchase company common stock that is held by such person and that is outstanding immediately before the effective date shall be exchanged for payment by the surviving corporation of an amount equal to the positive difference, if any, between $14.25 and the aggregate exercise price of such stock option.

      For information regarding elective cashouts and special pricing related thereto of outstanding options under the 1992 and 1993 stock option plans, see “— Interests of Certain Persons in the Merger —.”

      To date, none of the holders of out-of-the-money options have been requested to or have agreed to cancellation of such options, and Spacelabs does not intend to seek any such cancellations prior to the merger. Furthermore, Spacelabs cannot predict the extent to which holders of in-the-money options will elect to surrender and cash-out such options prior to or following the merger. Under the terms of the 1992 and 1993 stock option plans and the non-employee director stock option plan, because Spacelabs will be the surviving corporate party in the merger, options that are not surrendered under the terms of the plans or the merger agreement will remain outstanding and in effect, with the number of shares subject to such options and the exercise price of such options adjusted under the terms of the plans to reflect the merger. Thus, holders of these options will retain options to purchase stock in Spacelabs as a private company subsidiary of Instrumentarium.

      Instrumentarium has advised Spacelabs that following the merger it intends to take all legal actions under the terms of the plans and otherwise to eliminate any minority equity interests in Spacelabs, including any options under the 1992, 1993 and non-employee directors stock option plans that are not surrendered under the terms of such plans or the merger agreement. However, Instrumentarium has not yet determined the precise means by which it will achieve this objective.

      Assuming (1) all employee option holders cash out their in-the-money options under the terms of the 1992 and 1993 stock option plans following the merger but continue to hold their out-of-the-money options, (2) all non-employee director option holders agree to cancellation of all of their in-the-money options and out-of-the-money options in exchange for cashing out their in-the-money options under Section 5.1 of the Plan of Merger, and (3) Instrumentarium were not successful in eliminating the out-of-the-money options following the merger, all of the Spacelabs option holders as a group would hold out-of-the-money options to acquire approximately 18.60% of the equity of Spacelabs following the merger. Director Lombardi would hold out-of-the-money options to acquire 7.59% of the equity of Spacelabs following the merger. The following officers, Messrs. Richman, Hays, Larsen, Miskimon, and Roop, would hold out-of-the-money options to acquire the following percentages of the equity of Spacelabs following the merger: 1.66%, 1.01%, 0.41%, 2.12% and 0.67%, respectively.

Directors and Officers

      The merger agreement provides that the directors of Boxer immediately before the effective time of the merger will be the directors of the surviving corporation after the merger. The merger agreement provides that the officers of Spacelabs immediately before the effective time of the merger will be the officers of the surviving corporation after the merger, until replaced.

Representations and Warranties

      The merger agreement contains representations and warranties by Spacelabs and Instrumentarium regarding various legal, financial, business and regulatory matters. The representations and warranties will not survive after the merger except to the limited extent provided for in the merger agreement.

Covenants; Conduct of the Business of Spacelabs Prior to the Merger

      Under the terms of the merger agreement, we, Instrumentarium and Boxer have agreed to use our commercially reasonable efforts in good faith to obtain as soon as practicable all consents and approvals of any persons necessary or desirable for the consummation of the merger, including, in the case of Spacelabs, obtaining the requisite approval of our shareholders and all requisite regulatory approvals. None of Spacelabs, Instrumentarium or Boxer may take any action that would substantially impair the prospects of completing, or would materially delay the merger.

      The merger agreement provides that Spacelabs will, and will cause each of its subsidiaries to carry on its respective business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the merger agreement and to use its commercially reasonable efforts to preserve its business and relationship with customers, employees and others. In addition, Spacelabs may not, without the prior written consent of Instrumentarium, except as otherwise provided in the merger agreement, increase the compensation or fringe benefits of its directors, officers or employees except in a manner consistent with past practice; enter into any agreement of employment with any person to be our Chief Executive Officer; or take other specified actions, other than in the ordinary course of business, that might impact its financial condition or business.

No Solicitation

      The merger agreement provides that we will not, and will cause our subsidiaries not to, directly or indirectly, solicit, initiate or take any action to facilitate, or permit any of our officers, directors, employees or agents to, directly or indirectly, solicit, initiate or facilitate the making of any proposal which constitutes or may reasonably be expected to lead to any competing takeover proposal. The board of directors, however, is permitted to recommend or endorse any competing takeover proposal or participate in any discussions or negotiations relating to such competing proposal if the board determines in good faith (after consultation with independent legal counsel) that the failure to do so could constitute a breach of its fiduciary duty to the stockholders.

      A “takeover proposal” is any tender or exchange offer, proposal for merger, consolidation or other business combination involving Spacelabs or any of our subsidiaries, or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Spacelabs or any of our subsidiaries, other than the transactions contemplated or permitted by the merger agreement.

      The merger agreement requires us to immediately notify Instrumentarium orally and promptly notify Instrumentarium in writing after receipt of any takeover proposal indicating in reasonable detail the identity of the potential acquiror and all the relevant details of the takeover proposal.

      If we receive a takeover proposal which our board of directors believes is superior to the Instrumentarium takeover proposal, we may terminate the merger agreement and pursue such superior takeover proposal if we give Instrumentarium three days to match such superior takeover proposal, Instrumentarium refuses to do so and we pay Instrumentarium a termination fee of $5,600,000 and reimburse Instrumentarium’s transaction expenses. See “— Termination” and “— Termination Fee.”

Employee Benefits

      Instrumentarium has agreed that, for a period of six months immediately following the effective date of the merger, it will maintain all of our compensation and employee benefit plans, other than our stock option plans, in effect as of the effective date of the merger for the benefit of employees of the surviving corporation and will honor, in accordance with their terms and without any material reduction in benefits, such compensation and employee benefit plans.

      Employees of the surviving corporation will receive credit for purposes of eligibility to participate, vesting and eligibility to receive benefits under any employee benefit plan, program or arrangement established or maintained by Instrumentarium, the surviving corporation or any of their respective subsidiaries for service accrued prior to the effective date of the merger. All service prior to the effective date of the merger credited under our compensation and employee benefit plans for all purposes will remain credited on and after the effective date of the merger.

      Instrumentarium has agreed to honor all of the obligations under our compensation and employee benefit plans and all employment and severance agreements to which we or any of our affiliates is party as of the closing date. Instrumentarium has acknowledged that approval by our stockholders of the merger agreement will constitute a “change of control” for purposes of certain agreements and the 1992 and 1993 stock option plans.

Agreement to Cooperate

      We and Instrumentarium have agreed to use commercially reasonable efforts in good faith to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to complete and make effective the merger. This includes the use of commercially reasonable efforts in good faith to:

•	make all filings and other required submissions, as required under the U.S. federal antitrust laws;

•	obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of Spacelabs and Instrumentarium and their respective subsidiaries; and

•	obtain all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings, and submissions.

      We and Instrumentarium have also agreed to take any act, make any undertaking and receive any clearance or approval required by any governmental authority or applicable law.

Indemnification and Insurance

      Instrumentarium has agreed that the indemnification provisions and the limitations on liability existing in favor of directors, officers and employees of Spacelabs contained in our certificate of incorporation and bylaws as in effect at the effective time of the merger will survive the merger and will continue in full force and effect for a period of six years from the effective time of the merger.

      Spacelabs, Instrumentarium and Boxer have agreed that, to the fullest extent permitted under applicable law, after the merger has become effective, Spacelabs will indemnify and hold harmless each present and former director and officer of Spacelabs or any of its subsidiaries against any costs or expenses (including advancing reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation arising out of, relating to, or in connection with any action or omission occurring or alleged to have occurred prior to or after the effective time of the merger or the other transactions contemplated by the merger agreement or arising out of or pertaining to the transactions contemplated by the merger agreement. Instrumentarium has agreed to guarantee the above-described indemnification obligations of Spacelabs.

      Instrumentarium has agreed that, for a period of up to six years after the effective time of the merger, it will use its commercially reasonable efforts to cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Spacelabs and its subsidiaries (provided that Instrumentarium may substitute third-party policies of at least the same coverage and amounts containing terms and conditions that are not materially less favorable than such policies) with respect to matters arising on or before the effective time of the merger. However, after the effective time, the surviving corporation will not be required to pay aggregate premiums in excess of $1,920,000 for such coverage. If the surviving corporation is not able to obtain or maintain such insurance coverage for the entire six-year period for such amount, the surviving corporation is obligated to maintain such coverage for as much of such six-year period as it can for such amount.

The Spacelabs Board Recommendation

      The merger agreement provides that our board of directors will recommend that the Spacelabs stockholders vote in favor of the approval and adoption of the merger agreement and the merger. However, our board may withdraw or modify its recommendation prior to stockholder approval of the merger agreement, if our board determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary obligations. Notwithstanding any such withdrawal or modification, Spacelabs is required to submit the merger agreement to a vote at the special meeting unless the merger agreement is terminated in accordance with its terms.

      A withdrawal or adverse change in any respect of our board’s recommendation may permit Instrumentarium to terminate the merger agreement and may give rise to the payment of a termination fee of $5,600,000 as described under “— Termination Fee.”

Conditions to the Merger

      The obligations of Spacelabs, Instrumentarium and Boxer to complete the merger are subject to the satisfaction of each of the conditions described below:

(1) all corporate action necessary to authorize the execution, delivery and performance of the merger agreement having been taken, including, the requisite majority stockholder approval;

(2) no judgment, injunction, order or decree of any court or governmental authority of competent jurisdiction being in effect making illegal or otherwise restraining or prohibiting the completion of the merger; and

(3) the waiting period applicable to completion of the merger under the HSR Act having expired or been terminated and any other necessary approvals and consents of any federal, state or foreign regulatory agencies have been obtained and any conditions contained in such approval have been satisfied.

      Unless waived by Instrumentarium, the obligations of Instrumentarium and Boxer to complete the merger are subject to the satisfaction of the following additional conditions:

(1) our representations and warranties being true and correct in all material respects both as of the date of the merger agreement and the effective date of the merger; provided, that Instrumentarium and Boxer can only refuse to close under this condition precedent if our failure to comply with our representations and warranties constitutes, individually or in the aggregate, a material adverse effect on Spacelabs taken as a whole;

(2) our performance in all material respects of all of our obligations under the merger agreement;

(3) Instrumentarium’s and Boxer’s receipt of a certificate from us certifying the accuracy of our representations and warranties and performance of our obligations; and

(4) our having obtained material consents from third parties related to the consummation of the merger.

      Unless waived by us, our obligation to complete the merger is subject to the satisfaction of the following additional conditions:

(1) Instrumentarium’s and Boxer’s representations and warranties being true and correct in all material respects both as of the date of the merger agreement and the effective date of the merger; provided, that we can only refuse to close under this condition precedent if their failure to comply with their representations and warranties constitutes, individually or in the aggregate, a material adverse effect on them taken as a whole;

(2) Instrumentarium’s and Boxer’s performance in all material respects of all of their obligations under the merger agreement; and

(3) our receipt of a certificate from Instrumentarium and Boxer certifying the accuracy of their representations and warranties and performance of their obligations.

Important Definitions

      In the merger agreement, the phrase “material adverse effect” in reference to us means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects (i) has had, has, or could reasonably be expected to have, a material adverse effect on the financial condition, results of our operations or business of us and our subsidiaries taken as a whole; or (ii) materially delays, or could reasonably be expected to materially delay, consummation of the merger or otherwise prevent or materially delay us from performing our obligations under the merger agreement. However, the phrase “material adverse effect” specifically excludes any change, event or effect resulting from or arising out of:

(1) the impact of changes in general economic and/or financial market conditions;

(2) the impact of changes affecting the medical device industry generally, except those events, circumstances, changes or effects that adversely affect us and our subsidiaries to a greater extent than they affect other entities operating in such industry;

(3) the impact of changes affecting the clinical information systems industry generally, except those events, circumstances, changes or effects that adversely affect us and our subsidiaries to a greater extent than they affect other entities operating in such industry;

(4) our actions or omissions (or any of our subsidiaries) taken with the prior consent of Instrumentarium or Boxer in contemplation of the merger;

(5) the fees and expenses of our third party advisors engaged in connection with the transactions contemplated hereby or any filing or other governmental fees related to the merger; or

(6) the impact of changes resulting from the identity of Instrumentarium as the entity acquiring us.

Termination

      The merger agreement may be terminated at any time prior to the effective date of the merger as follows:

(1) by the mutual written consent of Spacelabs, Instrumentarium and Boxer;

(2) by either party, if there has been a breach (which has not been cured) by the other party of any representation, warranty, covenant, or agreement contained in the merger agreement, where such breach, if it had occurred before the effective date, but after execution of the merger agreement, would have constituted a valid condition allowing the terminating party to refuse to close;

(3) by either party, if any governmental entity issues an order, decree or ruling, restraining, or otherwise prohibiting the merger;

(4) by either party, if the merger agreement is not adopted and approved by the requisite stockholder vote or if the special meeting held to vote on the merger is adjourned to a date later than August 31, 2002;

(5) by either party, if the closing date does not occur by the close of business on August 31, 2002, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the agreement to perform or observe its covenants and agreements in the merger agreement;

(6) by Spacelabs, if Spacelabs has entered into a definitive agreement relating to another takeover proposal, provided that (i) Spacelabs has complied with its no-shop obligations, (ii) Spacelabs has determined (in good faith and after consultation with independent legal counsel) that such action is necessary for the board of directors to comply with its fiduciary duties, (iii) Spacelabs will have provided Instrumentarium with the identity of the party making the takeover proposal and the final terms of the proposal, (iv) Instrumentarium will not have made a substantially similar or superior proposal within three days of receipt of the terms of the competing proposal, and (v) Spacelabs will have paid to Instrumentarium $5,600,000 and its expenses; and

(7) by Instrumentarium, if any of the following circumstances occur:

•	the board of directors withdraws or modifies its recommendation of the merger or resolves to do so;

•	the board of directors recommends a competing takeover proposal or resolves to do so or enters into a letter of intent to accept any competing takeover proposal;

•	Spacelabs does not include the board of directors’ recommendation in favor of the merger in the proxy statement;

•	the board of directors does not affirm its recommendation for the merger agreement upon request of Instrumentarium within five days;

•	our stockholders’ meeting is not called by June 30, 2002; or

•	Spacelabs has intentionally breached its “no-shop” obligation; or

•	a tender or exchange offer for 25% or more of the Spacelabs’ outstanding capital stock is commenced and the board of directors fails to recommend against the acceptance of such tender offer.

Termination Fee

      Whether or not the merger is consummated, expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring those expenses. However, in the event of the termination of the merger agreement, Spacelabs will be required to pay certain fees and expenses under the circumstances outlined below:

(1) If Instrumentarium or Spacelabs terminates the merger agreement because Spacelabs stockholders do not approve the merger agreement or if the special meeting held to vote on the merger is adjourned to a date later than August 31, 2002, irrespective of the presence of a competing takeover proposal, Spacelabs will reimburse Instrumentarium’s expenses.

(2) If Instrumentarium or Spacelabs terminates the merger agreement because Spacelabs stockholders do not approve the merger agreement and (a) prior to the failure of approval of the stockholders, a competing takeover proposal has been publicly announced relating to Spacelabs, and (b) Spacelabs either consummates a transaction with such competing bidder within twelve months of the date of termination or enters into an agreement with respect to such competing bidder within such twelve month period (which transaction is eventually consummated within eighteen months from the termination date), then Spacelabs will pay Instrumentarium a termination fee of $5,600,000.

(3) Spacelabs will pay Instrumentarium the termination fee of $5,600,000 and will reimburse Instrumentarium’s expenses, if Instrumentarium terminates the merger agreement for one of the reasons listed below:

•	the board of directors withdraws, modifies or changes its recommendation of the merger or resolves to do so;

•	the board of directors recommends a competing takeover proposal or resolves to do so or enters into a letter of intent to accept any competing takeover proposal;

•	Spacelabs does not include the board of directors’ recommendation in favor of the merger in the proxy statement;

•	the board of directors does not reaffirm its recommendation for the merger agreement within five days of a request made by Instrumentarium;

•	our stockholders’ meeting is not called by June 30, 2002;

•	Spacelabs has intentionally breached its “no-shop” obligation; or

•	a tender or exchange offer for 25% or more of the Spacelabs’ outstanding capital stock is commenced and the board of directors fails to recommend against the acceptance of such tender offer.

(4) If Spacelabs terminates the merger agreement because it has entered into a definitive agreement relating to another takeover proposal (provided that Spacelabs may do so only if it has complied with certain of its obligations in the merger agreement), Spacelabs will pay Instrumentarium the termination fee of $5,600,000 and will reimburse Instrumentarium’s expenses.

      The amount of the termination fee was fixed at $5,600,000 after an arms’-length negotiation between Spacelabs, Instrumentarium and their respective legal counsel and financial advisors. Based on advice of our legal counsel and our financial advisor, the board of directors concluded that a termination fee of this amount was within the range that would be customarily expected for a transaction of this nature and value. In addition, the board of directors concluded that agreeing to a termination fee in this amount was necessary to induce Instrumentarium to agree to the merger, but that in this case a termination fee was relatively unlikely to have the effect of preventing stockholders from receiving the benefits of a higher offer from another third party because of the extensive process that had been undertaken to search for prospective purchasers.

Expenses

      Except as described above in “— Termination —”, the merger agreement provides that all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring the expenses, including those expenses incurred by Spacelabs in connection with printing and filing this proxy statement.

The Rights Agreement

      On June 26, 1992, we entered into a rights agreement with First Chicago Trust Company of New York (the rights agent) whereby stockholders were granted one preferred share purchase right for each outstanding share of Spacelabs common stock. Our board of directors adopted the rights agreement and issued the rights to protect Spacelabs stockholders from coercive or otherwise unfair takeover tactics. In general terms, the rights plan works by imposing a significant penalty upon any person or group, with certain exceptions, that acquires 15% or more of the outstanding Spacelabs common stock without the approval of our board of directors.

      In connection with the approval of the merger agreement, our board of directors unanimously approved an amendment to the rights agreement, dated March 22, 2002, that changed the expiration date of the rights agreement to June 30, 2012, from June 30, 2002, and approved another amendment to the rights agreement, also dated March 22, 2002, to allow the merger agreement to be executed and to allow the merger to occur without triggering any distribution or adverse event under the rights agreement.

Stock Ownership of Management and Certain Stockholders of Spacelabs

      The following table sets forth information about the beneficial ownership of our common stock as of May 30, 2002, by (a) each person who is the beneficial owner of more than five percent of the outstanding shares of our common stock, (b) each of our directors, (c) each of our executive officers, and (d) all of our executive officers and directors as a group. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them. For the purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days after the date of this proxy statement.

	Amount and Nature of		Percent
Name and Address of Beneficial Owner(1)	Beneficial Ownership		Outstanding

Dimensional Fund Advisors, Inc.	812,000	(2)(8)	8.31%
1299 Ocean Avenue
11th Floor
Santa Monica, CA 90401
David J. Green and Company LLC	882,526	(3)(8)	9.03%
599 Lexington Avenue
New York, NY 10022
Heartland Advisors, Inc.	940,200	(4)(8)	9.62%
789 North Water Street
Milwaukee, WI 53202
Tweedy, Browne Company LLC	1,168,766	(5)(8)	11.96%
52 Vanderbilt Avenue
New York, NY 10017
Royce & Associates, Inc.	627,100	(6)(8)	6.42%
1414 Avenue of the Americas
New York, NY 10019
Benson Associates, LLC	502,161	(7)(8)	5.14%
111 SW Fifth Avenue, Suite 2130
Portland, OR 97204
Stephen A. Drury	9,000	(9)	*
Thomas J. Dudley	24,000	(10)	*
Harvey Feigenbaum	22,463	(11)	*
David A. Hilton	13,000	(12)	*
Carl A. Lombardi	1,018,125	(13)(14)	9.65%
Andrew R. Nara	26,500	(15)	*
Phillip M. Nudelman	22,100	(16)	*
Peter H. van Oppen	33,500	(17)	*
Roy L. Hays	99,543	(14)(18)	1.01%
Dennis E. Larsen	37,331	(14)(19)	*
Timothy R. Miskimon	198,502	(14)(20)	1.99%
James A. Richman	153,534	(14)(21)	1.55%
James E. Roop	52,618	(14)(22)	*
All directors and executive officers as a group (13 persons)	1,701,216	(23)	15.24%

*	Represents holdings of less than 1%.

(1)	Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of Spacelabs common stock subject to options currently exercisable, or exercisable within 60 days, are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Dimensional Fund Advisors Inc. (“Dimensional”), a registered investment advisor, is deemed to have beneficial ownership of 812,000 shares, all of which are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company (the “Fund”), or in series of the

DFA Investment Trust Company, a Delaware business trust (the “Trust”), or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, for all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. Dimensional has sole power to vote 812,000 shares.

(3)	David J. Green and Company LLC has shared power to vote 583,930 shares and the shared power to dispose of 833,026 shares.

(4)	Heartland Advisors, Inc. has sole power to vote 257,000 shares and to dispose of 940,200 shares. William J. Nasgovitz, 789 North Water Street, Milwaukee, WI 53202, as a result of his position as an officer and director of Heartland Group, Inc., may be deemed to have sole voting power with respect to 592,700 shares beneficially owned by Heartland Advisors, Inc. (6.12% of the outstanding shares).

(5)	The members of Tweedy, Browne Company LLC (“TBC”) may, by reason of such membership, be deemed to be the beneficial owners of 1,168,766 shares in the aggregate. TBC has sole power to vote or direct the voting of 1,126,211 shares. TBC has sole power to dispose or direct the disposition of all of its 1,168,766 shares. TBC disclaims beneficial ownership of all such shares.

(6)	Royce & Associates, Inc. has sole power to vote 627,100 shares and sole power to dispose of 627,100 shares.

(7)	Benson Associates, LLC has sole power to vote 502,161 shares and sole power to dispose of 502,161 shares.

(8)	The information set forth in the table above is derived solely from a Schedule 13D or 13G or the most recent amendment thereof filed with the Securities and Exchange Commission.

(9)	Includes options to purchase 9,000 shares exercisable within 60 days of May 30, 2002.

(10)	Includes options to purchase 22,000 shares exercisable within 60 days of May 30, 2002.

(11)	Includes 163 shares that are owned by Dr. Feigenbaum’s wife and options to purchase 22,000 shares exercisable within 60 days of May 30, 2002.

(12)	Includes options to purchase 9,000 shares exercisable within 60 days of May 30, 2002.

(13)	Includes options to purchase 780,313 shares exercisable within 60 days of May 30, 2002.

(14)	Includes 6,612; 6,943; 4,831; 1,257; 2,753; and 118 shares held by the trustee of Spacelabs’ Incentive Savings and Stock Ownership Plan, as of May 30, 2002, for Messrs. Lombardi, Hays, Larsen, Miskimon, Richman and Roop, respectively.

(15)	Represents options to purchase 26,500 shares exercisable within 60 days of May 30, 2002.

(16)	Includes options to purchase 22,000 shares exercisable within 60 days of May 30, 2002.

(17)	Includes options to purchase 18,500 shares exercisable within 60 days of May 30, 2002.

(18)	Includes options to purchase 87,000 shares exercisable within 60 days of May 30, 2002.

(19)	Includes options to purchase 22,500 shares exercisable within 60 days of May 30, 2002.

(20)	Includes options to purchase 189,500 shares exercisable within 60 days of May 30, 2002.

(21)	Includes options to purchase 140,000 shares exercisable within 60 days of May 30, 2002.

(22)	Includes options to purchase 48,500 shares exercisable within 60 days of May 30, 2002.

(23)	Includes options to purchase 1,387,813 shares exercisable within 60 days of May 30, 2002, and 22,514 shares held by the trustee of Spacelabs’ Incentive Savings and Stock Ownership Plan, as of May 30, 2002.

Market Price of Spacelabs Common Stock and Dividend Information

      Spacelabs common stock is traded on the Nasdaq National Market. Spacelabs’ initial public offering took place in June 1992. The table below sets forth by quarter, since the first quarter of 2000, the high and low sale prices of Spacelabs common stock on the Nasdaq National Market, as reported in The Wall Street Journal.

	High	Low	Dividends

2002 Quarters
Second (through June 10, 2002)	$14.50	$13.95	$0.00
First	$16.27	$11.65	$0.00
2001 Quarters
Fourth	$12.63	$9.30	$0.00
Third	$14.25	$9.98	$0.00
Second	$12.67	$9.20	$0.00
First	$13.25	$8.25	$0.00
2000 Quarters
Fourth	$14.50	$8.94	$0.00
Third	$12.37	$8.31	$0.00
Second	$15.94	$9.75	$0.00
First	$20.75	$14.25	$0.00

      On March 21, 2002, the last full trading day prior to the public announcement of the merger agreement, the high and low sale prices of Spacelabs common stock as reported on the Nasdaq were $15.45 and $15.15, respectively. On June 10, 2002 the last full trading day prior to the date of this proxy statement, the closing price of Spacelabs common stock as reported on the Nasdaq National Market was $14.17. On December 12, 2001, the last full trading day prior to the public announcement of our retention of Gerard Klauer Mattison, the high and low sale prices of Spacelabs common stock as reported on the Nasdaq were $11.50 and $11.01, respectively.

      You are encouraged to obtain current market quotations for Spacelabs common stock.

      We paid no cash dividends in 2000 or 2001 or to date in 2002.

CERTAIN LEGAL PROCEEDINGS

      A purported class action lawsuit was filed on March 29, 2002 in the Superior Court of the State of Washington, King County, against Spacelabs, Spacelabs’ chief executive officer and its directors. The complaint alleges, among other things, that the merger, as announced on March 22, 2002, is unfair to stockholders, that the consideration to be paid in the merger is grossly inadequate and unfair to Spacelabs’ stockholders and that the directors of Spacelabs breached their fiduciary duties owed to Spacelabs’ shareholders. The lawsuit seeks, among other things: an injunction enjoining the merger; in the event that the merger is consummated, rescission of the merger; and an imposition of a constructive trust in favor of the plaintiff, upon any benefits received by the defendants as a result of their conduct. The plaintiff also seeks costs and disbursements of the action, including reasonable attorneys’ fees and expenses. Spacelabs filed its answer on April 29, 2002. Spacelabs believes that the allegations contained in the complaint are without merit and intends to defend them vigorously.

      At this time neither Spacelabs nor (in Spacelabs’ view) Instrumentarium has the right to terminate the merger agreement based on the pending shareholders’ litigation. However, it is not possible to state definitively whether the pending stockholder suit would permit either party to terminate the merger agreement at a later time. Prosecution of the stockholder litigation is proceeding. Based on the relief that has been requested, it is possible that, if the plaintiffs were successful in obtaining certain judicial rulings, one or both parties would be entitled to terminate the merger agreement. Spacelabs believes that the probability of such an outcome to the litigation is remote.

FUTURE STOCKHOLDER PROPOSALS

      We intend to hold an annual meeting in 2002 only if the merger is not completed. To the extent that an annual meeting of Spacelabs stockholders is held in 2002, a stockholder proposal to be timely for purposes of Rule 14a-8 of the SEC under the Securities Exchange Act of 1934 or for purposes of Spacelabs’ bylaws must have been received by December 17, 2001.

FORWARD-LOOKING STATEMENTS

      This proxy statement includes and incorporates by reference “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995) with respect to our financial position, business strategy, projected costs, projected savings, and plans and objectives of management. These statements are identified by the use of forward-looking words or phrases such as “anticipates,” “intends,” “expects,” “plans,” “believes,” “estimates,” or words or phrases of similar import. These statements are contained in the sections entitled “Summary Term Sheet for the Merger” and “The Merger,” and other sections of this proxy statement. These forward-looking statements are subject to numerous assumptions, risks, and uncertainties, and the statements looking forward beyond 2002 are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Actual results could differ materially from those anticipated by the forward-looking statements.

      Factors that could cause actual results to differ materially include, but are not limited to, the following:

(1) political, legal and economic conditions and developments in the United States;

(2) state, federal and other legislative and regulatory initiatives affecting the healthcare services industry;

(3) changes in the laws and regulations to which we are subject, or the application thereof;

(4) the extent and timing of the entry of additional competition in our markets;

(5) the performance of projects undertaken;

(6) our ability to execute our strategy of acquiring or developing additional product lines;

(7) our ability to obtain the significant future financing our growth strategy will likely require, whether through equity issuances or borrowings;

(8) fluctuations in the prices for healthcare products and services; and

(9) financial market conditions, changes in commodity prices and interest rates, and weather or other natural phenomena.

      In addition to factors previously disclosed by us and factors identified elsewhere herein, certain other factors could cause actual results to differ materially from these forward-looking statements. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by reference to these factors.

      Our forward-looking statements represent our judgment only on the dates those statements are made. By making any forward-looking statements, we assume no duty to update them to reflect new, changed, or unanticipated events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

      Spacelabs is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. We file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site, located at www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC.

      Copies of any of these documents without their exhibits are also available without charge to any person to whom we deliver this document. You must make a written or oral request to Spacelabs Medical, Inc., 15220 N.E. 40th Street, Redmond, Washington 98073; attention: Clay F. West, Assistant Secretary, (telephone: 425-882-3700) . In order to ensure timely delivery of the documents, any request should be made by June 26, 2002. You may also obtain information about Spacelabs from our web site, www.spacelabs.com.

      We have authorized no one to give you any information or to make any representation about the merger or our company that differs from or adds to the information contained in this proxy statement or in the documents we have publicly filed with the SEC. Therefore, if anyone should give you any different or additional information, you should not rely on it.

      The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

Appendix A

AGREEMENT AND PLAN OF REORGANIZATION

      AGREEMENT AND PLAN OF REORGANIZATION (“Reorganization Agreement” or “Agreement”), dated as of March 22, 2002, by and among SPACELABS MEDICAL, INC. (“Company”), a Delaware corporation having its principal executive office at 15220 N.E. 40th Street, Redmond, WA 98073-9713, INSTRUMENTARIUM CORPORATION (“Buyer”), a Finnish corporation, having its principal executive office at Kuortaneenkatu 2, Helsinki, P.O. Box 100, FIN-00031 INSTRUMENTARIUM, and BOXER ACQUISITION CORP. (“Merger Sub”), a Delaware corporation having its principal executive office at Kuortaneenkatu 2, Helsinki, P.O. Box 100, FIN-00031 INSTRUMENTARIUM.

WITNESSETH

      WHEREAS, the parties hereto desire that the Company shall be acquired by Buyer through the merger (“Merger”) of Merger Sub with and into the Company, with the Company as the surviving corporation, pursuant to an Agreement and Plan of Merger substantially in the form attached hereto as Annex A (“Plan of Merger”);

      WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby;

      NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

ARTICLE 1.

DEFINITIONS

      1.01 “Closing Date” shall mean the date determined pursuant to Section 4.07 hereof as the date on which the parties hereto shall close the transactions contemplated herein.

      1.02 “Code” shall mean the Internal Revenue Code of 1986, as amended.

      1.03 “Commission” or “SEC” shall mean the Securities and Exchange Commission.

      1.04 “Company Financial Statements” shall mean (a) the audited consolidated balance sheets of the Company as of December 31, 2001, and December 31, 2000, and the related consolidated statements of income, cash flows and changes in stockholders’ equity (including related notes, if any) for each of the three years ended December 31, 2001, 2000 and 1999, in each case as filed by the Company in SEC Documents and (b) the consolidated balance sheets of the Company and related consolidated statements of income, cash flows and changes in stockholders’ equity (including related notes, if any) as filed by Company in SEC Documents with respect to periods ended subsequent to December 31, 2001.

      1.05 “DGCL” shall mean the Delaware General Corporation Law.

      1.06 “Effective Date” shall mean the date specified pursuant to Section 4.07 hereof as the effective date of the Merger.

      1.07 “Encumbrance” shall mean any lien, claim, mortgage, conditional or installment sales agreement, security interest, pledge, option, easement, right of way, right of first refusal, agreement or limitation on voting rights, charge or any other encumbrance of any nature whatsoever.

      1.08 “Environmental Claim” shall mean any written notice from any Governmental Entity or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern or any materials containing Materials of Environmental Concern.

      1.09 “Environmental Laws” shall mean any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction, any administrative or judicial interpretation thereof, or any agreement with any Governmental Entity relating to (a) the pollution, protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), health, safety or natural resources, and/or (b) the manufacture, use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, threatened release or disposal of Materials of Environment Concern or materials containing Materials of Environmental Concern. The term Environmental Law includes, without limitation, (x) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 1101, et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 5101, et seq.; the Atomic Energy Act, as amended, 42 U.S.C. Section 2014, et seq.; and all comparable state and local laws, and (y) any common law (including, without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern or any materials containing Materials of Environmental Concern.

      1.10 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

      1.11 “ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the Company is treated as a “single employer” under Section 414 of the Code.

      1.12 “Governmental Entity” shall mean any United States federal state, county or local or non-United States or supra-national court, tribunal, judicial or arbitral body, administrative agency or commission or other governmental authority or instrumentality.

      1.13 “Intellectual Property” means (i) patents and patent applications, (ii) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, (iv) confidential and proprietary information, including trade secrets and know-how, manufacturing processes and methods, formulae and technology, and (v) computer software.

      1.14 “Licensed Intellectual Property” means Intellectual Property licensed to the Company or a Company Subsidiary and material to the business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole.

      1.15 “Material Adverse Effect” shall mean, with respect to the Company or Buyer, as the case may be, any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects (i) has had, has, or could reasonably be expected to have, a material adverse effect on the financial condition, results of operations or business of such party and its subsidiaries taken as a whole or (ii) materially delays, or could reasonably be expected to materially delay, consummation of the Merger or otherwise prevent or materially delay the Company or the Buyer, as the case may be, from performing its obligations under this Reorganization Agreement or the Plan of Merger; provided, however, that Material Adverse Effect shall not be deemed to include (a) the impact of changes in general economic and/or financial market conditions, (b) the impact of changes affecting the medical device industry generally, except those events, circumstances, changes or effects that adversely affect the Company and the Company Subsidiaries to a greater extent than they affect other entities operating in such industry, (c) the impact of changes affecting the clinical information systems industry generally, except those events, circumstances, changes or effects that adversely affect the Company and the Company Subsidiaries to a greater extent than they affect other entities operating in such industry, (d) actions or omissions of a party (or any of its subsidiaries) taken with the prior consent of the other party in contemplation of the transactions contemplated hereby, (e) the fees and expenses of the Company’s third party advisors engaged in connection with the transactions contemplated hereby or any filing or other governmental fees related to the transactions contemplated hereby, or (f) the impact of changes resulting from the identity of the Buyer.

      1.16 “Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic or hazardous substances, materials or chemicals defined in or regulated under Environmental Laws, including petroleum, petroleum products, crude oil and any fractions thereof, natural gas, synthetic gas and any mixtures thereof, polychlorinated biphenyls, asbestos and radon.

      1.17 “Owned Intellectual Property” means Intellectual Property owned by the Company or a Company Subsidiary and material to the business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole.

      1.18 “Previously Disclosed” shall mean disclosed prior to the execution hereof in (a) an SEC Document filed with the SEC subsequent to January 1, 2000 and prior to the date hereof, or (b) the disclosure letter dated of even date herewith (the “Disclosure Letter”) from the party making such disclosure and delivered to the other party prior to the execution hereof. Any information so disclosed by one party to the other shall be deemed to be disclosed for all purposes hereunder, so long as such disclosure contains sufficient factual detail to render its relevance to such other purpose readily apparent. The inclusion of any matter in information Previously Disclosed shall not be deemed an admission or otherwise to imply that any such matter is material for purposes of this Reorganization Agreement.

      1.19 “Proxy Statement” shall mean the proxy statement (or similar document), together with any supplements thereto, sent to the stockholders of the Company to solicit their votes in connection with this Reorganization Agreement and the Plan of Merger.

      1.20 “Rights” shall mean warrants, options, rights, convertible securities and other agreements, arrangements or commitments of any character which obligate an entity to issue or dispose of any of its capital stock or other equity interests, and stock appreciation rights, performance units and other similar stock-based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

      1.21 “Rights Agreement” shall mean the Rights Agreement dated June 26, 1992, as amended, between the Company and First Chicago Trust Company of New York, as Rights Agent.

      1.22 “SEC Documents” shall mean all reports, forms and schedules and registration statements filed, or required to be filed, by a party hereto pursuant to the Securities Laws.

      1.23 “Securities Act” shall mean the Securities Act of 1933, as amended.

      1.24 “Securities Laws” shall mean the Securities Act; the Securities Exchange Act of 1934, as amended; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder.

      1.25 “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto, imposed by any Governmental Entity.

      1.26 “Tax Return” means any federal, state, local, foreign and other applicable return, declaration, report, claim for refund, information return or similar statement required to be filed by or with a Governmental Entity with respect to any Tax (including any attached schedules) and including any amendments thereof.

      1.27 The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any entity shall be construed to include the entity’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Reorganization Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections or Exhibits shall be construed to refer to Articles, Sections or Exhibits of this Reorganization Agreement, and (v) all references to any statute, ordinance or other law shall mean such statute, ordinance or other law as amended as of the date of this Reorganization Agreement.

ARTICLE 2.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to Buyer as follows:

      2.01 Capital Structure of the Company

      (a) The authorized capital stock of the Company consists of (i) 50,000,000 shares of common stock, $0.01 par value (“Company Common Stock”), and (ii) 6,000,000 shares of preferred stock, par value $1.00 per share (“Company Preferred Stock”), 500,000 shares of which have been designated as “Series A Participating Cumulative Preferred Stock” and reserved for issuance upon the exercise of preferred share purchase rights under the Rights Agreement. As of March 21, 2002, (i) 9,764,904 shares of Company Common Stock are issued and outstanding (which number includes all shares of restricted stock), (ii) 1,525,914 shares of Company Common Stock are held in treasury of the Company, and (iii) no shares of Company Preferred Stock are issued and outstanding or held in treasury of the Company.

      (b) As of March 21, 2002, 3,420,948 shares of Company Common Stock were reserved for issuance, of which 2,597,775 shares of Company Common Stock were reserved for issuance upon the exercise of stock options to purchase shares of Company Common Stock (the “Company Options”) heretofore granted pursuant to the Company 1993 Non-Officer Employee Option, Stock Appreciation Right, Restricted Stock, Stock Grant and Performance Unit Plan, as amended, effective November 18, 1993 (the “1993 Plan”), the Company 1992 Option, Stock Appreciation Right, Restricted Stock, Stock Grant and Performance Unit Plan, as amended and restated May 10, 1995 (the “1992 Plan”), the Lifeclinic Holding Corporation 2000 Long-Term Incentive Plan, and any other stock option, stock purchase or restricted stock plan or arrangement (collectively, the “Company Option Plans”). No other shares of Company Common Stock are reserved for issuance. Except as set forth in Section 2.01(a), there are no shares of Company Preferred Stock reserved for issuance. Since December 31, 2001, no shares of Company Common Stock and no shares of Company Preferred Stock have been issued other than pursuant to Rights outstanding as of such date. All outstanding shares of Company Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable.

      (c) The Company does not have and is not bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of the Company, except as Previously Disclosed and except for Rights issued pursuant to the Rights Agreement. None of the shares of the Company’s capital stock has been issued in violation of the preemptive rights of any person.

      (d) Except as set forth in Section 2.01(d) of the Disclosure Letter, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Merger. All outstanding shares of Company Common Stock, all outstanding Company Options, and all outstanding shares of capital stock of each Company Subsidiary have been issued and/or granted in compliance with (i) all applicable Securities Laws and other applicable laws and (ii) all requirements set forth in applicable contracts.

      2.02 Organization, Standing and Authority of the Company

      The Company is a duly organized corporation, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to carry on its business as it is now conducted and is duly licensed or qualified to do business, and is in good standing, in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company. The Company has heretofore delivered to Buyer true and complete copies of the Certificate of Incorporation (“Articles”) and Bylaws (“Bylaws”) of the Company as in effect at the date hereof. The Company is not in violation of any of the provisions of its articles/certificate of incorporation or bylaws, except as Previously Disclosed. The Company Subsidiaries are not in violation of any of their respective articles/certificate of incorporation or bylaws, which violations, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect on the Company.

      2.03 Ownership of Company Subsidiaries; Capital Structure of Company Subsidiaries

      (a) Section 2.03(a) of the Disclosure Letter contains a true and complete list of all corporations, partnerships, joint ventures and other associations or entities of which the Company owns, directly or indirectly, fifty percent (50%) or more of the outstanding capital stock, voting securities or other equity interests (collectively, the “Company Subsidiaries” and, individually, a “Company Subsidiary”), together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding capital stock, voting interests or other equity interests held by the Company in each such Company Subsidiary. The outstanding shares of capital stock of each Company Subsidiary that is a corporation and the outstanding equity interests of each Company Subsidiary that is not a corporation are duly authorized, validly issued and outstanding, fully paid and nonassessable and, except as Previously Disclosed, all such shares and equity interests are directly or indirectly owned by Company free and clear of all Encumbrances. Except as Previously Disclosed, no Company Subsidiary has or is bound by any Rights, which are authorized, issued or outstanding with respect to the capital stock of any Company Subsidiary, and, except as Previously Disclosed, there are no agreements, understandings or commitments relating to the right of the Company to dispose of said shares and there are no agreements, understandings or commitments with any person that is not an affiliate of the Company or an officer, director, employee or agent of the Company or a Company Subsidiary relating to the right of the Company to vote said shares. None of the shares of capital stock of any Company Subsidiary has been issued in violation of the preemptive rights of any person. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of any capital stock of any Company Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person.

      (b) Section 2.03(b) of the Disclosure Letter lists any and all corporations, partnerships, joint ventures or other business associations or entities of which the Company directly or indirectly owns an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest, of less than fifty percent (50%) (collectively, the “Investments”). Except as Previously Disclosed, the Company or the Company Subsidiary, as the case may be, owns all Investments free and clear of all Encumbrances. There are no outstanding contractual obligations of the Company or any Company Subsidiary permitting the repurchase, redemption or other acquisition of any of its interest in the Investments or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, or provide any guarantee with respect to, any Investment.

      2.04 Organization, Standing and Authority of Company Subsidiaries

      Each Company Subsidiary is a duly organized corporation or limited liability company, validly existing and in good standing under applicable laws. Each Company Subsidiary (a) has full power and authority to carry on its business as it is now conducted, and (b) is duly licensed or qualified to do business, and is in good standing, in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification and where failure to be so licensed or qualified would have a Material Adverse Effect on the Company.

      2.05 Authorized and Effective Agreement

      (a) The Company has all requisite corporate power and authority to execute and deliver this Reorganization Agreement and the Plan of Merger and to perform all of its obligations under this Reorganization Agreement and the Plan of Merger. The execution and delivery of this Reorganization Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company, except that, with respect to the Merger, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only stockholder vote required to approve the Plan of Merger pursuant to the Delaware General Corporation Law and the Company’s Articles and Bylaws. The Board of Directors of the Company has directed that this Reorganization Agreement and the Plan of Merger be submitted to the Company’s stockholders for approval at a special meeting to be held as soon as practicable.

      (b) This Reorganization Agreement and the Plan of Merger each have been duly and validly executed and delivered by the Company and, assuming the accuracy of the representation contained in Section 3.02(b) hereof, constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

      2.06 Consents and Approvals; No Violation

      (a) Except as set forth in Section 2.06 of the Disclosure Letter, the execution and delivery of this Reorganization Agreement and the Plan of Merger by the Company do not, and the performance of the obligations contained in this Reorganization Agreement and the Plan of Merger by the Company will not, (i) conflict with, violate or result in a breach of any provision of the articles or certificate of incorporation or association, charter or bylaws of the Company or any Company Subsidiary; (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or the passage of time or both, would become a default) under, or give rise to any right of termination, amendment, cancellation, payment or acceleration with respect to, or result in the creation of any Encumbrance upon any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, lease, permit, franchise, license, agreement or other instrument or obligation; or (iii) conflict with or violate any United States or non-United States law, ordinance, code, judgment, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, except (in the case of clauses (ii) and (iii) above) for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on the Company.

      (b) Except as contemplated by this Agreement, as Previously Disclosed, as may be required in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or as may be required under similar foreign or supranational competition laws, no consent, approval, permit or authorization of, or declaration, notice, filing or registration with, any Governmental Entity, or any other person, is required to be made or obtained by the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Reorganization Agreement and the Plan of Merger or the consummation of the transactions contemplated hereby or thereby, other than consents, approvals, authorizations, declarations, notices, filings or registrations that if not obtained or made would not have a Material Adverse Effect on the Company.

      2.07 SEC Documents

      The Company has filed all SEC Documents required to be filed by it under the Securities Law. The SEC Documents (i) were prepared in accordance with the requirements of the Securities Laws, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any form, report, schedule or other document with the SEC.

      2.08 Financial Statements; Books and Records

      The Company Financial Statements were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position, results of operation, changes in stockholders’ equity and cash flows of the Company and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein. The books and records of the Company and each Company Subsidiary fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of the Company and the Company Subsidiaries each contain records which are accurate in all material respects of all corporate actions of such entity’s stockholders and Board of Directors (including committees of its Board of Directors).

      2.09 Material Adverse Change

      Except as Previously Disclosed, since December 31, 2001, (a) the Company has and the Company Subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice (excluding the incurrence of expenses in connection with this Reorganization Agreement and the transactions contemplated hereby), and (b) no event has occurred or circumstance arisen that, individually or in the aggregate, has had a Material Adverse Effect on Company.

      2.10 Absence of Undisclosed Liabilities

      Except as Previously Disclosed, neither the Company nor any Company Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), that is material to the Company on a consolidated basis, or that, when combined with all similar liabilities, would be material to the Company on a consolidated basis, except as and to the extent disclosed in the Company Financial Statements, and except for liabilities incurred in the ordinary course of business consistent with past practice subsequent to December 31, 2001.

      2.11 Properties

      All real and personal property owned by the Company or any Company Subsidiary or presently used by any of them in its respective business is in good working condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. Except as Previously Disclosed, the Company and the Company Subsidiaries have good and marketable title free and clear of all Encumbrances to all of the properties and assets, real and personal, which, individually or in the aggregate, are material to the business of the Company and the Company Subsidiaries taken as a whole, and which are reflected on the Company Financial Statements, as of December 31, 2001, or acquired after such date, except (a) liens for current taxes not yet due and payable, (b) such imperfections of title, easements and encumbrances, if any, as are not, individually or in the aggregate, material in character, amount or extent, and (c) dispositions and encumbrances for adequate consideration in the ordinary course of business consistent with past practice. Except as Previously Disclosed, all real and personal property which is material to the business of the Company and the Company Subsidiaries taken as a whole, and which is leased or licensed by the Company or a Company Subsidiary is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms (including all amendments and modifications thereto); such leases and licenses will not terminate or lapse prior to the Effective Date; and there exists no default by the Company or any Company Subsidiary under any such lease or license, nor has any event occurred which, with the giving of notice or the passage of time or both, would constitute a default thereunder by the Company or any Company Subsidiary, except as would not have a Material Adverse Effect on the Company. Except as Previously Disclosed, there are no contractual or legal restrictions that preclude or restrict the ability to use any real property owned or leased by the Company or any Company Subsidiary for the purposes for which it is currently being used. There are no latent defects or adverse physical conditions affecting the real property, and improvements thereon, owned or leased by the Company or any Company Subsidiary other than those that would not have a Material Adverse Effect on the Company.

      2.12 Tax Matters

      Except as Previously Disclosed:

(a) Each of the Company and the Company Subsidiaries has timely filed (or there has been filed on its behalf) all Tax Returns required to have been filed by each of them under applicable law, except where the failure to file such Tax Returns would not, in the aggregate, have a Material Adverse Effect on the Company. All such filed Tax Returns are complete and accurate in all material respects. All Taxes shown to be due on such filed Tax returns have been timely paid or adequate reserves have been established for the payment of such Taxes, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on the Company.

(b) The Company and the Company Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected, except for amounts that would not, in the aggregate, have a Material Adverse Effect on the Company.

(c) There are no ongoing audits, examinations or other administrative or court proceedings of any Tax Returns of the Company or the Company Subsidiaries, and none of the Company or the Company Subsidiaries has received written notification from any taxing authority that any such audit, examination or proceeding is contemplated or pending. None of the Company or any Company Subsidiary is delinquent in the payment of any material Taxes, and none of them has requested any extension of time within which to file any Tax Returns which have not since been filed. No material deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company or any Company Subsidiary which have not been settled and paid. There are currently no agreements or waivers in effect with respect to the Company or any Company Subsidiary to extend the period of limitations for the assessment or collection of any Tax.

(d) There are no material Tax liens upon any property or assets of the Company or any of the Company Subsidiaries other than for Taxes not yet due and payable. Neither the Company nor any of the Company Subsidiaries (i) has filed a consent to the application of Section 341(f) of the Code; (ii) is a party to any Tax sharing, allocation or indemnification agreement or arrangement other than an agreement exclusively among the Company and the Company Subsidiaries; (iii) is a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment by the Company or any of the Company Subsidiaries of any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to Section 280G(b)(4)); and (iv) has been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than the affiliated group of which the Company is the common parent) or has any liability for the Taxes of any person (other than the Company or the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law). No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company or the Company Subsidiaries.

      2.13 Employee Benefit Plans

      (a) Section 2.13(a) of the Disclosure Letter lists all material employee benefit plans (as defined in Section 3(3) of ERISA), stock option plans, stock purchase plans, restricted stock plans, supplemental retirement plans and severance pension or profit-sharing plans that are intended to be tax-qualified, deferred compensation, incentive, bonus or insurance contracts and other material employee benefit plans and all material employment, termination, severance or other contracts or arrangements maintained by the Company or any Company Subsidiary for the benefit of employees or former employees of the Company or any Company Subsidiary (the “Company Plans”), and the Company has made available to Buyer true and complete copies of all such Company Plans. The Company has made available to Buyer true and complete copies of (i) the most recent actuarial and financial reports, if any, prepared by or on behalf of any Company or any Company Subsidiary with respect to the Company Plans; (ii) the most recent annual reports, if any, filed by or on behalf of any Company or any Company Subsidiary with any government agency with respect to the Company Plans; and (iii) the most recent determination letter, if any, for each Company Plan that is intended to be tax-qualified. Each of the Company Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including, but not limited to, ERISA and the Code, except to the extent that any failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except as Previously Disclosed, no material action, claim or proceeding is pending or, to the knowledge of the Company, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could reasonably be expected to give rise to any such action, claim or proceeding.

      (b) No liability under Title IV of ERISA has been incurred by the Company or by any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring a liability under such Title other than liability for the payment of PBGC premiums, which have been or will be paid when due.

      (c) None of the Company Plans is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

      (d) A favorable determination letter has been issued by the Internal Revenue Service with respect to each Company Plan that is intended to be a tax-qualified plan to the effect that such Company Plan is qualified under Section 401 of the Code, and no such letter has been revoked by the Internal Revenue Service. Except as Previously Disclosed, to the knowledge of the Company, no fact or event has occurred since the date of such determination letter which could reasonably be expected to adversely affect the qualified status of any such Company Plan.

      (e) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any Company Plan which would result in the imposition, directly or indirectly, of an excise tax under Section 4975 of the Code that would have, individually or in the aggregate, a Material Adverse Effect on the Company.

      (f) Except as would not have a Material Adverse Effect on the Company, all contributions, premiums or payments required to have been made prior to the date hereof with respect to any Company Plan have been made. No Company Plan had an accumulated funding deficiency (within the meaning of section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Company Plan.

      (g) Except as set forth in Section 2.13(g) of the Disclosure Letter, no Company Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service, other than (i) coverage mandated by applicable law; (ii) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA; (iii) deferred compensation benefits accrued as liabilities on the books of the Company or the ERISA Affiliates; or (iv) benefits, the full cost of which is borne by the current or former employee (or his beneficiary).

      (h) Except as set forth in Section 2.13(h) of the Disclosure Letter, none of the Company Plans would, as a result of this Agreement or the transactions contemplated hereby, (i) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code, (ii) materially increase any benefits payable under any Company Plan, (iii) result in the acceleration of vesting under any Company Plan, or (iv) result in any material payment becoming due under any Company Plan.

      (i) Except as set forth in Section 2.13(i) of the Disclosure Letter neither the Company nor any Company Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any Company Subsidiary. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against the Company or any Company Subsidiary pending or, to the knowledge of the Company, threatened except where such dispute, strike or work stoppage would not have a

Material Adverse Effect on the Company. As of the date of this Agreement, there is no charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable state agency pending or threatened in writing.

      (j) With respect to each Company Plan that is not subject to United States Law (a “Foreign Benefit Plan”), to the knowledge of the Company:

(i) all material employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made or, if applicable, accrued in accordance with normal accounting practices;

(ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is not materially less than the amount necessary to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all Foreign Benefit Plans and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be materially less than such benefit obligations; and

(iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

      2.14 Certain Contracts

      (a) Except as Previously Disclosed, neither the Company nor any Company Subsidiary is a party to, or is bound by,

(i) any “material contract” as defined in Item 601(b)(10) of Regulation S-K under the Securities Laws;

(ii) any written contracts or agreements pursuant to which the Company paid any third party vendor in excess of $1,000,000 during the twelve-month period prior to February 24, 2002;

(iii) any agreement, indenture or other instrument relating to the borrowing of money by the Company or any Company Subsidiary of an amount exceeding $250,000 or any guarantee by the Company or any Company Subsidiary of any such obligation, or any guarantee by the Company or any Company Subsidiary of any other indebtedness other than a guarantee of the indebtedness of the Company or another Company Subsidiary;

(iv) any agreement, arrangement or commitment relating to the employment of a consultant who was formerly a director or executive officer or the employment, election, retention in office or severance of any present or former director or executive officer;

(v) any contract, agreement or understanding with a labor union, in each case whether written or oral;

(vi) any contract, agreement or understanding with any current or former officer, director or employee of the Company or any Company Subsidiary relating to the provision of benefits (other than the Company Plans);

(vii) any contract or agreement that limits, or purports to limit, in a manner material to the Company or any Company Subsidiary, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

(viii) any contract, arrangement or agreement that results in any person or entity that is not an affiliate, officer or director, employee or agent of the Company or any Company Subsidiary holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective businesses;

(ix) any contract, arrangement or agreement that results in an affiliate, officer or director, employee or agent of the Company or any Company Subsidiary holding an irrevocable power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective businesses; or

(x) any contract or agreement that restricts the use by the Company or any Company Subsidiary of any Owned Intellectual Property or the Licensed Intellectual Property (other than, in the case of the Licensed Intellectual Property, the contract, license or other agreement granting the Company or any Company Subsidiary the right to use such Licensed Intellectual Property).

Any and all contracts, agreements and arrangements listed in Section 2.14 of the Disclosure Letter and all other contracts, arrangements and agreements, whether or not made in the ordinary course of business, which are material to the Company and the Company Subsidiaries taken as a whole or the absence of which would have a Material Adverse Effect on the Company, are collectively referred to herein as the “Material Contracts.”

      (b) Except as Previously Disclosed in Section 2.14(b) of the Disclosure Letter, (i) each Material Contract is a legal, valid and binding agreement, and neither the Company nor any Company Subsidiary is in any material respect in breach or violation, or default under, any Material Contract, and no Material Contract has been canceled by the other party; (ii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; (iii) the Company and the Company Subsidiaries are not in receipt of any claim of default under any Material Contract; and (iv) neither the execution of this Reorganization Agreement and the Plan of Merger nor the consummation of the transactions contemplated hereby or thereby shall constitute a default, give rise to cancellation rights, or otherwise adversely affect any of the Company’s rights under any Material Contract. The Company has furnished or made available to Buyer true and complete copies of all Material Contracts, including any amendments thereto.

      (c) The Company has heretofore furnished to Buyer complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC which are currently in effect.

      2.15 Environmental Matters

      Except as Previously Disclosed:

(a) The Company and the Company Subsidiaries are in compliance with all Environmental Laws, except for any violations of any Environmental Law which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All past non-compliance with Environmental Laws has been resolved without any pending, on-going or future obligation, cost or liability which would, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary has received any communication alleging that the Company or a Company Subsidiary is not in such compliance and, to the Company’s knowledge, there are no present circumstances that would prevent or interfere with the continuation of such compliance, including with respect to any off-site disposal location presently or formerly used by the Company or any Company Subsidiary or any of its predecessors, or with respect to any previously owned or operated facilities.

(b) None of the properties owned, leased or operated by the Company or a Company Subsidiary has been or is in violation of or liable under any Environmental Law, except any violations or liabilities which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. None of the properties owned, leased or operated by the Company or any Company Subsidiary is listed or proposed for listing, or adjoins any other property that is listed or proposed for listing, on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any analogous federal, state or local list.

(c) There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against the Company or a Company Subsidiary or against any person or entity whose liability for any Environmental Claim the Company or a Company Subsidiary has or may have retained or assumed either contractually or by operation of law, except such which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(d) Section 2.15(d) of the Disclosure Letter lists all material environmental assessments or audit reports or other similar environmental studies or analyses relating to any properties owned, leased or operated by the Company or any Company Subsidiary, and the Company has made available true and correct copies of all such reports, studies, and analyses to the Buyer.

      2.16 Legal Proceedings

      Except as Previously Disclosed, there is no litigation, claim, action, suit, investigation or proceeding (an “Action”) instituted, pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or against any property, asset, interest or right of the Company or any Company Subsidiary as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on the Company. There are no Actions instituted, pending or, to the knowledge of the Company, threatened which present a claim to (a) materially delay, restrain or prohibit, the Merger and/or the transactions contemplated herein or (b) impose any liability in connection therewith as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on the Company. Except as Previously Disclosed, neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity that would have a Material Adverse Effect on the Company.

      2.17 Permits; Compliance with Laws

      Except as Previously Disclosed, each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted or as is contemplated to be conducted (the “Permits”), except where the failure to have, or the suspension or cancellation of, any of the Permits would not have a Material Adverse Effect on the Company. As of the date of this Agreement, no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Permits would not have a Material Adverse Effect on the Company. Except as Previously Disclosed, neither the Company nor any Company Subsidiary is in conflict with, or in default under, breach or violation of, (a) any law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

      2.18 Intellectual Property

      (a) Section 2.18 of the Disclosure Letter sets forth a true and complete list of all patents, patent applications, registered trademarks, trademark applications, registered copyrights and applications for copyright registrations, and domain names included in the (i) Owned Intellectual Property or (ii) Licensed Intellectual Property.

      (b) The Company and each Company Subsidiary owns or has the right to use, and after consummation of the transactions contemplated in this Reorganization Agreement will own or have the right to use, free and clear of any material outstanding decrees, orders, injunctions, judgments or claims by any third party, all Owned Intellectual Property and all Licensed Intellectual Property, and, to the knowledge of the Company, such Owned Intellectual Property and Licensed Intellectual Property are valid and enforceable. The Owned Intellectual Property and the Licensed Intellectual Property include all of the material Intellectual Property used in the ordinary day-to-day conduct of the business of the Company and the Company Subsidiaries.

      (c) Neither the Company nor any Company Subsidiary is, or will be, as a result of the execution, delivery or performance of this Reorganization Agreement, the Plan of Merger or the transactions contemplated hereby and thereby, materially infringing or otherwise in material violation of any third-party Intellectual Property rights.

      (d) Except as Previously Disclosed, no claims contesting the validity, enforceability, ownership or right to use, sell, license or dispose of (i) any Owned Intellectual Property rights or (ii) any Licensed Intellectual Property are currently pending or, to the knowledge of the Company, have been threatened or asserted against the Company or any Company Subsidiary as to which there is a reasonable probability of an unfavorable outcome and which, if such unfavorable outcome was rendered, would have a Material Adverse Affect on the Company.

      (e) Except as Previously Disclosed, the Company has not received any written claim (i) to the effect that the making, using, selling, offering for sale or licensing of any product or services now made, used, sold, offered for sale or licensed by the Company or any Company Subsidiary, infringes any Intellectual Property of any third party; (ii) against the use by the Company or any Company Subsidiary of any Intellectual Property used in the business of the Company or any Company Subsidiary as currently conducted or as proposed to be conducted; (iii) challenging the ownership, validity or enforceability of any of the Company’s or any Company Subsidiary’s rights with respect to the Owned Intellectual Property; or (iv) challenging the Company’s or any Company Subsidiary’s license to use any Licensed Intellectual Property.

      (f) Except as Previously Disclosed, the Company has not received any written claim to the effect that the operation of the business of the Company or any Company Subsidiary as currently conducted and the use of the Owned Intellectual Property and the Licensed Intellectual Property in connection therewith, infringes the Intellectual Property or other proprietary rights of any third party, and no actions or claims are pending or, to the knowledge of the Company after due inquiry, there are no actions or claims threatened against the Company or any Company Subsidiary alleging any of the foregoing as to which there is a reasonable probability of an unfavorable outcome and which, if such unfavorable outcome was rendered, would have a Material Adverse Effect on the Company. To the knowledge of the Company, no third-party is engaging in any activity that materially infringes or otherwise violates the Owned Intellectual Property or the Licensed Intellectual Property.

      2.19 Brokers and Finders

      Neither the Company nor any Company Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred or will incur any liability for any fees or commissions in connection with the transactions contemplated herein or in the Plan of Merger, except for the Company’s retention of Gerard Klauer Mattison & Co., Inc. (“GKM”) to perform certain financial advisory services. The Company has heretofore furnished to Buyer a complete and current copy of all agreements between the Company or any Company Subsidiary and GKM pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

      2.20 Insurance

      (a) Section 2.20 of the Disclosure Letter sets forth a complete list of the insurance coverage currently maintained by the Company and the Company Subsidiaries. All material insurable risks of the Company and the Company Subsidiaries in respect of the businesses of each are covered by such insurance policies and the types and amounts of coverage provided therein are usual and customary in the context of the businesses and operations in which the Company and the Company Subsidiaries are engaged. Neither the Company nor any Company Subsidiary has received any notice of a material premium increase or cancellation with respect to any such insurance policies or bonds, and within the last three years, neither the Company nor any Company

Subsidiary has been refused any insurance coverage sought or applied for or made any material reduction in the scope or amount of its insurance coverage, and the Company has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any loss experience of the Company or any Company Subsidiary.

      (b) Except as Previously Disclosed, with respect to each such insurance policy maintained by the Company or any Company Subsidiary: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

      2.21 Anti-takeover Provisions; Rights Agreement

      (a) The Board of Directors of the Company has, to the extent such statutes are applicable, taken all action (including the approval of the Board of Directors of the Company) necessary to render the provisions of Section 203 of the DGCL inapplicable to the Merger, this Reorganization Agreement, the Plan of Merger and the transactions contemplated hereby and thereby. To the knowledge of the Company, no other state takeover statute or similar charter or bylaw provisions are applicable to the Merger, this Reorganization Agreement, the Plan of Merger and the transactions contemplated hereby and thereby.

      (b) The Company has irrevocably and validly amended, and the Board of Directors of the Company has taken all necessary action to irrevocably amend, the Rights Agreement so that (a) none of the execution or delivery of this Reorganization Agreement or the Plan of Merger or the consummation of the transactions contemplated hereby or thereby will result in (i) the occurrence of any of the events described in Section 11 of the Rights Agreement or (ii) the Rights (as defined in the Rights Agreement) becoming evidenced by, and transferable pursuant to, certificates separate from the certificates representing shares, and (b) at the Effective Time, the Company Common Stock will be converted into the consideration provided in the Plan of Merger and all Rights (as defined in the Rights Agreement) attached thereto shall simultaneously be extinguished.

      2.22 Board Approval; Vote Required

      (a) The Board of Directors of the Company, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Reorganization Agreement and the Plan of Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved this Reorganization Agreement and the Plan of Merger and declared their advisability, and (iii) recommended that the stockholders of the Company approve and adopt this Reorganization Agreement and the Plan of Merger and directed that this Reorganization Agreement and the Plan of Merger and the transactions contemplated hereby and thereby be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting.

      (b) The only vote of the holders of any class or series of capital stock of the Company necessary to approve this Reorganization Agreement, the Plan of Merger and the transactions contemplated hereby and thereby is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the approval and adoption of this Reorganization Agreement and the Plan of Merger.

      2.23 Opinion of Financial Advisor

      The Company has received the written opinion of GKM, dated the date of this Reorganization Agreement, to the effect that, as of the date of this Reorganization Agreement, the Merger Consideration is fair, from a financial point of view, to the Company’s stockholders, a copy of which opinion will be delivered to Buyer promptly after the date of this Reorganization Agreement.

      2.24 The Microsoft Lease

      Upon the effectiveness of the Merger, the Lease Agreement dated as of September 12, 2001 between Spacelabs Medical, Inc., a California corporation, and Microsoft Corporation, a Washington corporation (“Microsoft”) (the “Lease”), will remain valid and in full force and effect. The consummation of the transactions contemplated by this Agreement and the Plan of Merger will not give Microsoft any right to terminate the Lease or to otherwise impair the rights of the tenant thereunder.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES

OF BUYER AND MERGER SUB

      Buyer and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

      3.01 Organization, Standing and Authority of Buyer and Merger Sub

      Each of Buyer and Merger Sub is a duly organized corporation, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to carry on its business as now conducted.

      3.02 Authorized and Effective Agreement

      (a) Each of Buyer and Merger Sub has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement and the Plan of Merger. The execution and delivery of this Reorganization Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer and Merger Sub.

      (b) This Reorganization Agreement and the Plan of Merger each have been duly and validly executed and delivered by Buyer and Merger Sub and, assuming the accuracy of the representation contained in Section 2.05(b) hereof, constitute legal, valid and binding obligations of Buyer and Merger Sub, in each case enforceable against it in accordance with their respective terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

      3.03 Consents and Approvals; No Violation

      (a) Neither the execution and delivery of this Reorganization Agreement and the Plan of Merger, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Buyer or Merger Sub with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles or certificate of incorporation or association, charter or bylaws of Buyer or Merger Sub; (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or Merger Sub, except (in the case of clauses (ii) and (iii) above) for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on Buyer.

      (b) Except as Previously Disclosed, or in connection, or in compliance, with the provisions of the HSR Act, or as may be required under similar foreign or supranational competition laws, no consent, approval, permit or authorization of, or declaration, notice, filing or registration with, any Governmental Entity, or any other person, is required to be made or obtained by Buyer or Merger Sub in connection with the execution, delivery and performance of this Reorganization Agreement and the Plan of Merger or the consummation of the transactions contemplated hereby or thereby other than consents, approvals, permits declarations, notices, filings or registrations that if not obtained or made would not have a Material Adverse Effect on Buyer.

      3.04 Legal Proceedings

      There are no actions, suits or proceedings instituted, pending or, to the knowledge of Buyer, threatened against Buyer or Merger Sub which present a claim to restrain or prohibit the transactions contemplated hereby.

      3.05 Brokers and Finders

      Neither Buyer nor any subsidiary of Buyer, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger, except for Buyer’s retention of Credit Suisse First Boston Corporation to perform certain financial advisory services.

      3.06 Financial Resources

      Buyer has available to it sufficient financial resources to fulfill its obligations hereunder.

      3.07 Operations of Merger Sub

      Merger Sub is an indirect, wholly-owned subsidiary of Buyer, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

ARTICLE 4.

COVENANTS

      4.01 Stockholders’ Meeting

      The Company shall submit this Reorganization Agreement and the Plan of Merger to its stockholders for approval at a special meeting to be held as soon as practicable after the date hereof (the “Company Stockholders’ Meeting”). The Company shall postpone its annual meeting of stockholders until a date after the Company Stockholders’ Meeting. Subject to the proviso in Section 4.02(b), the Board of Directors of the Company shall recommend at the Company Stockholders’ Meeting that the stockholders vote in favor of such approval. Further, the Company shall solicit from its stockholders proxies in favor of the approval and adoption of this Reorganization Agreement and the Plan of Merger and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders.

      4.02 Proxy Statement

      (a) As promptly as practicable after the date hereof, Buyer and the Company shall cooperate in the preparation filing with the SEC of a proxy statement to be mailed to the stockholders of the Company in connection with the Company Stockholder’s Meeting (the “Proxy Statement”). No amendment or supplement to the Proxy Statement will be made by Buyer or the Company without the approval of the other party (such approval not to be unreasonably withheld or delayed).

      (b) None of the Board of Directors of the Company or any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Buyer or Merger Sub, the approval or recommendation by the Board of Directors of the Company or any committee thereof of this Reorganization Agreement or the Plan of Merger and the Proxy Statement shall include the recommendation of the Board of Directors of the Company to the stockholders of the Company in favor of approval and adoption of this Reorganization Agreement and the Plan of Merger; provided, however, that the Board of Directors of the Company may, at any time prior to the approval by the stockholders of this Reorganization Agreement and the Plan of Merger, withdraw or modify any such recommendation to the extent that the Board of Directors of the Company determines, in its good faith judgment after consultation with independent legal counsel (who may be the Company’s regularly engaged independent legal counsel), that the failure to so withdraw or modify its recommendation could cause the Board of Directors of the Company to breach its fiduciary duties to the stockholders of the Company under applicable law.

      (c) The information supplied by the Company for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (ii) the time of the Company Stockholders’ Meeting and (iii) the Effective Date, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Date, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Buyer. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Reorganization Agreement and the Plan of Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Laws.

      4.03 Efforts to Close

      Buyer, Merger Sub and the Company shall each use commercially reasonable efforts in good faith, and each of them shall cause its subsidiaries to use commercially reasonable efforts in good faith, to (i) furnish such information as may be required in connection with the preparation of the documents referred to in Section 4.02 above; and (ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger at the earliest possible date, including, without limitation, (A) making promptly its respective filings, and thereafter making any other required submissions, under the HSR Act, (B) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required for consummation of the transactions contemplated hereby, and (C) obtaining all necessary Permits, waivers, consents, authorizations, qualifications, orders and approvals from any Governmental Entity. Using its commercially reasonable efforts in good faith, no party hereto shall take or fail to take, or cause or permit its subsidiaries to take or fail to take, or permit to be taken or omitted to be taken by any third persons, any action that would substantially impair the prospects of completing the Merger pursuant to this Reorganization Agreement and the Plan of Merger, or that would materially delay such completion. In case, at any time after the Effective Date, any further action is necessary or desirable to carry out the purposes of this Reorganization Agreement or the Plan of Merger, the proper officers and directors of each party to this Reorganization Agreement shall use their reasonable best efforts to take all such action.

      4.04 Investigation and Confidentiality

      The Company will keep Buyer advised of all material developments relevant to its business and to consummation of the transactions contemplated herein and in the Plan of Merger. Buyer may make or cause to be made such investigation of the financial and legal condition of the Company and the Company Subsidiaries as Buyer reasonably deems necessary or advisable in connection with the transactions contemplated herein and in the Plan of Merger; provided, however, that such investigation shall be reasonably related to such transactions and shall not interfere unnecessarily with normal operations. The Company agrees to (and shall cause the Company Subsidiaries and their respective officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives to): (i) provide to Buyer (and Buyer’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of the Company or the Company Subsidiaries and to the books and records thereof; and (ii) furnish promptly to Buyer such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the company and the Company Subsidiaries as Buyer or its Representatives may reasonably request. Buyer may communicate with and have access to the officers and employees of the Company and the Company Subsidiaries for purposes of negotiating and entering into retention agreements with any officer or employee of the Company or any Company Subsidiary. No investigation pursuant to this Section 4.04 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, any party hereto. Each party hereto shall hold all information furnished by the other party or any of such party’s subsidiaries or representatives pursuant to this Section 4.04 in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated December 14, 2001, between Gerard Klauer Mattison & Co., Inc. (on behalf of the Company) and Buyer (the “Confidentiality Agreement”).

      4.05 Press Releases

      The Company and Buyer shall agree with each other as to the form and substance of any press release related to this Reorganization Agreement and the Plan of Merger or the transactions contemplated hereby or thereby, and shall consult each other as to the form and substance of other public disclosures related thereto; provided, however, that nothing contained herein shall prohibit any party, following notification to the other parties, from making any disclosure which is required by applicable law or the rules of the Helsinki Stock Exchange or Nasdaq.

      4.06 Covenants of the Company

      (a) Prior to the Closing Date, and, except as Previously Disclosed or otherwise provided for by this Reorganization Agreement, the Plan of Merger, or consented to or approved in writing by Buyer, the Company agrees that it shall, and shall cause each of the Company Subsidiaries to, conduct the businesses of the Company and the Company Subsidiaries only in the ordinary course of business and in a manner consistent with past practice, and to use its reasonable best efforts to preserve intact the business organization of the Company and the Company Subsidiaries, their respective properties, business and relationships with customers, suppliers, employees and other persons.

      (b) By way of amplification and not limitation, except with the prior written consent of Buyer (which shall not be unreasonably withheld or delayed) and except as Previously Disclosed or expressly contemplated or permitted by this Reorganization Agreement or the Plan of Merger, neither the Company nor any Company Subsidiary shall, between the date of this Reorganization Agreement and the Effective Date, directly or indirectly, do, or propose to do, any of the following:

(i) except as Previously Disclosed, carry on its business other than in the ordinary course and in manner consistent with past practice;

(ii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary or (ii) any assets of the Company or any Company Subsidiary, except in the ordinary course of business and in a manner consistent with past practice; (iv) except as Previously Disclosed, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets except in the ordinary course of business and consistent with past practice;

(v) issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, combine, split, subdivide, reclassify, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

(vi) amend its articles or certificate of incorporation or bylaws;

(vii) merge with any other corporation or permit any other corporation to merge into it or consolidate with any other corporation; acquire control over any other corporation or organization or create any subsidiary;

(viii) liquidate or sell or dispose of any material assets, including, without limitation, any Company Subsidiary or any business segment or division or any product line, or acquire any material assets;

(ix) except as contemplated by the Company’s current capital budget, authorize, or make any commitment with respect to, any capital expenditures in excess of $1,000,000 in the aggregate;

(x) except as Previously Disclosed or as contemplated by Section 4.06(c), enter into any contract or agreement other than in the ordinary course of business and consistent with past practice;

(xi) except as Previously Disclosed, increase the rate of compensation payable or to become payable to, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees other than increases in the ordinary course of business in a manner consistent with past practice in salaries or wages of employees who are not directors or officers, enter into or modify any employment or severance contracts with, or grant any severance or termination pay to, any of its present or former directors, officers or employees; or enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

(xii) change its methods of accounting in effect at December 31, 2001, except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants, or materially change any of its methods of reporting income and deductions for United States federal income Tax purposes from those employed in the preparation if its United States federal income Tax Returns for the year ended December 31, 2001, except as required by law;

(xiii) directly or indirectly solicit, initiate or encourage, or take any other action to facilitate, or authorize or permit any of its officers, directors, employees, subsidiaries or agents to directly or indirectly solicit, initiate or encourage, or take any other action to facilitate, any inquiries relating to, or the making of any proposal or offer which constitutes or may reasonably be expected to lead to, a “takeover proposal” as defined below), or, except to the extent that the Board of Directors of the Company determines, in its good faith judgment after consultation with independent legal counsel (who may be the Company’s regularly engaged independent legal counsel), that the failure to do so could cause the Board of Directors of the Company to breach its fiduciary duties to the stockholders of the Company under applicable law, recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a takeover proposal; provided, however, that the Company may communicate information about any such takeover proposal to its stockholders if, in the judgment of the Company’s Board of Directors, based upon advice of outside counsel, such communication is required under applicable law. The Company will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken herein. The Company will notify Buyer immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company, and the Company will promptly inform Buyer in writing of all of the relevant details with respect to the foregoing. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a takeover proposal. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. As used in this Reorganization Agreement, “takeover proposal” shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any Company Subsidiary or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company or any Company Subsidiary other than the transactions contemplated or permitted by this Reorganization Agreement and the Plan of Merger;

(xiv) make any material Tax election or settle or compromise any material Tax liability;

(xv) except as Previously Disclosed, pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of individual claims, liabilities or obligations for less than $100,000 and $500,000 in the aggregate;

(xvi) except as Previously Disclosed, amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company’s or any Company Subsidiary’s rights thereunder, other than in the ordinary course of business consistent with past practice;

(xvii) except as Previously Disclosed, commence or settle any litigation, claim, action, suit or proceeding;

(xviii) except as contemplated by Section 4.06(c), enter into or renew any lease of real property or, except in the ordinary course of business consistent with past practice, enter into any material contract, agreement or arrangement relating to Intellectual Property;

(xix) enter into any contract or agreement of employment with any person to be the chief executive officer or to hold any other office of the Company, Spacelabs Medical, Inc., a California corporation, or Spacelabs Burdick, Inc. or to hold any executive office of any foreign Company Subsidiary;

(xx) enter into any contract or agreement containing a non-competition clause or similar provision; or

(xxi) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

      (c)(i) During the four week period following the date hereof (the “Planning Period”), Buyer and Company agree that each shall cooperate with the other in good faith to develop a facilities plan for the Company that takes into account both (x) the Company’s facilities needs as a stand-alone entity if the transactions contemplated hereby are not consummated and (y) the Buyer’s plans if the transactions contemplated hereby are consummated. In particular, during the Planning Period Buyer and Company shall cooperate in good faith with respect to (i) the selection of office and/or manufacturing space necessitated by the expiration of the Lease, and (ii) the negotiation and execution of a lease for such space (the “Replacement Lease”).

(ii) If at the end of the Planning Period (a) the Company and the Buyer have not mutually agreed to a Replacement Lease; (b) the Company has proposed a Replacement Lease consistent with Section 4.06(c)(ii) of the Disclosure Letter (the “Company Proposed Lease”); (c) the Buyer does not consent to the Company’s execution of the Company Proposed Lease; and (d) this Agreement is terminated following the Planning Period, then Buyer shall indemnify the Company and any Company Subsidiaries for any losses, claims, damages, liabilities, costs, and expenses incurred by the Company or any Company Subsidiary that the Company would not have incurred if the Company had entered into the Company Proposed Lease. Notwithstanding the foregoing, Buyer shall not have any obligation under this Section 4.06(c)(ii) (x) if the Company terminates the Agreement pursuant to Section 6.01(f), (y) if the Buyer terminates the Agreement pursuant to Section 6.01(b)(i) because the Company has willfully breached its covenants and agreements under the Agreement or, (z) if the Buyer terminates this Agreement pursuant to Section 6.01(g). If the Agreement is terminated pursuant to Section 6.01(d) under circumstances that would entitle the Buyer to the Fee (as defined herein) pursuant to Section 7.01(b)(ii) if a takeover proposal were consummated by the Company, Buyer shall not be required to provide any indemnity under this Section 4.06(c)(ii) until such time as Buyer is not entitled to receive such Fee pursuant to Section 7.01(b)(ii). If Buyer becomes entitled to the Fee pursuant to Section 7.01(b)(ii) Buyer shall have no indemnity obligation under this Section 4.06(c)(ii).

      4.07 Closing; Articles of Merger

      The transactions contemplated by this Reorganization Agreement and the Plan of Merger shall be consummated at a closing to be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, NY 10022, on the first business day following satisfaction of the conditions to consummation of the Merger set forth in ARTICLE 5 hereof (other than such conditions relating to the receipt of officers’ certificates). In connection with such Closing, Buyer and the Company shall execute a certificate of merger and shall cause such certificate of merger to be delivered to the Delaware Secretary of State in accordance with Section 251 of the DGCL. The Merger shall be effective at the time and on the date specified in such articles of merger (the “Effective Date”).

      4.08 Company Employees; Directors and Management; Indemnification

      (a) Buyer hereby agrees that, for a period of six months immediately following the Effective Date, it shall, or shall cause the Surviving Corporation and its subsidiaries to, maintain all Company Plans in effect as of the Effective Date other than the Company Option Plans for the benefit of employees of the Surviving Corporation and shall honor, and shall cause the Surviving Corporation and its subsidiaries to honor, in accordance with their terms and without any material reduction in benefits, such Company Plans.

      (b) Except with respect to Company Plans, employees of the Surviving Corporation shall receive credit for purposes of eligibility to participate, vesting and eligibility to receive benefits under any employee benefit plan, program or arrangement established or maintained by the Buyer, the Surviving Corporation or any of their respective subsidiaries for service accrued or deemed accrued prior to the Effective Date with the Company or any Company Subsidiary. With respect to the Company Plans, all service prior to the Effective Date credited under such Company Plans for all purposes shall remain credited for all such purposes on and after the Effective Date.

      (c) Buyer shall cause the Surviving Corporation to honor all the obligations under the Company Plans and all employment and severance agreements to which the Company or any of its affiliates is party as of the Closing Date, including, without limitation, those agreements listed in Schedule 4.08(c) attached hereto. Buyer acknowledges that approval by the stockholders of the Company of this Reorganization Agreement and Plan of Merger will constitute a “Change of Control” within the meaning of the Company Plans listed in Section 4.08(c) of the Disclosure Letter.

      (d) From and after the Effective Date, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer of the Company or any Company Subsidiary (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Company, any of the Company Subsidiaries or any of their respective predecessors; or (ii) this Reorganization Agreement, the Plan of Merger, or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Date, the Surviving Corporation shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Date), the Indemnified Parties may retain counsel reasonably satisfactory to them; provided, however, that (1) the Surviving Corporation shall have the right to assume the defense thereof and upon such assumption the Surviving Corporation shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and the Surviving Corporation shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (3) the Surviving Corporation shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. The Surviving Corporation’s obligations under this Section 4.08(d) continue in full force and effect for a period of six (6) years from the Effective Date; provided, however, that all rights to indemnification in respect of any claim (a “Claim”) asserted or made within such period shall continue until the final disposition of such Claim. Buyer hereby fully and unconditionally guarantees the payment obligations of the Surviving Corporation contained in this Section 4.08(d).

      (e) Buyer agrees that all rights to indemnification and all limitations on liability existing in favor of the directors, officers and employees of Company and the Company Subsidiaries (the “Covered Parties”) as provided in their respective articles or certificate of incorporation, charter or bylaws as in effect as of the date of this Reorganization Agreement with respect to matters occurring prior to the Effective Date shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six (6) years from the Effective Date; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim; provided, further, that nothing contained in this Section 4.08(e) shall be deemed to preclude the liquidation, consolidation or merger of the Company or any Company Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger.

      (f) Buyer, from and after the Effective Date, shall use its commercially reasonable efforts to cause the persons who served as directors or officers of the Company and the Company Subsidiaries on or before the Effective Date to be covered by the Company’s or respective Company Subsidiary’s existing directors’ and officers’ liability insurance policy (provided, that Buyer may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not materially less favorable than such policy) (the “Insurance Policy”); provided, however, that (i) in no event shall the Surviving Corporation be required to expend pursuant to this Section 4.08(f) more than $1,920,000 for such insurance (the “Insurance Amount”), (ii) the Surviving Corporation shall use its reasonable best efforts to use the Insurance Amount to obtain the Insurance Policy commencing on the Effective Date and keep such policy in effect until the earlier of (x) the entire Insurance Amount is spent or (y) the sixth anniversary of the Effective Date; provided that if the Surviving Corporation is unable to obtain or maintain the Insurance Policy, the Surviving Corporation shall use the Insurance Amount to obtain an alternate insurance policy with as much coverage as is commercially obtainable. The Company represents and warrants that the current annual premiums paid by the Company for such insurance is approximately $320,000.

      (g) In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer assume the obligations set forth in this section.

      (h) The provisions of Sections 4.09(d), (e), (f) and (g) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.

ARTICLE 5.

CONDITIONS PRECEDENT

      5.01 Conditions Precedent — Buyer, Merger Sub and the Company

      The respective obligations of the parties to effect the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions at or prior to the Closing Date:

(a) All corporate action necessary to authorize the execution, delivery and performance of this Reorganization Agreement and the Plan of Merger and consummation of the transactions contemplated hereby and thereby (including the requisite affirmative vote of a majority of the stockholders of the

Company in accordance with the DGCL and the Company’s certificate of incorporation and bylaws) shall have been duly and validly taken.

(b) The parties hereto shall have received all regulatory approvals required or mutually deemed necessary in connection with the transactions contemplated by this Reorganization Agreement and the Plan of Merger, all notice periods and waiting periods (including those required under the HSR Act and any extensions thereof) required after the granting of any such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied.

(c) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

      5.02 Conditions Precedent — the Company

      The obligations of the Company to effect the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions at or prior to the Closing Date:

(a) The representations and warranties of Buyer and Merger Sub set forth in ARTICLE 3 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as consented to in writing by Company; provided, however, that (i) in determining whether or not the condition contained in this paragraph (a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect; and (ii) the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on Buyer;

(b) Buyer and Merger Sub shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger to be performed or complied with by it on or prior to the Closing Date; and

(c) Buyer shall have delivered to the Company a certificate, dated the Closing Date and signed by its Chairman, President, or Executive Vice President to the effect that the conditions set forth in paragraphs (a) and (b) of this Section have been satisfied.

      5.03 Conditions Precedent — Buyer and Merger Sub

      The respective obligations of Buyer and Merger Sub to effect the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions at or prior to the Closing Date:

(a) The representations and warranties of the Company set forth in ARTICLE 2 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as consented to in writing by Buyer; provided, however, that (i) in determining whether or not the condition contained in this paragraph (a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect; and (ii) the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on the Company;

(b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger to be performed or complied with by it prior to the Closing Date;

(c) The Company shall have delivered to Buyer and Merger Sub a certificate, dated the Closing Date and signed by its Chairman, President or any Executive Vice President to the effect that the conditions set forth in paragraphs (a) and (b) of this Section have been satisfied;

(d) To the extent that any lease, license, loan, financing agreement or other contract or agreement to which the Company or any Company Subsidiary is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Reorganization Agreement or the Plan of Merger, such consent or waiver shall have been obtained, unless the failure to obtain such consents or waivers would not have a Material Adverse Effect on the Company.

ARTICLE 6.

TERMINATION, WAIVER AND AMENDMENT

      6.01 Termination

      This Reorganization Agreement and the Plan of Merger may be terminated, at any time before the Effective Date, notwithstanding any approval or adoption of this Reorganization Agreement and the Plan of Merger by the stockholders of the Company as follows:

(a) by the mutual consent in writing of the parties hereto;

(b) by Buyer in writing, if the Company has, or by the Company in writing, if Buyer or Merger Sub has, in any respect, breached (i) any covenant or agreement contained herein or in the Plan of Merger; or (ii) any representation or warranty contained herein (or any representation or warranty contained herein shall have become untrue), and in either case such that the conditions set forth in Section 5.02(a) and (b) or Section 5.03(a) and (b), as the case may be, would not be satisfied; provided, however, that, if such breach is curable, the non-breaching party may not terminate this Reorganization Agreement and the Plan of Merger under this Section 6.01(b) for so long as the breaching party continues to exercise its best efforts to cure such breach, unless such breach shall not have been cured within thirty (30) days after the date on which written notice of such breach is given to the party committing such breach.

(c) by any party hereto in writing, if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which is then in effect and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(d) by any party hereto in writing, if the stockholders of the Company do not approve the transactions contemplated herein at the special meeting duly called for that purpose or if such meeting is adjourned until a date later than August 31, 2002;

(e) by any party hereto in writing, if the Closing Date shall not have occurred by the close of business on August 31, 2002, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements set forth herein;

(f) by the Company, upon the execution by the Company of a definitive agreement relating to a takeover proposal (as defined in Section 4.06(b)(xiii)); provided, that (i) the Company shall have complied with its obligations under Section 4.06(b)(xiii) hereof; (ii) the Board of Directors of the Company shall have determined, in its good faith judgment after consultation with independent legal counsel (who may be the Company’s regularly engaged independent legal counsel), that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties to the stockholders of the Company under applicable law; (iii) the Company shall have fully negotiated the terms of such takeover proposal and provided to Buyer in writing the identity of the person making, and the final terms and conditions of, such takeover proposal; and (iv) Buyer shall not have made, by the end of the third business day after Buyer’s receipt of the final terms and conditions of such takeover proposal, a substantially similar or superior proposal to such takeover proposal; provided further, that any termination of this Reorganization Agreement pursuant to this Section 6.01(f) shall not be effective until the Company has made full payment of all amounts provided under Section 7.01; or

(g) by Buyer, if: (i) the Board of Directors of the Company withdraws, modifies or changes its recommendation of this Reorganization Agreement, the Plan of Merger or the transactions contemplated hereby or thereby in a manner adverse to Buyer or shall have resolved to do so; (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company a takeover proposal or shall have resolved to do so or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any takeover proposal; (iii) the Company shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of the Company in favor of the approval and adoption of this Reorganization Agreement and the Plan of Merger; (iv) the Board of Directors of the Company fails to reaffirm its recommendation in favor of the approval and adoption of this Reorganization Agreement and the Plan of Merger within five business days after Buyer requests in writing that such recommendation be reaffirmed; (v) through the fault (whether by commission or omission) of the Company, the Company Stockholders’ Meeting to approve the Plan of Merger shall not have been called prior to June 30, 2002; (vi) the Company shall have intentionally breached its obligations under Section 4.06(b)(xiii); or (vii) a tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders); it being understood that the fact that the Company or any of the other persons described in Section 4.06(xiii) has taken any of the actions set forth in Section 4.06(xiii) in compliance with the terms of Section 4.06(xiii), together with a statement that the Board of Directors of the Company continues to recommend the Merger and this Agreement, shall not be considered to be a withdrawal, adverse modification or adverse amendment in any material respect of such approval or recommendation or a failure to reconfirm its recommendation of this Agreement.

      6.02 Effect of Termination

      In the event this Reorganization Agreement and the Plan of Merger are terminated pursuant to Section 6.01 hereof, this Reorganization Agreement and the Plan of Merger shall become void and have no effect and there shall be no liability under the Reorganization Agreement or the Plan of Merger, except that (a) the provisions relating to confidentiality and expenses set forth in Sections 4.04 and 7.01 hereof, respectively, shall survive any such termination, (b) the provisions relating to the Replacement Lease set forth in Section 4.06(c) shall survive any such termination, and (c) a termination pursuant to Section 6.01(b)(i) shall not relieve the breaching party from liability for an uncured willful breach of any representation, warranty, covenant or agreement contained in this Reorganization Agreement.

      6.03 Survival of Representations, Warranties and Covenants

      All representations, warranties and covenants in this Reorganization Agreement and the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Date other than covenants that by their terms are to survive or be performed after the Effective Date; provided, that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive Buyer, Merger Sub or the Company (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any stockholder or former stockholder of either Buyer or the Company, the aforesaid representations, warranties and covenants being material inducements to the consummation by Buyer, Merger Sub and the Company of the transactions contemplated herein.

      6.04 Waiver

      Except with respect to any required stockholder or regulatory approval, Buyer and the Company, respectively, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Reorganization Agreement and the Plan of Merger by the stockholders of the Company) extend the time for the performance of any of the obligations or other acts of the Company, on the one hand, or Buyer, on the other hand, and may waive (a) any inaccuracies of such parties in the representations or warranties contained in this Reorganization Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto, (b) compliance with any of the covenants, undertakings or agreements of such parties, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger, or (c) the performance by such parties of any of its obligations set out herein or therein; provided, however, that no such waiver executed after approval of this Reorganization Agreement and the Plan of Merger by the stockholders of the Company shall change the consideration to be paid for each share of Company Common Stock pursuant to the Merger.

      6.05 Amendment or Supplement

      This Reorganization Agreement and the Plan of Merger may be amended or supplemented at any time by mutual agreement of the parties hereto or thereto. Any such amendment or supplement must be in writing and approved by their respective boards of directors and/or officers authorized thereby and shall be subject to the proviso in Section 6.04 hereof; provided, however, that, after the approval and adoption of this Agreement and the Plan of Merger by the stockholders of the Company, no amendment may be made to this Agreement or the Plan of Merger that would reduce the amount or change the type of the consideration into which each share of common stock of the Company shall be converted upon consummation of the Merger.

ARTICLE 7.

MISCELLANEOUS

      7.01 Fees and Expenses

      (a) Each party hereto shall bear and pay all Expenses incurred by it in connection with the transactions contemplated in this Reorganization Agreement and the Plan of Merger, whether or not consummated. “Expenses”, as used in this Reorganization Agreement, shall include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Reorganization Agreement and the Plan of Merger, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approvals, the filing of any required notices under the HSR Act or other similar regulations and all other matters related to the closing of the Merger and the other transactions contemplated by this Reorganization Agreement and the Plan of Merger.

      (b) The Company agrees that:

(i) if Buyer or the Company shall terminate this Agreement pursuant to Section 6.01(d), then the Company shall pay to Buyer promptly the amount of Buyer’s Expenses;

(ii) if (A) Buyer or the Company shall terminate this Reorganization Agreement pursuant to Section 6.01(d), (B) but prior to the time of such failure to so approve this Reorganization Agreement and the Plan of Merger, or prior to the time such meeting is so adjourned, a takeover proposal shall have been publicly announced with respect to the Company, and (C) the transaction contemplated by the takeover proposal is either (x) consummated within 12 months after the date of such termination or (y) an agreement with respect to such takeover proposal is executed within 12 months after the date of such termination and such takeover proposal is consummated within 18 months after the date of such termination, then the Company shall pay to Buyer on the date such transaction is consummated a fee of $5,600,000 (the “Fee”), which amount shall be payable in immediately available funds;

(iii) if Buyer shall terminate this Agreement pursuant to Section 6.01(g), then the Company shall pay to Buyer promptly (but in any event no later than one business day after the first of such events shall have occurred) the Fee, which amount shall be payable in immediately available funds, plus the amount of Buyer’s Expenses; and

(iv) if Company shall terminate this Agreement pursuant to Section 6.01(f), then the Company shall pay to Buyer promptly (but in any event no later than one business day after the first of such events shall have occurred) the Fee, which amount shall be payable in immediately available funds, plus the amount of Buyer’s Expenses.

      (c) The Company acknowledges that the agreements contained in this Section 7.01 are an integral part of the transactions contemplated by this Reorganization Agreement. In the event that the Company shall fail to pay the Fee or any Expenses when due, the term “Expenses” shall be deemed to include the costs and expenses actually incurred or accrued by Buyer (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.01, together with interest on such unpaid Fee and Expenses, commencing on the date that the Fee or such Expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, as such bank’s prime rate plus 1.00%. Payment of the fees and expenses described in this Section 7.01 shall not be in lieu of any damages incurred in the event of willful or intentional breach of this Reorganization Agreement.

      7.02 Entire Agreement

      This Reorganization Agreement and the Plan of Merger contain the entire agreement among the parties with respect to the transactions contemplated hereunder and thereunder and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein or therein and the Confidentiality Agreement. The terms and conditions of this Reorganization Agreement and the Plan of Merger shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors and permitted assigns. Except as specifically set forth herein, or in the Plan of Merger, nothing in this Reorganization Agreement or the Plan of Merger, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities.

      7.03 No Assignment

      No party hereto may assign any of its rights or obligations under this Reorganization Agreement to any other person, except that Buyer and Merger Sub may assign all or any of their rights and obligations hereunder to any affiliate of Buyer, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

      7.04 Notices

      All notices, requests, claims, demands or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.04):

If to Company:

Spacelabs Medical, Inc. 15220 N.E. 40th Street Redmond, WA 98073-9713 Attn: Carl A. Lombardi Tele. No.: (425) 882-3715 Fax No.: (425) 883-7091

With a required copy to:

Arnold & Porter 555 Twelfth Street, N.W. Washington, D.C. 20004 Attention: Steven Kaplan, Esq. Tele. No.: (202) 942-5998 Fax No.: (202) 942-5999

If to Buyer or Merger Sub:

Instrumentarium Corporation Kuortaneenkatu 2, Helsinki P.O. Box 100, FIN-00031 INSTRUMENTARIUM Attention: Olli Riikkala, President and CEO Tele. No.: 011-358-10-394-11 Fax No.: 011-358-10-394-3505

With a required copy to:

Instrumentarium Corporation Kuortaneenkatu 2, Helsinki P.O. Box 100, FIN-00031 INSTRUMENTARIUM Attention: Ritva Sotamaa, Legal Affairs Tele. No.: 011-358-10-394-11 Fax No.: 011-358-10-394-2060

and

John A. Marzulli, Jr. Shearman & Sterling 599 Lexington Avenue New York, NY 10022 Tele. No.: 212-848-8590 Fax No.: 212-848-7179

      7.05 Captions

      The captions contained in this Reorganization Agreement are for reference purposes only and are not part of and shall not affect the meaning or interpretation of this Reorganization Agreement.

      7.06 Counterparts

      This Reorganization Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

      7.07 Severability

      If any term or other provision of this Reorganization Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Reorganization Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Reorganization Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

      7.08 Specific Performance

      The parties hereto agree that irreparable damage would occur in the event any provision of this Reorganization Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

      7.09 Governing Law

      This Reorganization Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and entirely to be performed within such jurisdiction. All actions and proceedings arising out of or relating to this Reorganization Agreement and the Plan of Merger shall be heard and determined exclusively in any Delaware state or federal court. The parties hereto hereby (a) submit to the exclusive jurisdiction of any Delaware state or federal court for the purpose of any Action arising out of or relating to this Reorganization Agreement or the Plan of Merger brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Reorganization Agreement or the Plan of Merger may not be enforced in or by any of the above-named courts.

      7.10 Waiver of Jury Trial

      Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Reorganization Agreement, the Plan of Merger or the transactions contemplated hereby or thereby. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Reorganization Agreement and the Plan of Merger, as applicable, by, among other things, the mutual waivers and certifications in this Section 7.10.

      7.11 Disclaimer of Warranties

      EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, EACH PARTY HERETO DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTIES WHETHER EXPRESS OR IMPLIED. NO PARTY MAKES ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND ANY IMPLIED WARRANTIES WHATSOEVER. Each party acknowledges that no other party nor any of its representatives or any other person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts or summaries heretofore made available by one party or its representatives to any other party or any other information which is not included in this Agreement or the documents referred to herein, and no party nor any of its representatives or any other person will have or be subject to any liability to another party or any other person resulting from the distribution of any such information to, or use of any such information. No party makes any representations or warranties with respect to any estimates, projections, forecasts or forward-looking information provided to another party. There is no assurance that any estimated, projected or forecasted results will be achieved. It is understood that any cost estimates, forecasts, projections or other predictions contained or referred to in any materials that have been or shall hereafter be provided to a party are not and shall not be deemed to be representations or warranties by the party providing such information. Each party acknowledges that (i) there are uncertainties inherent in attempting to make such estimates, projections and other predictions; (ii) it is familiar with such uncertainties; (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other predictions so furnished to it; and (iv) it shall have no claim against any other party or any of its officers, directors, or agents with respect thereto.

      [Remainder of page left intentionally blank; signatures appear on the following page.]

      IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Reorganization Agreement to be executed in counterparts by their duly authorized officers as of the day and year first above written.

INSTRUMENTARIUM CORPORATION

By	/s/ OLLI RIIKKALA

Olli Riikkala
Chief Executive Officer

BOXER ACQUISITION CORP.

By	/s/ RICHARD ATKIN

Richard Atkin
President

SPACELABS MEDICAL, INC.

By	/s/ CARL A. LOMBARDI

Carl A. Lombardi
President and Chief Executive Officer

AGREEMENT AND PLAN OF MERGER OF

MERGER SUB
WITH AND INTO COMPANY

      AGREEMENT AND PLAN OF MERGER (“Plan of Merger”) dated as of March 22, 2002, by and between SPACELABS MEDICAL, INC. (“Company”), a Delaware corporation having its principal executive office at 15220 N.E. 40th Street, Redmond, WA 98073-9713, and BOXER ACQUISTION CORP. (“Merger Sub”), a Delaware corporation having its principal executive office at Kuortaneenkatu 2, Helsinki, P.O. Box 100, FIN-00031 INSTRUMENTARIUM, and joined in by INSTRUMENTARIUM CORPORATION (“Buyer”), a Finnish corporation, having its principal executive office at Kuortaneenkatu 2, Helsinki, P.O. Box 100, FIN-00031 INSTRUMENTARIUM.

W I T N E S S E T H

      WHEREAS, the respective Boards of Directors of the Company, Merger Sub and Buyer deem the merger of Merger Sub with and into the Company, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective corporations and their respective stockholders, and the respective Boards of Directors of the Company, Merger Sub and Buyer have adopted resolutions approving this Plan of Merger and an Agreement and Plan of Reorganization dated of even date herewith (“Reorganization Agreement”);

      WHEREAS, the parties hereto desire that the Company shall be acquired by Buyer through the merger of Merger Sub with and into the Company, with the Company as the surviving corporation, subject to the terms and conditions of this Plan of Merger and the Reorganization Agreement; and

      NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

ARTICLE 1.

MERGER; EFFECT OF MERGER

      Subject to the terms and conditions of this Plan of Merger, at the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into the Company, pursuant to the provisions of, and with the effect provided in, Sections 259 through 261 of the Delaware General Corporation Law (said transaction being hereinafter referred to as the “Merger”). As a result of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

      At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Delaware General Corporation Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

ARTICLE 2.

CERTIFICATE OF INCORPORATION AND BY-LAWS

      At the Effective Time, the Certificate of Incorporation and the By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation, until amended as provided by law, such Certificate of Incorporation and such Bylaws; provided, however, that, at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: “The name of the corporation is Spacelabs Medical, Inc.”

ARTICLE 3.

BOARD OF DIRECTORS AND OFFICERS

      The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified, as the case may be.

ARTICLE 4.

CAPITAL

      At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

ARTICLE 5.

CONVERSION AND EXCHANGE OF COMPANY

SHARES; FRACTIONAL SHARE INTERESTS

      5.1 At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, each share of the common stock of the Company, par value $0.01 per share (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (except as provided in Sections 5.2 and 5.3), shall be cancelled and shall be converted automatically into the right to receive $14.25 in cash (the “Merger Consideration”); provided, however, that if the aggregate amount payable by the Company pursuant to Section 6(i) of the 1992 Plan and Section 6(h) of the 1993 Plan exceeds $850,000 (such excess, the “Option Value Excess”), then the per share Merger Consideration payable pursuant to this Section 5.1 shall be reduced by an amount equal to (i) the Option Value Excess divided by (ii) the number of outstanding shares of Company Common Stock at the Effective Time.

      5.2 At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, all shares of Company Common Stock held in the treasury of the Company or owned beneficially by any subsidiary of the Company immediately prior to the Effective Time and all shares of Company Common Stock owned by Buyer or owned beneficially by any subsidiary of Buyer immediately prior to the Effective Time shall be canceled without any conversion thereof and no cash, stock or other property shall be delivered in exchange therefor.

      5.3 Notwithstanding any other provisions contained in this Plan of Merger and to the extent required by the Delaware General Corporation Law, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a stockholder who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Section 262 of the Delaware General Corporation Law (collectively, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration unless and until the holder shall have failed to perfect, or who shall have effectively withdrawn or lost, his right to appraisal of such shares under Section 262. If any such holder shall have failed to perfect or who shall have effectively withdrawn or lost such holder’s right to appraisal of such shares under Section 262, each of such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon.

      5.4 As of the Effective Time, Buyer shall deposit, or shall cause to be deposited, with such bank or trust company as Buyer shall elect (the “Payment Agent”), for the benefit of the holders of shares of Company

2

Common Stock, for payment in accordance with this Section 5.4, the Merger Consideration to be paid pursuant to Section 5.1 and deposited pursuant to this Section 5.4 in exchange for outstanding shares of Company Common Stock. As promptly as practicable after the Effective Time, Buyer shall cause the Payment Agent to mail to each person who was, at the Effective Time, a holder of record of a certificate previously representing shares of Company Common Stock entitled to receive the Merger Consideration (a “Certificate”) the following: (i) a letter of transmittal which shall be in a form and contain such provisions as Buyer and the Company may determine specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent; and (ii) instructions for use in effecting the surrender of the Certificates in payment for the Merger Consideration. Upon the proper surrender of a Certificate to the Payment Agent, together with a properly completed and duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in payment therefor a check representing the Merger Consideration which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions hereof, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration. In the event of a transfer of ownership of any shares of Company Common Stock not registered in the transfer records of the Company, a check for the Merger Consideration may be issued to the transferee if the Certificate representing such Company Common Stock is presented to the Payment Agent, accompanied by documents sufficient, in the discretion of Buyer, (i) to evidence and effect such transfer; and (ii) to evidence that all applicable stock transfer taxes have been paid. Any portion of the aggregate Merger Consideration or the proceeds of any investments thereof that remains unclaimed by the stockholders of the Company for six months after the Effective Time shall be delivered by the Payment Agent to Buyer. Any stockholders of the Company who have not theretofore complied with this Section 5.4 shall thereafter look only to Buyer for payment of the Merger Consideration deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Plan of Merger without any interest thereon. If outstanding certificates for shares of Company Common Stock are not surrendered or the payment for them not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Any other provision of this Plan of Merger notwithstanding, neither Buyer or its agent nor any party to the Merger shall be liable to a holder of Company Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law. At the Effective Time, the stock transfer books of Company shall be closed and no transfer of Company Common Stock shall thereafter be made or recognized. If after the Effective Time Certificates are presented to Buyer or the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Plan of Merger in accordance with the procedures set forth in this Section 5.4. Until surrendered as contemplated by this Section 5.4, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

      5.5 At the Effective Time, provided that a holder of a Company Option having an exercise price of less than $14.25 (the “In-the-Money Options”) shall have consented to the surrender and cancellation of all Company Options held by such option holder, all Company Options held by such option holder shall be cancelled and such option holder shall, subject to the receipt by the Company of such consent, be entitled to receive, in consideration for the cancellation of all Company Options held by such option holder, an amount equal to the product of (i) the number of shares of Company Common Stock subject to such In-the-Money Options and (ii) the difference between $14.25 and the aggregate exercise price of such In-the-Money Options. The Company shall use its reasonable efforts to assist Buyer in Buyer’s efforts to obtain the consents described above; provided, that the Company shall not have any obligation to, and the Company shall not, without the prior written approval of Buyer, provide any additional consideration to, or enter into any other contract or agreement with, such option holder in connection with such consent to the surrender and cancellation.

      5.6 In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer, the

3

posting by such person of a bond in such amount as Buyer may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, Buyer or its agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder of such Certificate is entitled pursuant to Section 5.1.

      5.7 Each of the Surviving Corporation, the Payment Agent and Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Plan of Merger to any holder of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, the Payment Agent or Buyer, as the case may be, such withheld amounts shall be treated for all purposes of this Plan of Merger as having been paid to the holder of the Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation, the Payment Agent or Buyer, as the case may be.

ARTICLE 6.

EFFECTIVE TIME OF THE MERGER

      A certificate of merger evidencing the transactions contemplated herein shall be delivered to the Delaware Secretary of State for filing as provided in the Reorganization Agreement. The Merger shall be effective at the time and on the date specified in such certificate of merger (such date and time being herein referred to as the “Effective Time”).

ARTICLE 7.

FURTHER ASSURANCES

      If at any time the Surviving Corporation shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Corporation title to any property or rights of Merger Sub or the Company, or otherwise carry out the provisions hereof, the proper officers and directors of Merger Sub, as of the Effective Time, and thereafter the officers of the Surviving Corporation acting on behalf of Merger Sub, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise carry out the provisions hereof.

ARTICLE 8.

CONDITIONS PRECEDENT

      The obligations of Buyer, Merger Sub and the Company to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Reorganization Agreement.

ARTICLE 9.

TERMINATION

      Anything contained in the Plan of Merger to the contrary notwithstanding, and notwithstanding adoption hereof by the stockholders of the Company, this Plan of Merger may be terminated and the Merger abandoned as provided in the Reorganization Agreement.

ARTICLE 10.

MISCELLANEOUS

      10.1 This Plan of Merger may be amended or supplemented at any time prior to the Effective Time by mutual agreement of Buyer, Merger Sub and the Company. Any such amendment or supplement must be in

4

writing and approved by their respective Boards of Directors and/or by officers authorized thereby and shall be subject to the proviso in Section 6.04 of the Reorganization Agreement; provided, however, that, after the approval and adoption of this Plan of Merger and the Reorganization Agreement by the stockholders of the Company, no amendment may be made to this Plan of Merger or the Reorganization Agreement that would reduce the amount or change the type of the consideration into which each share of Company Common Stock shall be converted upon consummation of the Merger.

      10.2 Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Reorganization Agreement.

      10.3 The headings of the several Articles herein are inserted for convenience of reference only and are not part of and shall not affect the meaning or interpretation of this Plan of Merger.

      10.4 Initially capitalized terms not otherwise defined herein shall have the meanings given such terms in the Reorganization Agreement, and the rules of interpretation applicable thereto shall apply hereto.

      10.5 This Plan of Merger shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and entirely to be performed within such jurisdiction.

[Remainder of page left intentionally blank; signatures appear on the following page.]

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      IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers as of the day and year first above written.

INSTRUMENTARIUM CORPORATION

By	/s/ OLLI RIIKKALA

Olli Riikkala
Chief Executive Officer

BOXER ACQUISITION CORP.

By	/s/ RICHARD ATKIN

Richard Atkin
President

SPACELABS MEDICAL, INC.

By	/s/ CARL LOMBARDI

Carl Lombardi
President and Chief Executive Officer

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Appendix B

March 21, 2002

Board of Directors

Spacelabs Medical, Inc.
15220 N.E. 40th Street
Redmond, WA 98073-9713

Gentlemen:

      Spacelabs Medical, Inc. ( the “Company”) and Instrumentarium Corporation (the “Acquiring Company”) propose to enter into an Agreement and Plan of Reorganization and a related Agreement and Plan of Merger (together, the “Agreement”) pursuant to which the Acquiring Company will acquire 100% of the outstanding common stock of the Company in a cash transaction (the “Transaction”) valued at $14.25 per share (the “Purchase Price”). The Agreement provides that the Company will be acquired by the Acquiring Company through the merger of a wholly-owned subsidiary of the Acquiring Company (the “Merger Sub”) with and into the Company, with the Company as the surviving corporation.

      You have asked us whether or not, in our opinion, the Purchase Price is fair to the holders of common stock of the Company from a financial point of view.

      In arriving at the opinion set forth below, we have, among other things:

(1)	Reviewed the Company’s Annual Reports on Form 10-K and related publicly-available financial information for the three fiscal years ended December 31, 2001;

(2)	Reviewed certain financial and operating information relating to the business, earnings, cash flow, assets and prospects of the Company, furnished to us by the Company;

(3)	Reviewed certain financial projections prepared by the management of the Company;

(4)	Conducted discussions with members of senior management of the Company concerning its operations, financial condition and prospects;

(5)	Reviewed the historical market prices and trading activity for the shares of the Company and compared them with those of certain publicly-traded companies which we deemed to be reasonably similar to the Company;

(6)	Compared the financial performance of the Company with that of certain companies which we deemed to be reasonably similar to the Company;

(7)	Compared the proposed financial terms of the Transaction with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

(8)	Reviewed a draft of the agreement dated March 21, 2002, including Annex A and the disclosure schedules;

(9)	Performed discounted cash flow analyses; and

(10)	Reviewed such other financial studies and performed such other analyses and investigations and took into account such other matters as we deemed appropriate.

      In preparing our opinion, we have relied on the accuracy and completeness of all information reviewed by us, and we have not independently verified such information or undertaken an independent valuation or appraisal of the assets of the Company, nor have we been furnished with any such valuation or appraisal. With

B-1

respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of senior management of the Company of the future competitive, operating and regulatory environments and related financial performance of the Company. We express no opinion with respect to such projections or the assumptions on which they are based. Furthermore, we have not reviewed the books and records of the Company or conducted a physical inspection of the properties or facilities of the Company or the Acquiring Company. We have assumed that the executed version of the Agreement will not differ in any material respect from the last draft we have reviewed, and that the Transaction will be consummated on the terms set forth therein, without waiver or modification of any material terms. Our opinion is necessarily based on economic, market and other conditions and circumstances as they exist and can be evaluated on, and the information made available to us as of, the date hereof.

      We note that, under the terms of Section 5.1 of the Agreement and Plan of Merger, the Purchase Price may be reduced to fund the buy-out of employee options (the “Buy-Out Provision”).

      This opinion does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote on the Transaction. This opinion does not address the relative merits of the Transaction and any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Transaction or the decision of the Board of Directors of the Company to proceed with the Transaction.

      Our opinion addresses only the fairness from a financial point of view to the holders of common stock of the Company of the consideration to be received by such stockholders, and we do not express any views on any other terms of the transaction.

      It is understood that this letter is for the information of the Board of Directors and, except for inclusion of this letter in its entirety in a proxy statement of the Company relating to the Transaction, may not be used or quoted for any other purpose without our prior written consent.

      In rendering this opinion, we have not been engaged to act as an agent or fiduciary of, and the Board of Directors has expressly waived any duties or liabilities we may otherwise be deemed to have had to, the Company’s holders of common stock or any other third party. We have acted as financial advisor to the Board of Directors in connection with the transaction described in this letter and we will receive a fee for our services.

      On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the Purchase Price to be received by the holders of common stock of the Company pursuant to the Agreement, as the same may be adjusted under the Buy-Out Provision, is fair to such shareholders from a financial point of view. Based upon our expectations of trading prices of the common stock of the Company subsequent to the date hereof and prior to the Effective Time (as defined in the Agreement and Plan of Merger), we have assumed for purposes of this opinion that a reduction in the Purchase Price triggered by the Buy-Out Provision, should one occur, would not be material.

Very truly yours,

GERARD KLAUER MATTISON & CO., INC.

By:	/s/ ROBERT J. FRAIMAN, JR.

Robert J. Fraiman, Jr.
Senior Managing Director

B-2

Appendix C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§262.     Appraisal rights.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The Court shall approve the forms of the notices by mail and by publication, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest, which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

[X]	Please mark your votes as in this example

The Proxy when properly executed will be voted in the manner directed herein. If you sign and return this Proxy without discretion, this Proxy will be voted FOR the approval and adoption of the Agreement and Plan of Merger, dated as of March 22, 2002, by and among Spacelabs Medical, Inc., Instrumentarium Corporation and its indirect wholly owned subsidiary, Boxer Acquisition Corp.

The Board of Directors recommends a vote FOR proposal 1.

1.	Approval and Adoption of the Agreement and Plan of Merger, dated as of March 22, 2002, by and among Spacelabs Medical, Inc., Instrumentarium Corporation and its wholly owned other subsidiary, Boxer Acquisition Corp.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]	2.	In their discretion, upon such other matters, as may properly come before the meeting.
					1.	CHANGE OF ADDRESS	[ ]
					2.	COMMENTS ON REVERSE SIDE	[ ]

Signature:___________________________________ Date:___________

Please sign names exactly as printed hereon. Joint owners should each sign. If signed as attorney, administrator, executor, guardian or trustee, give full title as such.

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PROXY VOTING INSTRUCTION CARD

Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all common shares of Spacelabs Medical, Inc. that you are entitled to vote.

Please consider the issues discussed in the proxy statement and cast your vote by:

•	Accessing the World Wide Web site http://www.eproxyvote.com/slmd to vote via the Internet.

•	Using a touch-tone telephone to vote by phone toll free from the U.S. or Canada. Simply dial
1-877-779-8683 and follow the instructions. When you are finished voting, your vote will be confirmed and the call will end.

•	Completing, dating, signing and mailing the proxy card in the postage-paid envelope included with the proxy statement or sending it to Spacelabs Medical, Inc., c/o EquiServe Trust Company, N.A., P.O. Box 8038, Edison, New Jersey 08818-9335.

You can vote by phone or via the Internet anytime prior to July 3, 2002. You will need the control number printed at the top of this instruction card to vote by phone or via the Internet. If you do so, you do not need to mail in your proxy card.

SPACELABS MEDICAL, INC.
This Proxy Solicited on Behalf of the Board of Directors
for the Special Meeting on July 3, 2002

The undersigned hereby appoints James A. Richman and Clay F. West, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Special Meeting of Stockholders of SPACELABS MEDICAL, INC., to be held on July 3, 2002 at 1:00 p.m., Pacific time, at 1201 3rd Avenue, Suite 4800, Seattle, Washington, 98101-3099 and at any adjournments thereof, on all matters coming before such meeting.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy(ies) cannot vote your shares unless you sign and return this card	(Change of Address/Comments) _____________________________ _____________________________ _____________________________ _____________________________

SEE
REVERSE
SIDE

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Spacelabs Medical, Inc.
Special Meeting of Stockholders

DATE:	JULY 3, 2002

TIME:	1:00 p.m. (PACIFIC TIME)

PLACE:	1201 3rd AVENUE SUITE 4800 SEATTLE, WASHINGTON 98101-3099